SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒         ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2003

OR

☐         TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                        to

Commission file number 1-2360

A.           Full title of the plan and address of the plan, if different from that of the issuer named below:

IBM Savings Plan

Director of Compensation and Benefits

Capital Accumulation Programs

IBM Corporation

North Castle Drive

Armonk, New York 10504

B.             Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road

Armonk, New York 10504

REQUIRED INFORMATION

Report of Independent Registered Public Accounting Firm

Financial Statements and Schedule

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2003 and 2002

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2003

Notes to Financial Statements

Supplemental Schedule*:

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Exhibits

Exhibit 23 - Consent of Independent Registered Public Accounting Firm

*  Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 are omitted because they are not applicable.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

IBM Savings Plan

Date: June 25, 2004	By:	/s/ Robert F. Woods
Robert F. Woods
Vice President and Controller

Report of Independent Registered Public Accounting Firm

To the Members of the International Business Machines Corporation (IBM) Retirement Plans Committee and the Participants of the IBM Savings Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of IBM Savings Plan (the “Plan”) at December 31, 2003 and 2002, and the changes in net assets available for benefits for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, NY
June 25, 2004

IBM SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31,

(Dollars in thousands)	2003	2002
Assets:
Investments, at fair value (Note 7)	$23,883,295	$18,928,551
Participant Loans at contract value	281,679	287,370
Total investments	24,164,974	19,215,921

Receivables:
Participant contributions	29,577	25,062
Employer contribution	9,966	8,310
Income and sales proceeds receivable	5,060	3,547
Total receivables	44,603	36,919
Total assets	24,209,577	19,252,840

Liabilities:
Payable for cash collateral	1,628,363	972,089
Expenses payable	741	476
Total liabilities	1,629,104	972,565

Net assets available for benefits	$22,580,473	$18,280,275

The accompanying notes are an integral part of these financial statements.

IBM SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31,

(Dollars in thousands)	2003
Additions to net assets attributed to:

Investment income:
Net appreciation in fair value of investments (Note 7)	$3,336,175
Interest and dividend income from investments	344,952
3,681,127

Contributions
Participant	1,171,182
Employer	325,375
1,496,557

Transfers from other benefits plans	82,916

Total additions	5,260,600

Deductions from net assets attributed to:

Distributions to participants	934,329
Administrative expenses	26,073
Total deductions	960,402

Net increase in net assets during the year	4,300,198

Net assets available for benefits:
Beginning of year	18,280,275

End of year	$22,580,473

The accompanying notes are an integral part of these financial statements.

IBM SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

Effective October 1, 2002, the IBM TDSP 401(k) Plan was renamed the IBM Savings Plan (the “Plan”), and the following description of the Plan provides only general information.  Participants should refer to the Plan prospectus for a complete description of the Plan’s provisions.

General

The Plan was established by resolution of IBM’s Retirement Plans Committee (the “Committee”) effective July 1, 1983 and is held in trust for the benefit of its participants.  The Plan offers all eligible active, regular full-time and part-time U.S. employees of IBM and certain of its domestic related companies and partnerships an opportunity to defer from one to eighty percent of their eligible compensation for contribution to any of twenty-one investment funds (23 funds starting July 1, 2004).  Effective January 1, 2004, long term supplemental employees are eligible to make unmatched 401(k) contributions.  In addition, starting July 1, 2004, participants will be able to contribute up to 10% of their eligible compensation on an after-tax basis.  The annual contribution is subject to the legal limit allowed by Internal Revenue Service (“IRS”) regulations.  The investment objectives of these funds are described in Note 3, Description of Investment Funds.

At December 31, 2003 and 2002, the number of participants in the Plan was 226,301 and 227,246 respectively.

The Plan qualifies under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Administration

The Plan is administered by the Committee which appointed officials of IBM to assist in administering the Plan.  The Committee appointed State Street Bank and Trust Corporation as of November 1, 1999 as Trustee to safeguard the assets of the funds and State Street Global Advisors (the institutional investment management affiliate of State Street Bank and Trust Corporation), The Vanguard Group and other investment managers to direct investments in the various funds.  Effective October 1, 2002, Hewitt Associates (“Hewitt”) became the provider of recordkeeping, participant services and communications services, and operator of the IBM Savings Plan Service Center in Lincolnshire, Illinois.

Contributions

IBM contributes to the Plan an amount equal to fifty percent of the first six percent of annual eligible compensation the employee defers (maximum is three percent).  Eligible compensation includes regular salary, commissions, overtime, shift premium and similar additional compensation payments for nonscheduled workdays, recurring payments under any form of variable compensation plan, regular Sickness and Accident Income Plan payments, holiday pay, and vacation pay.

Participants may choose to have their contributions invested entirely in one of, or in any combination of, the following funds in multiples of one percent.  These funds and their investment objectives are more fully described in Note 3, Description of Investment Funds.

Life Strategy Funds (4)

Income Plus Life Strategy Fund

Conservative Life Strategy Fund

Moderate Life Strategy Fund

Aggressive Life Strategy Fund

Core Funds (6)

Stable Value Fund

Inflation-Protected Bond Fund

Total Bond Market Fund

Total International Stock Market Index Fund

Total Stock Market Index Fund

Real Estate Investment Trust Index Fund (as of July 1, 2004)

Extended Choice Funds (13)

Money Market Fund

Long-Term Corporate Bond Fund

Equity Income Fund

Vanguard European Stock Index Fund

Large Company Index Fund

Large-Cap Value Index Fund

Small-Cap Value Index Fund

Large-Cap Growth Index Fund

Vanguard Pacific Stock Index Fund

Small/Mid-Cap Stock Index Fund

Small-Cap Growth Index Fund

IBM Stock Fund

High Yield and Emerging Market Bond Fund (as of July 1, 2004)

Participants may change their deferral percentage and investment selection for future contributions at any time.  The changes will take effect for the next eligible pay cycle so long as the request is completed before the respective cutoff dates.  Also, the participant may transfer part or all of existing account balances among funds in the Plan once daily, but will incur a service fee for each transfer in excess of eight in a calendar year.  However, participant balances in the Stable Value Fund may not be transferred directly into the Money Market Fund, and if such balances are transferred into another fund, they may not subsequently be transferred to the Money Market Fund for 90 days.

Participant Accounts

The Plan recordkeeper (Hewitt) maintains an account in the name of each participant to which each participant’s contributions and share of the net earnings, losses and expenses, if any, of the various investment funds are recorded.  The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

Participants may transfer rollover contributions of pre-tax dollars from other qualified savings plans or conduit Individual Retirement Accounts (IRAs that exclusively hold a pre-tax distribution from a qualified plan) into their Plan accounts.  Rollovers must be made in cash within the time limits specified by the IRS; stock or in-kind rollovers cannot be accepted.  These rollovers are limited to active employees on the payroll of IBM (or affiliated companies) who have existing accounts in the Plan.  Retirees are not eligible for such rollovers, except that a retiree or separated employee who has an existing account in the Plan may rollover a lump-sum distribution from an IBM-sponsored qualified retirement plan, including the IBM Personal Pension Plan.  Effective July 1, 2004, after-tax funds may also be rolled over in the Plan.  Participant contributions for 2003 include rollover activity totaling approximately $171 million.

The interest of each participant in each of the funds is represented by units credited to the participant’s account.

On each valuation date, the unit value of each fund is determined by dividing the current market value of the assets in that fund on that date by the number of units in the fund.  In determining the unit value, new contributions that are to be allocated as of the valuation date are excluded from the calculation.  The number of additional units to be credited to a participant’s account for each fund, due to new contributions, is equal to the amount of the participant’s new contributions to the fund divided by the unit value for the applicable fund as determined on the valuation date.

Contributions made to the Plan as well as interest, dividends or other earnings of the Plan are generally not included in the taxable income of the participant until withdrawal, at which time all earnings and contributions withdrawn generally are taxed as ordinary income to the participant.  Additionally, withdrawals by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.

Consistent with provisions established by the IRS, the Plan’s 2003 limit on employee salary deferrals was $12,000 (the limit increases to $13,000 for 2004).  Those who were age 50 or older during 2003 could take advantage of higher pre-tax contribution limit of $14,000 (the limit increases to $16,000 for 2004).  The amount of the maximum contribution will be going up each year through 2006, when the contribution will reach $15,000 for employees under age 50 and $20,000 for those age 50 or over.  The 2003 maximum annual deferral amount for employees residing in Puerto Rico was limited by local government regulations to the lesser of $8,000 or ten percent of eligible compensation.

Vesting

Participants in the Plan are at all times fully vested in their account balance, including deferral contributions, matching contributions and earnings thereon.

Distributions

Participants who have attained age 59 1/2 may request a distribution of all or part of the value in the account.  Up to four distributions are allowed each year and the minimum amount of any such distribution shall be the lesser of the participant’s account balance or $500.

In addition, participants who (1) retire under the prior IBM Retirement Plan provisions of the IBM Personal Pension Plan, or (2) become eligible for benefits under the IBM Long-Term Disability Plan or the IBM Medical Disability Income Plan, or (3) separate and have attained age 55, may also elect to receive the balance of their account either in annual installments over a period not to exceed ten years or over the participant’s life expectancy, recalculated annually, or defer distribution until age 70 1/2.

Withdrawals for financial hardship are permitted provided they are for a severe and immediate financial need, and the distribution is necessary to satisfy that need.  Employees are required to fully use the Plan loan program, described below, before requesting a hardship withdrawal.  Only an employee’s deferral contributions are eligible for hardship withdrawal; earnings and IBM matching contributions are not eligible for withdrawal.  Employees must submit evidence of hardship to Hewitt, who will determine whether the situation qualifies for a hardship withdrawal based on direction from IBM.  A hardship withdrawal is taxed as regular income to the employee and may be subject to the 10 percent additional tax on early distributions.

Upon the death of a participant, the value of the participant’s account will be distributed to the participant’s beneficiary in a lump-sum payment.  If the participant is married, the beneficiary must be the participant’s spouse, unless the participant’s spouse has previously given written, notarized consent to designate another person as beneficiary.  If the participant marries or remarries, any prior beneficiary designation is canceled and the spouse automatically becomes the beneficiary. If the participant is single, the beneficiary may be anyone previously designated by the participant under the Plan.  In the absence of an effective designation under the Plan at the time of death, the proceeds normally will be paid in the following order:  the participant’s spouse, the participant’s children in equal shares, or to surviving parents equally.  If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant’s estate.

Participant Loans

Participants may borrow up to one-half of the value of the account balance, not to exceed $50,000 within a twelve month period.  Loans will be granted in $50 increments subject to a minimum loan amount of $500.  Participants are limited to two simultaneous outstanding Plan loans.  Repayment of a loan shall be made through semi-monthly payroll deductions over a term of one to four years.  The loan shall bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administrator to be 1.25 percent above the prime rate.  The interest shall be credited to the participant’s account as the semi-monthly repayments of principal and interest are made.  Interest rates on outstanding loans at December 31, 2003 ranged from 5.25 percent to 10.75 percent.

Participants may prepay the entire remaining loan principal after payments have been made for three full months.  Employees on an approved leave of absence may elect to make scheduled loan payments directly to the Plan.  Participants may continue to contribute to the Plan while having an outstanding loan, provided that the loan is not in default.

Participants who retire or separate from IBM and have outstanding Plan loans may choose automated loan repayments or coupon payment options to continue monthly loan repayments according to their original amortization schedule.  As of April 2004, the coupon payment method is the only option for retired or separated participants to repay loans.

Termination of Service

The value of the participant’s account that is $5,000 or less will be distributed to the participant in a lump-sum payment as soon as practical following the termination of the participant’s employment with IBM.  If the account balance is greater than $5,000 at the time of separation, the participant may elect to defer distribution of the account until age 70 1/2.

Termination of the Plan

IBM reserves the right to terminate this Plan at any time by action of the Committee.  In that event, each participant or beneficiary receiving or entitled to receive payments under the Plan would receive the balance of the account at such time and in such manner as the Committee shall determine at its discretion.

In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts would be nonforfeitable.

Risks and Uncertainties

The Plan provides for various investment options that include in any combination of equities, fixed income securities, synthetic guaranteed investment contracts (GICs), and derivative contracts.  Investment securities are exposed to various risks, such as interest rates, credit and overall market volatility.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared under the accrual basis of accounting.

Valuation of Investments

The fair value of the net assets of the Plan is based on the estimated fair values of the underlying assets and liabilities.  Investments in registered investment companies and pooled funds are valued at the net asset values per share as quoted by such companies or funds as of the valuation date.  IBM common stock is valued daily at the New York Stock Exchange closing price.  Interest accrued on investments is recorded separately as interest receivable until paid and reinvested.  Participant loans are valued at cost which approximates fair value.

Investments in fully benefit-responsive synthetic guaranteed investment contracts (GICs) are stated at contract value, which is equal to cost plus reinvested interest less participant withdrawals and administrative expenses.  The market value of the underlying assets in the synthetic GIC Global Wrapper contract is approximately $5,409 million compared with the contract value of $5,109 million.  The crediting interest rate and average yield at December 31, 2003 for the contracts was 5.02 percent.

Payment of Benefits

Benefit payments to participants are recorded upon distribution.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Security Transactions and Related Investment Income

Security transactions are recorded on a trade-date basis.  Dividend income is recorded on the ex-dividend date, and interest income is recorded on the accrual basis.

Administrative Expenses and Investment Management Fees

All administrative costs of the Plan are deducted from participants’ account balances.  These costs include (a) brokerage fees and commissions, which are included in the cost of investments and in determining net proceeds on sales of investments, (b) investment management fee, which are paid from the assets of the respective funds; those fees comprise fixed annual charges and charges based on a percentage of net asset value and are included as part of administrative expenses, and (c) operational expenses required for administration of the Plan including trustee, recordkeeping, participant reports and communications, and service center expenses, which are charged against the fund’s assets on a pro rata basis throughout the year and are included as part of administrative expenses.

Reclassification

Certain 2002 amounts in the Statement of Net Assets Available for Benefits have been reclassified to conform with the 2003 presentation.

NOTE 3 - DESCRIPTION OF INVESTMENT FUNDS

The objectives of the twenty-three investment funds to which employees may contribute monies are described below:

Life Strategy Funds - four blended funds that build a portfolio of diversified investments — U.S. stocks, international stocks, real estate equity stocks and fixed-income investments — from the existing core funds noted below.  The funds are managed by a combination of the IBM Retirement Fund and the managers of the underlying funds.

•                  Income Plus Life Strategy Fund - target allocation 30% stocks, 70% bonds; seeks returns that modestly outpace inflation on a fairly consistent basis.

•                  Conservative Life Strategy Fund - target allocation 50% stocks, 50% bonds; seeks returns that moderately outpace inflation over the long term.

•                  Moderate Life Strategy Fund - target allocation 65% stocks, 35% bonds; seeks relatively high returns at a moderate risk level.

•                  Aggressive Life Strategy Fund - target allocation 85% stocks, 15% bonds; seeks high returns over the long term.  Returns may be relatively volatile from year to year.

Core Funds - six funds that provide an opportunity to custom-build a portfolio from a selection of broadly diversified U.S. and international stock funds and from funds tracking the fixed-income markets.

•                  Stable Value Fund - seeks to preserve principal and provide income at a stable rate of interest that is competitive with intermediate-term rates of return.  The fund is managed by multiple money managers.

•                  Inflation-Protected Bond Fund - seeks over the long term to provide a rate of return over and above the rate of inflation, thereby preserving the long-term spending power of the money invested.  The fund is managed by State Street Global Advisors.

•                  Total Bond Market Fund - seeks to modestly exceed the return of its benchmark index (Lehman Brothers Aggregate Bond Index), which consists of more than 5,000 U.S. Treasury and federal agency, mortgage-backed, and corporate securities.  The fund is managed by State Street Global Advisors.

•                  Total International Stock Market Index Fund - seeks long-term capital growth with a market rate of return for a diversified group of non-U.S. equities in such major markets as Europe and Asia plus the emerging markets of the world.  It attempts to match the performance of the Morgan Stanley Capital International All Country World Ex-U.S. Free Index.  The fund is managed by State Street Global Advisors.

•                  Total Stock Market Index Fund - seeks long-term growth of capital and income.  It attempts to match the performance of the Wilshire 5000 Total Market Index.  The fund is managed by The Vanguard Group.

•                  Real Estate Investment Trust (REIT) Index Fund (as of July 1, 2004) - seeks a total rate of return approximating the returns of the Morgan Stanley REIT index.  Investment consists of U.S. publicly traded real estate equity securities.  The fund is managed by Barclays Global Investors.

Extended Choice Funds - thirteen funds that provide an opportunity to fine tune an investment portfolio with funds that are less broadly diversified, focusing instead on discrete sectors of the stock and bond markets.

•                  Money Market Fund - seeks liquidity and preservation of capital while providing a variable rate of income based on current short-term market interest rates.  The fund is managed by State Street Global Advisors.

•                  Long-Term Corporate Bond Fund - seeks a high and sustainable level of interest income by investing in a widely diversified group of long-term bonds issued by corporations with strong credit ratings.  The fund is managed by State Street Global Advisors.

•                  Equity Income Fund - seeks both long-term capital appreciation and dividend income by investing in large- and mid-cap U.S. stocks.  The fund is managed by State Street Global Advisors.

•                  Vanguard European Stock Index Fund - seeks long-term growth of capital that corresponds to an index of European stocks.  It attempts to match the investment results of the Morgan Stanley Capital International Europe Index.  The fund is managed by The Vanguard Group.

•                  Large Company Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks that make up the Standard & Poor’s 500 Index.  The fund is managed by The Vanguard Group.

•                  Large-Cap Value Index Fund - seeks long-term growth of capital and income from dividends.  The fund holds all the stocks in the Russell 1000 Value Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•                  Small-Cap Value Index Fund - seeks long-term growth of capital by attempting to replicate the performance of the Russell 2000 Value Index.  The fund is managed by The Vanguard Group.

•                  Large-Cap Growth Index Fund - seeks long-term growth of capital by holding all the stocks in the Russell 1000 Growth Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•                  Vanguard Pacific Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the Morgan Stanley Capital International Pacific Free Index.  The fund is managed by The Vanguard Group.

•                  Small/Mid-Cap Stock Index Fund - seeks long-term growth of capital with a market rate of return from a diversified group of medium- and small-company stocks.  The fund holds stocks in the Russell 3000 index that are not part of the Standard and Poor’s 500 index and attempts to match the performance of the Russell SmallCap Completeness Index.  The fund is managed by State Street Global Advisors.

•                  Small-Cap Growth Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Growth Index.  The fund is managed by The Vanguard Group.

•                  IBM Stock Fund - invests in IBM common stock and holds a small interest-bearing cash balance of approximately 0.25% for liquidity purposes.  The fund is managed by State Street Global Advisors.

•                  High Yield and Emerging Market Bond Fund (as of July 1, 2004) - seeks to provide attractive returns, with somewhat less volatility than stocks.  The fund invests in U.S. corporate and emerging market dollar funds and is managed by Pacific Management Company, LLC (PIMCO).

Within the investment funds, stock loan transactions are permitted with the objective to add investment return to the portfolio.  Certain funds may lend securities held in that fund to unaffiliated broker-dealers registered under the Securities Exchange Act of 1934, or banks organized in the United States of America.  At all times, the borrower must maintain cash or equivalent collateral equal in value to at least 102 percent of the value of the domestic securities loaned and 105 percent of the value of international securities loaned.  The cash collateral is reinvested to generate income that is credited to the portfolio return.  The primary risk in lending securities is a borrower may default during a sharp rise in the price of the security that was borrowed, resulting in a deficiency in the collateral posted by the borrower.  The funds seek to minimize this risk by requiring that the value of the securities that are loaned is to be computed each day and that additional collateral is furnished each day, if necessary.  The addition of the securities lending provision does not change the investment objectives for the funds.  The value of  loaned securities in the State Street Bank agency program amounted to $1,584 million and $941 million at December 31, 2003 and 2002, respectively.  Securities lending is also permitted in the Vanguard and SSGA commingled funds.

NOTE 4 - PLAN TRANSFERS

The transfers below represent participant investment account balances attributable to employees transferred to IBM in 2003 primarily as a result of IBM acquisitions:

Significant transfers were:

•                  Rational Software Corporation - net transfer totaling $77,040,000.

•                  Object Technology International - net transfer totaling $2,295,000.

•                  Access360 - net transfer totaling $1,759,000.

In 2003, there were also transfers into the Plan totaling $768,000 related to participant account balances from other companies.  Total plan transfers were $82,916,000, which includes participant loan balances.

NOTE 5 - TAX STATUS

The Trust established under the Plan is qualified under Section 401(a) of the Internal Revenue Code and the Trustees intend to continue it as a qualified trust.  The Plan received a favorable determination letter from the IRS on June 14, 1993.  The Plan has been amended since receiving the determination letter.  The Plan administrator continues to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code.  Accordingly, a provision for federal income taxes has not been made.

NOTE 6 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of:

	December 31,
(Dollars in thousands)	2003	2002

Net assets available for benefits per the financial statements	$22,580,473	$18,280,275

Benefit obligations currently payable	4,730	3,893

Net assets available for benefits per the Form 5500	$22,575,743	$18,276,382

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

(Dollars in thousands)	Year Ended December 31, 2003

Benefits paid to participants per the financial statements	$934,329
Less:
Amounts payable at December 31, 2002	3,893
Plus:
Amounts payable at December 31, 2003	4,730

Benefits paid to participants per the Form 5500	$935,166

NOTE 7 - INVESTMENT VALUATIONS

The following schedules summarize the value of investments, and the related net appreciation in fair value of investments by type of investment:

	Value Determined By
(Dollars in thousands)	Quoted Market Prices	Contract Value	Total
At December 31, 2003

Investments at Fair Value

Interest in equity-oriented funds	$11,649,120	—	$11,649,120
Interest in short-term investment-oriented funds	2,753,798	—	2,753,798
Interest in fixed income-oriented funds	1,641,006	—	1,641,006
IBM common stock	2,730,762	—	2,730,762
Total	$18,774,686	—	$18,774,686

Investments at Contract Value

Investment contracts	—	$5,108,609	$5,108,609
Total	$18,774,686	$5,108,609	$23,883,295

At December 31, 2002

Investments at Fair Value

Interest in equity-oriented funds	$7,708,809	—	$7,708,809
Interest in short-term investment-oriented funds	2,195,575	—	2,195,575
Interest in fixed income-oriented funds	1,555,683	—	1,555,683
IBM common stock	2,539,347	—	2,539,347
Total	$13,999,414	—	$13,999,414

Investments at Contract Value

Investment contracts	—	$4,929,137	4,929,137
Total	$13,999,414	$4,929,137	$18,928,551

Net Appreciation in Fair Value of Investments (including gains and losses on investments bought and sold, as well as held during the year):

(Dollars in thousands)	2003

Investments at fair value as determined by quoted market price:

Mutual Funds	$35,684
Commingled Funds	1,775,041
IBM Common Stock	479,126
Equities	1,000,193
Fixed Income	45,847
Cash and Cash Equivalents	284
Total	$3,336,175

Investments

The investments that represent 5% or more of the Plan’s net assets available for benefits at December 31, 2003 and 2002 are as follows:

(Dollars in thousands)	2003	2002

Large Company Index Fund	4,696,399	3,670,955
IBM Stock	2,730,762	2,539,347
Total Stock Market Index Fund	1,574,802	811,079

NOTE 8 - RELATED-PARTY TRANSACTIONS

At December 31, 2003, a significant portion of the Plan’s assets were invested in State Street Global Advisors funds.  State Street Global Advisors’ parent company, State Street Bank and Trust Corporation also acts as the trustee for the Plan and, therefore, these investments qualify as party-in-interest transactions.

At December 31, 2003, the Plan held 29,464,414 shares of IBM common stock valued at $2,730,761,890.  At December 31, 2002, the Plan held 32,765,774 shares of IBM common stock valued at $2,539,347,485.

NOTE 9 - SUBSEQUENT EVENTS

Effective July 1, 2004, two new funds are available as investment options - a Real Estate Investment Trust Index Fund and a High Yield and Emerging Market Bond Fund (refer to note 3 for fund descriptions), as well as an after-tax savings feature as a convenient way to save and to defer taxes on investment earnings.

Schedule H, Line 4i

IBM SAVINGS PLAN

SCHEDULE OF ASSETS HELD AT END OF YEAR

AT DECEMBER 31, 2003

(Dollars in thousands) Description	Shares	Current Value

IBM Stock Fund
Common Stock	29,464,414	$2,730,762
Cash and Cash Equivalents		2,567

Short-Term Investments (commercial paper, time deposits, etc)		1,628,363

Mutual Funds
Vanguard European Stock Index		109,339
Vanguard Pacific Stock Index		102,332

Commingled Trust Funds
Large Company Index		4,696,399
Total Stock Market Index		1,574,802
Money Market		959,213
Inflation-Protected Bond		784,913
Total Bond Market		697,831
Small-Cap Value Index		486,343
Large-Cap Value Index		241,834
Small-Cap Growth Index		222,451
Large-Cap Growth Index		224,226
Real Estate Investment Trust		182,813
Long-Term Corporate Bond		158,262

Separately-Managed Funds — IBM
Small/Mid-Cap Stock Index (refer to Exhibit A — list of investments)		2,629,441
Total International Stock Market Index (refer to Exhibit B — list of investments)		1,141,498
Equity Income (refer to Exhibit C — list of investments)		81,315

Short-Term Investment Fund — State Street
Cash and Cash Equivalents		119,982

(DOLLARS IN THOUSANDS)	Rate of Interest	Contract Value
Stable Value Fund — Investment Contracts
Synthetic GIC Global Wrapper Wrapper value is approximately $300 million (refer to Exhibit D — list of investments)	5.02%	5,108,609

Loans to Participants (Interest rates range: 5.25% - 10.75%, Terms: one to four years)		281,679

EXHIBIT A — Small/Mid-Cap Stock Index

Security Name	Market Value
AAON INC	$206,717
AAR CORP	548,665
ABC BANCORP	138,939
A C MOORE ARTS + CRAFTS INC	227,268
ABM INDS INC	748,630
AGCO CORP	1,689,746
AGL RES INC	2,176,680
AK STL HLDG CORP	508,608
AMB PPTY CORP	2,955,912
AMC ENTMT INC	576,459
AMLI RESIDENTIAL PPTYS TR	557,252
AMN HEALTHCARE SVCS INC	397,940
AMR CORP DEL	2,395,750
APAC TELESERVICES INC	82,420
A S V INC	369,864
ATMI INC	765,934
AVI BIOPHARMA INC	48,026
AVX CORP NEW	1,030,440
AAIPHARMA INC	535,056
AARON RENTS INC	522,374
ABERCROMBIE AND FITCH CO	2,718,841
ABGENIX INC	1,315,465
ABLE LABORATORIES INC	341,523
ACADIA RLTY TR	247,500
ACCREDITED HOME LENDERS HLDG	327,420
ACCREDO HEALTH INC	1,772,436
ACETO CORP	252,846
ACLARA BIOSCIENCES INC	134,663
ACME COMMUNICATIONS INC	140,640
ACTIVISION INC NEW	2,005,640
ACTION PERFORMANCE COS INC	372,400
ACTEL CORP	595,270
ACTIVCARD CORP	306,532
ACTUANT CORP	959,300
ACUITY BRANDS INC	1,266,780
ACXIOM CORP	1,442,889
ADAPTEC INC	1,113,463
ADMINISTAFF INC	484,902
ADOLOR CORP	945,785
ADTRAN INC	1,506,600
ADVANCE AUTO PARTS	2,303,620
ADVANCED DIGITAL INFORMATION	1,064,000
ADVANCED MARKETING SVCS INC	177,270
ADVANCED FIBRE COMMUNICATIONS	2,037,165
ADVANCED NEUROMODULATION SYS	1,006,962
ADVO INC	1,138,596
ADVISORY BRD CO	432,884

ADVANCED MED OPTICS INC	705,612
AEROFLEX INC	762,188
AEROPOSTALE	630,660
ADVANCEPCS	4,586,686
ADVANTA CORP	307,824
ADVANCED ENERGY INDS INC	536,630
ADVENT SOFTWARE INC	637,903
AETHER SYSTEMS INC	252,225
AFFILIATED COMPUTER SVCS INC	7,312,889
AFFILIATED MANAGERS GROUP INC	1,746,709
AFFYMETRIX INC	1,685,785
AFTERMARKET TECHNOLOGY CORP	282,632
AGERE SYS INC	5,733,010
AGILE SOFTWARE CORP DEL	470,250
AGILYSYS INC	425,707
AIRGAS INC	1,550,856
AIRTRAN HOLDINGS INC	1,101,940
AKAMAI TECHNOLOGIES INC	1,392,641
AKSYS LTD	302,869
ALABAMA NATL BANCORPORATION DE	655,824
ALAMO GROUP INC	67,144
ALARIS MEDICAL SYSTEMS INC	316,368
ALASKA AIR GROUP INC	769,578
ALBANY INTL CORP	1,117,344
ALBANY MOLECULAR RESH INC	515,186
ALBEMARLE CORP	1,126,872
ALDERWOODS GROUP INC	373,032
ALEXANDER + BALDWIN INC	1,671,024
ALEXANDERS INC	249,320
ALEXANDRIA REAL ESTATE EQUIT	1,360,650
ALEXION PHARMACEUTICALS INC	335,294
ALFA CORP	546,550
ALICO INC	114,708
ALIGN TECHNOLOGY INC	837,564
ALKERMES INC	1,092,150
ALLEGHANY CORP DEL	819,913
ALLEGIANT BANCORP INC	434,775
ALLETE INC	3,170,160
ALLIANCE DATA SYSTEMS CORP	561,904
ALLIANCE GAMING CORP	1,515,975
ALLIANCE IMAGING INC DEL	39,590
ALLIANCE SEMICONDUCTOR CORP	252,405
ALLIANT ENERGY CORP	3,284,310
ALLIANT TECHSYSTEMS INC	2,676,252
ALLIED CAP CORP NEW	4,202,966
ALLMERICA FINL CORP	1,984,665
ALLOY INC	165,678
ALLSCRIPTS HEATHCARE SOLUT	158,536
ALPHARMA INC	905,505
ALTEON INC	69,394
ALTIRIS INC	474,240
AMAZON COM INC	13,975,920

AMBASSADORS GROUP INC	70,470
AMBASSADORS INTL INC	101,250
AMCOL INTL CORP	611,030
AMERICA WEST HLDG CORP	500,960
AMCORE FINL INC	832,216
AMERICAN AXLE + MFG HLDGS INC	1,402,574
AMERICAN CAP STRATEGIES LTD	2,301,102
AMERICAN EAGLE OUTFITTERS INC	1,066,000
AMERICAN FINL GROUP INC OHIO	1,095,444
AMERICAN HEALTHWAYS INC	797,258
AMERICAN HOME MTG INVT CORP	459,848
AMERICAN ITALIAN PASTA CO	819,145
AMERICAN LD LEASE INC	49,875
AMERICAN MGMT SYS INC	750,486
AMERICAN MED SYS HLDGS	579,880
AMERICAN MED SEC GROUP INC	351,994
AMERICAN MTG ACCEP CO	94,540
AMERICAN NATL BANKSHARES INC	135,048
AMERICAN NATL INS CO	1,037,751
AMERICAN PHARMACEUTICAL PART	756,000
AMERICAN PHYSICIANS CAP INC	150,880
AMERICAN STS WTR CO	450,000
AMERICAN TOWER CORP	2,746,116
AMERICAN WOODMARK CORP	352,320
AMERICANWEST BANCORPORATION	291,840
AMERICREDIT CORP	2,848,284
AMERICAS CAR MART INC	185,748
AMERISTAR CASINOS INC	254,488
AMERON INTL CORP	305,272
AMERUS GROUP CO	1,650,584
AMERIGROUP CORP	1,211,260
AMERITRADE HLDG CORP NEW	3,842,517
AMETEK INC NEW	1,727,708
AMKOR TECHNOLOGY INC	2,028,594
AMPHENOL CORP NEW	1,444,818
AMSURG CORP	932,094
AMYLIN PHARMACEUTICALS INC	2,493,084
ANALOGIC CORP	340,300
ANAREN INC	328,996
ANCHOR BANCORP WIS INC	554,274
ANDRX CORP DEL	2,039,073
ANGELICA CORP	182,600
ANIXTER INTL INC	984,734
ANNALY MTG MGMT INC	2,086,560
ANNTAYLOR STORES CORP	2,051,400
ANSOFT CORP	68,333
ANSYS INC	631,230
ANTEON INTERNATIONAL CORP	832,755
ANTHRACITE CAP INC	555,714
ANTIGENICS INC DEL	313,564
ANWORTH MTG ASSET CORP 1	657,496
APOGEE ENTERPRISES INC	330,285

APHTON CORP	210,300
APOLLO GROUP INC	1,286,647
APOGENT TECHNOLOGIES INC	2,459,405
APPLEBEES INTL INC	2,598,692
APRIA HEALTHCARE GROUP INC	1,890,408
APPLERA CORP CELERA GENOMICS	1,134,138
APPLICA INC	223,440
APPLIED FILMS CORP	505,206
APPLIED INDL TECHNOLOGIES INC	474,814
APPLIED SIGNAL TECHNOLOGY INC	161,070
APTARGROUP INC	1,626,300
AQUANTIVE INC	500,200
AQUILA INC DEL NEW	723,989
ARAMARK CORP	2,316,990
ARBITRON INC	1,516,939
ARCH CHEMICALS INC	561,954
ARCH COAL INC	1,763,380
ARCHSTONE SMITH TR	6,147,262
ARCTIC CAT INC	466,830
ARDEN GROUP INC	116,250
ARDEN RLTY INC	2,105,596
ARENA PHARMACEUTICALS INC	102,920
ARGONAUT GROUP INC	405,594
ARGOSY GAMING CORP	706,928
ARIAD PHARMACEUTICALS INC	324,075
ARIBA INC	953,400
ARKANSAS BEST CORP	769,055
ARMOR HLDGS INC	620,916
ARRIS GROUP INC	579,924
ARROW ELECTRS INC	2,627,547
ARROW FINL CORP	218,189
ARROW INTERNATIONAL INC	731,914
ARTISAN COMPONENTS INC	479,700
ARTESYN TECHNOLOGIES INC	305,016
ARTHROCARE CORP	617,400
ARVINMERITOR INC	1,850,293
ASBURY AUTOMOTIVE GROUP INC	309,843
ASCENTIAL SOFTWARE CORP	1,767,130
ASK JEEVES INC	809,964
ASIAINFO HLDGS INC	197,728
ASPECT MED SYS INC	104,972
ASPECT COMMUNICATIONS INC	658,768
ASPEN TECHNOLOGY INC	370,694
ASSOCIATED BANC CORP	3,495,338
ASSOCIATED ESTATES RLTY CORP	173,978
ASTEC INDS INC	258,897
ASTORIA FINL CORP	3,459,600
AT RD INC	445,550
ASYST TECHNOLOGIES INC	994,155
ATARI INC	59,304
ATHEROGENICS INC	587,535
ATLANTIC COAST AIRLINES HLDGS	471,240

ATMEL CORP	2,936,967
ATMOS ENERGY CORP	1,450,710
ATRIX LABS INC	548,112
ATWOOD OCEANICS INC	252,326
AUDIOVOX CORP	265,788
AUTOBYTEL INC	342,316
AUTOLIV	4,341,045
AVALONBAY CMNTYS INC	3,484,620
AVANEX CORP	414,170
AVANT IMMUNOTHERAPEUTICS INC	230,160
AVATAR HLDGS INC	162,536
AVIALL INC	561,462
AVID TECHNOLOGY INC	1,713,600
AVISTA CORP	1,049,148
AVNET INC	3,094,846
AVOCENT CORP	1,843,347
AXCELIS TECHNOLOGIES INC	1,143,618
AZTAR CORP	914,175
BEI TECHNOLOGIES INC	240,000
BHA GROUP HLDGS INC	178,565
BISYS GROUP INC	1,976,064
BJS WHSL CLUB INC	1,918,308
BOK FINL CORP	814,011
BRT REALTY TRUST	69,240
BRE PPTYS INC	1,983,960
BSB BANCORP INC	470,050
BALDOR ELEC CO	806,605
BALDWIN + LYONS INC	259,555
BALLY TOTAL FITNESS HLDG CORP	217,700
BANCFIRST CORP	316,991
BANCORPSOUTH INC	2,169,431
BANCTRUST FINL GROUP INC	111,083
BANDAG INC	576,800
BANK GRANITE CORP	323,433
BANK HAWAII CORP	2,903,360
BANK MUTUAL CORP	555,741
BANK OF THE OZARKS INC	288,128
BANKATLANTIC BANCORP INC	1,005,100
BANKNORTH GROUP INC NEW	6,341,398
BANKRATE INC	128,752
BANKUNITED FINL CORP	830,438
BANNER CORP	296,770
BANTA CORP	1,162,350
BARNES + NOBLE INC	1,721,340
BARNES GROUP INC	429,723
BARR LABS INC	4,251,641
BARRA INC	567,840
BASSETT FURNITURE INDS INC	166,650
BAY VIEW CAP CORP DEL	156,102
BEA SYS INC	5,491,458
BEARINGPOINT INC	1,879,767
BEASLEY BROADCAST GROUP INC	106,795

BEAZER HOMES USA INC	1,532,871
BEBE STORES INC	184,529
BECKMAN COULTER INC	3,677,551
BEDFORD PPTY INVS INC	498,162
BEL FUSE INC	401,349
BELDEN INC	539,904
BELO CORP	3,145,740
BENCHMARK ELECTRS INC	1,550,751
BENTLEY PHARMACEUTICALS INC	247,380
BERKLEY W R CORP	2,728,756
BERKSHIRE HILL BANCORP INC	199,100
BERRY PETE CO	346,275
BEVERLY ENTERPRISES INC	940,605
BIG 5 SPORTING GOODS CORP	297,490
BIO RAD LABORATORIES INC	1,159,167
BIOMARIN PHARMACEUTICAL INC	546,938
BIOPURE CORP	95,438
BIOLASE TECHNOLOGY INC	428,280
BIOSITE INC	402,405
BIORELIANCE CORP	258,228
BLACK BOX CORP	1,055,003
BLACK HILLS CORP	1,146,964
BLACKROCK INC	1,194,975
BLAIR CORP	231,230
BLOCKBUSTER INC	791,595
BLUE RHINO CORP	97,230
BLYTH INC	1,179,252
BOB EVANS FARMS INC	1,321,122
BOCA RESORTS INC	433,840
BOMBAY COMPANY INC	337,810
BONE CARE INTL INC	129,948
BORDERS GROUP INC	2,121,856
BORG WARNER INC	2,730,747
BORLAND SOFTWARE CORP	836,780
BOSTON BEER INC	143,306
BOSTON COMMUNICATIONS GROUP	134,705
BOSTON PRIVATE FINL HLDGS INC	635,904
BOSTON PPTYS INC	4,033,503
BOWATER INC	2,831,857
BOWNE + CO INC	595,284
BOYD GAMING CORP	568,128
BOYDS COLLECTION LTD	65,450
BOYKIN LODGING CO	214,211
BRADLEY PHARMACEUTICALS INC	302,617
BRADY CORP	863,900
BRANDYWINE RLTY TR	880,733
BRIGGS + STRATTON CORP	1,711,960
BRIGHT HORIZONS FAMILY SOLUT	558,600
BRINKER INTL INC	3,889,668
BRINKS CO	1,492,984
BROADVISION INC	164,862
BROCADE COMMUNICATIONS SYS INC	1,812,608

BROOKFIELD HOMES CORP	538,593
BROOKLINE BANCORP INC DEL	1,089,401
BROOKS AUTOMATION INC NEW	1,116,485
BROOKSTONE INC	306,864
BROWN + BROWN INC	1,954,970
BROWN TOM INC	1,370,625
BROWN SHOE INC NEW	807,909
BRUKER BIOSCIENCES CORP	69,192
BRUSH ENGINEERED MATLS INC	192,906
BRYN MAWR BK CORP	166,532
BUCKEYE TECHNOLOGIES INC	259,793
BUCKLE INC	210,425
BUILDING MATLS HLDS CORP	234,503
BURLINGTON COAT FACTORY WHSE	414,736
C+D TECHNOLOGIES	613,440
C + F FINL CORP	202,470
CB BANCSHARES INC	309,870
CBL + ASSOC PPTYS INC	1,446,400
CCC INFORMATION SVCS GROUP INC	206,180
CBRL GROUP INC	2,203,776
CCBT FINL COS INC	335,520
C COR NET CORPORATION	415,149
C D I CORP	430,990
CDW CORP	4,106,736
CEC ENTMT INC	1,457,243
CFS BANCORP INC	154,336
CH ENERGY GROUP INC	759,780
C H ROBINSON WORLDWIDE	3,195,813
CIT GROUP INC NEW	8,588,455
CKE RESTAURANTS INC	361,674
CLECO CORP NEW	976,314
CMG INFORMATION SVCS INC	729,800
CPI CORP	173,806
CSS INDS INC	209,318
CSK AUTO CORP	752,677
CNA FINL CORP	597,680
CNB FINL CORP PA	122,032
CNA SURETY CORP	189,249
CNF INC	2,000,100
CNET NETWORKS INC	970,541
CSG SYS INTL INC	814,348
CT COMMUNICATIONS INC	321,300
CTS CORP	422,970
CUNO INC	742,995
CVB FINL CORP	827,881
CV THERAPEUTICS INC	473,518
CABLEVISION NY GROUP CLASS A	2,333,737
CABLE DESIGN TECHNOLOGIES CORP	471,076
CABOT CORP	2,324,320
CABOT OIL + GAS CORP	997,900
CABOT MICROELECTRONICS CORP	1,090,495
CACI INTL INC	1,740,596

CADENCE DESIGN SYS INC	5,726,954
CAL DIVE INTL INC	983,688
CALGON CARBON CORP	276,966
CALIFORNIA PIZZA KITCHEN INC	334,158
CALIFORNIA WATER SERVICE GRP	509,640
CALLAWAY GOLF CO	1,355,583
CAMBREX CORP	679,494
CAMCO FINL CORP	149,038
CAMDEN NATL CORP	227,700
CAMDEN PPTY TR	1,838,450
CANDELA CORP	205,434
CANTEL MED CORP	79,331
CAPITAL CITY BK GROUP INC	511,639
CAPITAL AUTOMOTIVE REIT	921,600
CAPITAL CORP OF THE WEST	309,192
CAPITOL BANCORP LTD	301,040
CAPITOL FED FINL	912,318
CAPSTEAD MORTAGE CORP	160,333
CARBO CERAMICS INC	594,500
CARAUSTAR INDS INC	455,400
CARDIA SCIENCE INC	210,672
CARDIODYNAMICS INTL CORP	247,158
CAREER ED CORP	4,596,029
CAREMARK RX INC	7,930,823
CARLISLE COS INC	2,218,347
CARMAX INC	3,844,599
CARMIKE CINEMAS INC	104,550
CARPENTER TECHNOLOGY CORP	736,293
CARRAMERICA RLTY CORP	1,879,118
CASCADE BANCORP	254,232
CASCADE CORP	274,290
CASCADE NAT GAS CORP	261,516
CASELLA WASTE SYS INC	310,763
CASEYS GEN STORES INC	958,938
CASH AMER INTL INC	766,716
CASUAL MALE RETAIL GROUP INC	282,458
CATALINA MARKETING CORP	917,280
CATAPULT COMMUNICATIONS CORP	47,850
CATELLUS DEV CORP NEW	2,888,209
CATHAY GENERAL BANCORP	1,394,283
CATO CORP NEW	407,950
CAVALRY BANCORP INC	173,943
CELL GENESYS INC	539,598
CELL THERAPEUTICS INC	351,480
CELGENE CORP	4,367,840
CENTENNIAL COMMUNICATIONS CORP	65,224
CENTENE CORP DEL	621,822
CENTER BANCORP INC	129,756
CENTER FINL CORP CA	200,342
CENTERPOINT PPTYS TR	2,127,160
CENTILLIUM COMMUNICATIONS INC	158,203
CENTEX CONSTR PRODS INC	470,106

CENTRAL COAST BANCORP	188,057
CENTRAL EUROPEAN DISTR CORP	341,280
CENTRAL GARDEN + PET CO	496,131
CENTRAL PAC FINL CORP	477,636
CENTRAL PKG CORP	341,897
CENTRAL VT PUBLIC SERVICE	284,350
CENTURY ALUM CO	281,348
CENTURY BANCORP INC MASS	166,662
CENTURYBUSINESS SVCS INC	424,203
CEPHALON INC	2,950,009
CEPHEID	369,788
CERADYNE INC CALIF	292,916
CERIDIAN CORP NEW	3,231,042
CERNER CORP	1,313,395
CERTEGY INC	2,132,000
CERUS CORP	63,106
CEVA INC	106,080
CHAMPION ENTERPRISES INC	420,000
CHARLES RIV ASSOCS INC	332,696
CHARLES RIV LABORATORIES INTL	1,881,284
CHARTERMAC	1,067,065
CHARLOTTE RUSSE HLDG INC	234,234
CHARMING SHOPPES INC	644,220
CHARTER COMMUNICATIONS INC DEL	1,302,480
CHARTER FINL CORP WEST PT GA	223,620
CHATTEM INC	313,250
CHECKFREE CORP NEW	2,137,345
CHECKPOINT SYS INC	737,490
CHEESECAKE FACTORY	2,478,889
CHELSEA PPTY GROUP INC	2,353,980
CHEMICAL FINL CORP	1,013,935
CHEROKEE INC DEL NEW	175,098
CHESAPEAKE CORP	413,088
CHESAPEAKE ENERGY CORP	3,056,858
CHESAPEAKE UTILS CORP	122,435
CHICAGO MERCHANTILE EXCHANGE	383,508
CHICAGO PIZZA + BREWERY INC	250,656
CHICOS FAS INC	3,805,850
CHILDRENS PL RETAIL STORES INC	441,045
CHIPPAC INC	462,231
CHOICE HOTELS INC	814,275
CHIQUITA BRANDS INTL INC	1,018,356
CHITTENDEN CORP	1,310,278
CHOICEPOINT INC	3,770,872
CHOLESTECH CORP	89,271
CHRISTOPHER + BANKS CORP	788,524
CHRONIMED INC	166,208
CHURCH + DWIGHT INC	1,671,120
CHURCHILL DOWNS INC	213,586
CIBER INC	638,242
CIMA LABS INC	521,920
CIMAREX ENERGY CO	1,342,160

CINCINNATI BELL INC NEW	1,166,712
CIPHERGEN BIOSYSTEMS INC	259,644
CIRCOR INTL INC	426,570
CIRRUS LOGIC INC	631,241
CITIZENS BKG CORP MICH	1,697,579
CITIZENS FIRST BANCORP INC	193,800
CITIZENS INC AMER	277,280
CITIZENS SOUTH BKG CORP DEL	185,535
CITY BK LYNNWOOD WASH	315,250
CITY HLDG CO	703,500
CITY NATL CORP	3,050,092
CLAIRE S STORES INC	1,804,872
CLARCOR INC	1,278,900
CLARK INC	296,296
CLEVELAND CLIFFS INC	570,640
CLOSURE MED CORP	237,510
COACH INC	8,203,075
COACHMEN INDS INC	304,248
COASTAL BANCORP INC	221,994
COASTAL FINL CORP DEL	181,851
COBIZ INC	106,836
COCA COLA BOTTLING CO CONS	181,866
COEUR D ALENE MINES CORP IDAHO	1,506,846
COGNEX CORP	1,101,360
COGNIZANT TECHNOLOGY SOLUTIONS	3,359,104
COHERENT INC	837,760
COHU INC	473,005
COINSTAR INC	480,396
COLDWATER CREEK INC	198,000
COLE NATL CORP	318,000
COLE KENNETH PRODTNS INC	261,660
COLLAGENEX PHARMACEUTICALS INC	150,214
COLLINS + AIKMAN CORP NEW	80,105
COLONIAL BANCGROUPINC	2,555,393
COLONIAL PPTYS TR	792,000
COLUMBIA BANCORP	249,210
COLUMBIA BANKCORP ORE	104,363
COLUMBIA BKY SYS INC	338,871
COLUMBIA LABS INC	264,600
COLUMBIA SPORTSWEAR CO	869,275
COMMERCE BANCORP INC N J	4,213,346
COMMERCE BANCSHARES INC	3,689,132
COMMERCE GROUP INC MASS	1,097,310
COMMERCIAL BANKSHARES INC	93,163
COMMERCIAL CAP BANCORP INC	292,247
COMMERCIAL FED CORP	1,410,288
COMMERCIAL METALS CO	912,000
COMMERCIAL NET LEASE RLTY INC	933,468
COMMONWEALTH TEL ENTERPRISES	943,750
COMMSCOPE INC	1,010,827
COMMUNITY BK NORTHN VA	67,683
COMMUNITY BK SYS INC	651,700

COMMUNITY BKS INC MILLERSBURG	318,018
COMMUNITY HEALTH SYS INC NEW	1,626,696
COMMUNITY FIRST BANKSHARES INC	1,335,581
COMMUNITY TR BANCORP INC	523,215
COMPASS BANCSHARES INC	6,010,499
COMPUCOM SYS INC	154,842
COMPUCREDIT CORP	493,696
COMPUTER NETWORK TECHNOLOGY	353,171
COMPUTER PROGRAMS + SYS INC	68,408
COMSTOCK RES INC	625,320
COMTECH TELECOMMUNICATIONS	487,903
COMPUTER HORIZONS CORP	165,846
CONCEPTUS INC	224,082
CONCORD CAMERA CORP	299,238
CONCORD COMMUNICATIONS INC	393,409
CONCUR TECHNOLOGIES INC	245,872
CONCURRENT COMPUTER CORP	318,136
CONEXANT SYS INC	1,609,783
CONMED CORP	780,402
CONNECTICUT BANCSHARES INC	644,250
CONNECTICUT WTR SVC INC	236,408
CONNETICS CORP	635,600
CONSOL ENERGY INC	789,950
CONSOLIDATED GRAPHICS INC	360,012
CONSOLIDATED TOMOKA LD CO	170,040
CONSTELLATION BRANDS INC	3,520,217
CONTINENTAL AIRLS INC	1,337,394
COOPER CAMERON CORP	2,684,160
COOPER COS INC	1,739,097
COPART INC	1,396,725
CORINTHIAN COLLEGES INC	2,883,564
CORIXA CORP	308,119
CORN PRODUCTS INTL INC	1,505,465
CORNELL COMPANIES INC	214,305
CORNERSTONE RLTY INCOME TR INC	607,068
CORPORATE EXECUTIVE BRD CO	2,142,153
CORPORATE OFFICE PPTYS TR	730,800
CORRECTIONAL PPTYS TR	331,200
CORRECTIONS CORP AMER NEW	1,198,232
CORUS BANKSHARES INC	681,696
CORVEL CORP	282,000
CORVIS CORP	720,460
COST PLUS INC CALIF	1,084,450
COSTAR GROUP INC	741,904
COURIER CORP	253,909
COUSINS PPTYS INC	1,303,560
COVANCE INC	1,948,360
COVENANT TRANS INC	112,159
COVENTRY HEALTH CARE INC	3,559,848
COX COMMUNICATIONS INC NEW	9,425,072
COX RADIO INC	1,014,246
CRAWFORD + CO	118,608

CRAY INC	838,092
CREDENCE SYSTEMS CORP	1,038,324
CREDIT ACCEPTANCE CORP	257,040
CREE INC	1,563,796
CRESCENT REAL ESTATE EQUITIES	1,586,238
CRIIMI MAE INC	183,568
CROMPTON CORP	938,754
CROSS CTRY HEALTHCARE INC	514,740
CROWN CASTLE INTL CORP	1,089,764
CROWN HLDGS INC	1,822,872
CROWN MEDIA HLDGS INC	256,370
CRYOLIFE INC	109,242
CTI MOLECULAR IMAGING INC	454,879
CUBIC CORP	379,500
CUBIST PHARMACEUTICALS INC	625,632
CULLEN FROST BANKERS INC	2,559,967
CUMULUS MEDIA INC	1,159,400
CURAGEN CORP	359,537
CURATIVE HEALTH SVCS INC NEW	135,240
CURTISS WRIGHT CORP	900,200
CYBERGUARD CORP	134,619
CYBERONICS INC	728,228
CYMER INC	1,921,504
CYPRESS SEMICONDUCTOR CORP	3,186,912
CYTEC INDS INC	1,781,296
D + E COMMUNICATIONS INC	278,592
D + K HEALTHCARE RES INC	249,504
CYTYC CORP	1,797,056
DHB INDS INC	242,900
DJ ORTHOPEDICS INC	385,920
DPL INC	3,175,201
DRS TECHNOLOGIES INC	733,392
D R HORTON INC	6,190,549
DST SYS INC DEL	4,021,488
DSP GROUP INC	819,539
DADE BEHRING HLDGS INC	1,758,408
DAKTRONICS INC	473,008
DARLING INTL INC	150,696
DATASCOPE CORP	440,955
DATASTREAM SYS INC	164,850
DAVE + BUSTERS INC	167,376
DAVITA INC	2,798,367
DEAN FOODS CO NEW	6,164,111
DEB SHOPS INC	68,800
DECODE GENETICS INC	498,525
DEL LABS INC	84,131
DEL MONTE FOODS CO	2,332,720
DELPHI FINL GROUP INC	1,043,928
DELTA + PINE LD CO	1,148,080
DELTIC TIMBER CORP	307,040
DENBURY RES INC	600,912
DENDRITE INTL INC	534,347

DENDREON CORP	154,752
DENTSPLY INTL INC NEW	4,252,756
DEPARTMENT 56 INC	213,530
DEVELOPERS DIVERSIFIED RLTY	2,997,734
DEVRY INC DEL	1,681,197
DIAGNOSTIC PRODS CORP	1,168,410
DIAL CORP NEW	3,293,979
DIAMOND OFFSHORE DRILLING INC	1,259,314
DICKS SPORTING GOODS INC	739,632
DIEBOLD INC	4,693,424
DIGENE CORP	573,430
DIGIMARC CORP	123,690
DIGITAL INSIGHT CORP	841,620
DIGITAL RIV INC	729,300
DIGITAS INC	121,421
DIGITALTHINK INC	185,556
DIME CMNTY BANCORP INC	738,240
DIMON INC	312,525
DIODES INC	207,100
DIONEX CORP	975,624
DISCOVERY LABORATORIES INC NEW	411,208
DITECH COMMUNICATIONS CORP	704,790
DIVERSA CORP	259,000
DOBSON COMMUNICATIONS CORP	194,472
DOLLAR THRIFTY AUTOMOTIVE GRP	702,974
DOLLAR TREE STORES INC	4,104,843
DOMINION HOMES INC	157,716
DONALDSON CO INC	2,745,024
DONEGA GROUP INC	85,878
DORAL FINL CORP	3,362,769
DOT HILL SYSTEMS CORP	687,810
DOUBLECLICK INC	1,310,858
DOV PHARMACEUTICAL INC	202,050
DOVER DOWNS GAMING + ENTMT INC	156,279
DOVER MOTORSPORTS INC	56,350
DOWNEY FINL CORP	1,237,430
DRESS BARN INC	341,772
DREW INDS INC NEW	233,520
DREXLER TECHNOLOGY CORP	147,636
DRIL QUIP INC	120,620
DRUGSTORE COM INC	224,257
DUANE READE INC	385,776
DUCOMMUN INC DEL	163,155
DUKE RLTY CORP	4,997,200
DUN AND BRADSTREET CORP DEL	4,533,474
DURA AUTOMOTIVE SYS INC	200,489
DUPONT PHOTOMASKS INC	294,508
DUQUESNE LT HLDGS INC	1,645,098
DURATEK INC	119,968
DURECT CORP INC	54,438
DYCOM INDS INC	1,546,173
DYNACQ HEALTHCARE INC	52,224

EGL INC	669,036
E LOAN INC	147,808
EMC INS GROUP INC	65,534
EMS TECHNOLOGIES INC	223,886
ENSCO INTL INC	4,856,311
EPIX MED INC	289,784
E PIPHANY INC	532,459
EPIQ SYS INC	260,376
ESB FINL CORP	71,133
ESS TECHNOLOGY INC	637,875
E TRADE FINL CORP	5,104,402
EARTHLINK INC	1,492,220
EAST WEST BANCORP INC	1,465,464
EASTERN VA BANKSHARES INC	98,025
EASTGROUP PPTYS INC	686,456
EATON VANCE CORP	3,114,400
ECHELON CORP	340,884
ECHOSTAR COMMUNICATIONS CORP N	9,346,600
ECLIPSYS CORP	508,668
ECOLLEGE COM	326,742
EDO CORP	451,095
EDUCATION MGMT CORP	2,340,416
EDWARDS A G INC	3,304,176
EDWARDS LIFESCIENCES CORP	2,202,909
EFUNDS CORP	917,815
EL PASO ELEC CO	784,980
ELECTRO RENT	216,108
ELECTRO SCIENTIFIC INDS INC	797,300
ELECTRONICS BOUTIQUE HLDGS COR	393,708
ELETRONICS FOR IMAGING INC	1,340,030
ELIZABETH ARDEN INC	414,336
ELKCORP	639,465
ELLIS PERRY INTL INC	61,872
EMBARCADERO TECH INC	221,705
EMCOR GROUP INC	636,550
EMERSON RADIO CORP	55,648
EMMIS COMMUNICATIONS CORP	1,422,830
EMPIRE DIST ELEC CO	592,110
EMULEX CORP	2,641,320
ENCORE AQUISITION CO	288,405
ENCORE WIRE CORP	217,833
ENCYSIVE PHARMACEUTICALS INC	544,608
ENDO PHARMACEUTICALS HLDGS	795,438
ENERGY CONVERSION DEVICES INC	154,413
ENERGEN CORP	1,723,260
ENERGY EAST CORP	3,914,266
ENERGIZER HLDGS INC	3,608,802
ENERGY PARTNERS LTD	339,160
ENGINEERED SUPPORT SYS INC	1,201,685
ENERGYSOUTH INC	199,500
ENNIS BUSINESS FORMS INC	319,770
ENPRO INDS INC	382,230

ENSTAR GROUP INC GA	131,978
ENTEGRIS INC	845,530
ENTERASYS NETWORKS INC	923,884
ENTERCOM COMMUNICATIONS CORP	2,367,312
ENTERTAINMENT PPTYS TR	874,692
ENTRAVISION COM CORP	570,540
ENTRUST INC	203,184
ENZON PHARMACEUTICALS INC	685,440
ENZO BIOCHEM INC	544,446
EON LABS INC	641,970
EPICOR SOFTWARE CORP	535,920
EQUITABLE RES INC	3,184,664
EQUITY INNS INC	400,779
EQUITY ONE INC	538,472
ERESEARCHTECHNOLOGY INC	808,356
ERIE INDTY CO	1,258,686
ESCO TECHNOLOGIES INC	598,005
ESPEED INC	595,199
ESPERION THERAPEUTICS	1,284,031
ESSEX PROPERTY TRUST	1,401,794
ESTERLINE TECHNOLOGIES CORP	728,091
ETHAN ALLEN INTERIORS INC	1,662,636
ETHYL CORP	314,928
EURONET WORLDWIDE INC	289,800
EVERGREEN RESOURCES	1,576,735
EVERTRUST FINL GROUP INC	232,432
EXACT SCIENCES CORP	139,656
EXAR CORP	766,892
EXACTECH INC	60,475
EXCEL TECHNOLOGY INC	381,176
EXCHANGE NATL BANCSHARES INC	170,013
EXELIXIS INC	358,248
EXPEDITORS INTL WA INC	4,458,944
EXPRESSJET HOLDINGS INC	550,500
EXTENDED STAY AMER INC	1,269,896
EXTREME NETWORKS INC	914,949
EXULT INC DEL	263,440
FBL FINL GROUP INC	353,331
FEI CO	686,250
FFLC BANCORP INC	123,625
FLIR SYS INC	1,489,200
FMC CORP	1,481,242
FMC TECHNOLOGIES INC	1,587,476
FMS FINL CORP	15,552
F N B CORP N C	95,310
F N B CORP PA	1,890,478
FTD INC	13,010
F N B CORP VA	217,553
FTI CONSULTING INC	1,203,555
FACTSET RESH SYS INC	943,787
FAIR ISAAC CORPORATION	2,532,084
FAIRCHILD SEMICONDUCTOR INTL	2,796,640

FALCONSTOR SOFTWARE INC	428,260
FARGO ELECTRONICS INC	230,232
FARMER BROS CO	311,250
FARMERS CAP BK CORP	200,659
FASTENAL CO	3,640,626
FEDERAL AGRIC MTG CORP	287,640
FEDERAL RLTY INVT TR	1,957,890
FEDERAL SIGNAL CORP	1,008,276
FELCOR LODGING TR INC	617,156
FERRO CORP	1,168,670
F5 NETWORKS INC	822,301
FIDELITY BANKSHARES INC NEW	549,500
FIDELITY NATL FINL INC	6,334,868
FILENET CORP	1,140,068
FINANCIAL FED CORP	501,020
FINANCIAL INDS CORP	78,960
FINANCIAL INSTNS INC	200,433
FINDWHAT COM	281,250
FINISAR CORP	556,827
FINLAY ENTERPRISES INC	43,803
FINISH LINE INC	611,388
FIRST ALBANY COS INC	141,804
FIRST AMERICAN CORP	2,466,445
FIRST BANCORP P R	1,550,360
FIRST BANCORP N C	273,267
FIRST BUSE CORP	226,800
FIRST CHARTER CORP	641,240
FIRST CTZNS BANC CORP	99,485
FIRST CTZNS BANCSHARES INC N C	875,016
FIRST COMWLTH FINL CORP PA	969,680
FIRST CMNTY BANCSHARES INC NEW	361,112
FIRST CMNTY BANCORP CALIF	491,504
FIRST CONSULTING GROUP	99,088
FIRST FED CAP CORP	463,912
FIRST FEDERAL FINL CORP OF KY	135,810
FIRST DEFIANCE FINL CORP	159,900
FIRST ESSEX BANCORP INC	500,004
FIRST FINL BANCORP	633,614
FIRST FINL BANKSHARES INC	685,423
FIRST FINL CORP IND	444,148
FIRST FINL HLDGS INC	487,656
FIRST HORIZON PHARMACEUTICAL	285,040
FIRST INDL RLTY TR INC	1,630,125
FIRST IND CORP	285,469
FIRST LONG IS CORP	202,100
FIRST M+F CORP	204,660
FIRST MERCHANTS CORP	603,956
FIRST MIDWEST BANCORP INC DEL	1,814,960
FIRST NATL CORP ORANGEBURG S C	237,679
FIRST HEALTH GROUP CORP	2,074,436
FIRST NIAGARA FINL GROUP INC	1,318,924
FIRST OAK BROOK BANCSHARES INC	261,087

FIRST PL FINL CORP DEL	230,454
FIRST REP BK SAN FRANCISCO CA	451,080
FIRST SENTINEL BANCORP INC	539,136
FIRST ST BANCORPORATION	281,475
FIRST SOUTH BACORP INC VA	124,100
1ST SOURCE CORP	331,039
FIRST UNITED CORP	160,476
FIRSTBANK CORP MI	242,113
FISHER COMMUNICATIONS INC	249,900
FIRSTFED FINL CORP DEL	848,250
FIRSTMERIT CORP	2,486,634
FIRSTFED AMER BANCORP INC	468,540
FLAGSTAR BANCORP INC	715,428
FISHER SCIENTIFIC INTL INC	2,374,638
FLAG FINL CORP	95,460
FLEETWOOD ENTERPRISES INC	407,527
FLORIDA EAST COAST IND INC	566,010
FLORIDA ROCK INDS INC	1,371,250
FLORIDAFIRST BANCORP INC NEW	274,730
FLOWERS FOODS INC	1,006,974
FLOWSERVE CORP	1,229,832
FLUSHING FINL CORP	320,814
FOOT LOCKER INC	3,958,360
FOOTHILL INDPT BANCORP	61,492
FOREST CITY ENTERPRISES INC	1,679,479
FOREST OIL CORP	1,588,492
FORRESTER RESH INC	241,245
FORWARD AIR CORP	328,625
FOSSIL INC	839,600
FOUNDRY NETWORKS INC	3,586,896
4 KIDS ENTERTAINMENT INC	424,126
FOX ENTMT GROUP INC	6,057,370
FRANKLIN ELEC INC	483,920
FRANKLIN FINL CORP TN	129,024
FREDS INC	1,471,829
FREEMARKETS INC	333,831
FREMONT GEN CORP	1,273,323
FRIEDMAN BILLINGS RAMSEY GROUP	2,076,277
FRIEDMANS INC	145,607
FRONTIER AIRLS INC NEW	623,162
FRONTIER FINL CORP WA	580,300
FRONTIER OIL CORP	528,654
FUELCELL ENERGY INC	523,900
FULLER H B CO	999,264
FULTON FINL CORP PA	2,789,954
FURNITURE BRANDS INTL INC	1,621,949
G + K SERVICES	867,300
GA FINL INC	201,434
GATX	1,463,354
GB+T BANCSHARES INC	184,314
GSI COMM INC	293,806
GTC BIOTHERAPEUTICS INC	138,765

GABELLI ASSET MGMT INC	322,380
GABLES RESIDENTIAL TR	1,181,160
GALLAGHER ARTHUR J + CO	3,528,414
GALYANS TRADING INC	120,400
GAMESTOP CORP	423,775
GARDNER DENVER INC	463,078
GARTNER INC	1,089,153
GAYLORD ENTMT CO NEW	408,945
GEN PROBE INC NEW	2,129,848
GEMSTAR TV GUIDE INTL INC	1,248,865
GENCORP INC	401,721
GENE LOGIC	154,143
GENENCOR INTL INC	255,150
GENENTECH INC	23,111,790
GENERAL BINDING CORP	50,400
GENERALE CABLE CORP DEL NEW	328,445
GENERAL COMMUNICATION INC	450,617
GENERAL GROWTH PPTYS INC	7,142,850
GENESCO INC	385,815
GENESEE + WYO INC	522,900
GENESIS MICROCHIP INC DEL	658,460
GENESIS HEALTHCARE CORP	405,484
GENTEX CORP	4,018,560
GENLYTE GROUP INC	864,024
GENTA INC	550,689
GENTIVA HEALTH SVCS INC	337,488
GEORGIA GULF CORP	1,005,024
GERBER SCIENTIFIC INC	206,164
GERMAN AMERN BANCORP	163,335
GERON CORP	416,248
GETTY IMAGES INC	1,955,070
GETTY RLTY CORP NEW	533,460
GEVITY HR INC	413,664
GIBRALTAR STEEL CORP	206,230
GILEAD SCIENCES INC	14,027,554
GLACIER BANCORP INC	687,852
GLADSTONE CAP CORP	178,800
GLATFELTER	468,120
GLENBOROUGH RLTY TR INC	457,673
GLIMCHER RLTY TR	786,142
GLOBAL INDUSTRIES INC	426,935
GLOBAL IMAGING SYS INC	603,250
GLOBAL PMTS INC	1,580,358
GLOBAL PWR EQUIP GROUP INC	168,336
GLOBESPAN VIRATA INC	855,752
GOLD BANC CORP INC	605,986
GOLDEN TELECOM INC	507,825
GOODYS FAMILY CLOTHING INC	276,120
GORMAN RUPP CO	232,320
GRACE W R + CO DEL NEW	157,798
GRACO INC	2,191,465
GRAFTECH INTL LTD	1,296,000

GRANITE CONSTR INC	909,063
GRANT PRIDECO INC	1,472,562
GRAY TELEVISION INC	736,344
GREAT AMERICAN FINL RES INC	134,626
GREAT ATLANTIC + PAC TEA INC	207,480
GREAT LAKES REIT INC	266,900
GREAT SOUTHN BANCORP INC	301,405
GREAT PLAINS ENERGY INC	2,596,512
GREATER BAY BANCORP	1,773,108
GREATER CMNTY BANCORP	77,994
GREEN MTN COFFEE ROASTERS	122,006
GREENBRIER COS INC	33,500
GREENE CNTY BANCSHARES INC	107,088
GREENPOINT FINL CORP	5,040,164
GREIF INC	593,017
GREY GLOBAL GROUP INC	754,770
GREY WOLF INC	769,692
GRIFFON CORP	600,101
GROUP 1 AUTOMOTIVE INC	738,276
GROUP 1 SOFTWARE INC NEW	139,198
GTECH HLDGS CORP	3,202,003
GUESS INC	160,531
GUILFORD PHARMACEUTICALS INC	168,144
GUITAR CTR INC	570,150
GULF IS FABRICATION INC	180,518
GULFMARK OFFSHORE INC	196,000
GUNDLE/SLT ENVIRONMENTAL INC	188,916
GYMBOREE CORP	635,787
HCC INS HLDGS INC	2,391,360
HRPT PPTYS TR	1,737,498
HAEMONETICS CORP MASS	430,020
HAIN CELESTIAL GROUP INC	598,818
HANCOCK FABRICS INC	276,568
HANCOCK HLDG CO	862,206
HANDLEMAN CO DEL	628,218
HANGER ORTHOPEDIC GROUP	432,846
HANMI FINL CORP	152,229
HANOVER COMPRESSOR CO	679,035
HARBOR FL BANCSHARES INC	674,417
HARLAND JOHN H CO	944,580
HARLEYSVILLE GROUP INC	725,985
HARLEYSVILLE NATL CORP PA	829,285
HARMAN INTL INDS INC NEW	4,571,964
HARMONIC INC	609,827
HARRIS CORP DEL	3,032,205
HARRIS INTERACTIVE INC	409,190
HARSCO CORP	2,199,764
HARTE HANKS INC	1,532,288
HARVEST NAT RES INC	421,880
HAVERTY FURNITURE COS INC	397,200
HAWAIIAN ELEC INDS INC	2,117,439
HAWTHORNE FINL CORP	352,548

HEALTHCARE SVCS GROUP INC	217,977
HEALTH CARE PPTY INVS INC	3,999,179
HEALTHCARE RLTY TR	1,841,125
HEADWATERS INC	655,308
HEALTH CARE REIT INC	2,084,400
HEALTHEXTRAS INC	305,520
HEALTH NET INC	3,963,240
HEARST ARGYLE TELEVISION INC	1,041,768
HEARTLAND EXPRESS INC	866,534
HEARTLAND FINL USA INC	192,510
HECLA MNG CO	1,167,232
HEICO CORP NEW	343,980
HEIDRICK + STRUGGLES INTL INC	497,040
HELIX TECHNOLOGY CORP	683,256
HELMERICH AND PAYNE INC	1,670,214
HENRY JACK + ASSOC INC	1,617,588
HERITAGE COMM CORP	85,750
HERITAGE FINL CORP WASH	78,768
HERITAGE PPTY INVT TR INC	648,660
HERLEY INDUSTRIES INC	267,030
HEWITT ASSOCS INC	580,060
HEXCEL CORP NEW	108,186
HI TECH PHARMACAL CO INC	115,150
HIBBETT SPORTING GOODS INC	402,300
HIBERNIA CORP	4,450,443
HICKORY TECH CORP	164,880
HIGHWOODS PPTYS INC	1,557,020
HILB ROGAL + HAMILTON CO	1,205,832
HILLENBRAND INDS INC	3,829,102
HOLLINGER INTERNATIONAL INC	878,625
HOLLY CORP	277,750
HOLLIS EDEN PHARMACEUTICALS	122,211
HOLLYWOOD ENTMT CORP	822,250
HOLOGIC INC	325,804
HOME PROPERTIES INC	1,534,820
HOMESTORE INC	481,471
HON INDS INC	3,080,052
HOOKER FURNITURE CORP	97,920
HOOPER HOLMES INC	429,201
HORACE MANN EDUCATORS CORP NEW	634,238
HORIZON FINL CORP WASH	252,144
HORIZON OFFSHORE INC	82,280
HORIZON ORGANIC HLDG CORP	241,895
HORMEL FOODS CORP	2,369,358
HOSPITALITY PPTYS TR	2,897,856
HOST MARRIOTT CORP NEW	4,119,808
HOT TOPIC INC	1,654,916
HOUSTON EXPL CO	631,796
HOVNANIAN ENTERPRISES INC	1,628,022
HUBBELL INC	2,713,120
HUDSON CITY BANCORP INC	3,168,940
HUDSON HIGHLAND GROUP INC	262,350

HUDSON RIV BANCORP INC	663,510
HUDSON UTD BANCORP	2,044,296
HUGHES ELECTRONICS CORP	14,379,269
HUGHES SUPPLY INC	1,414,170
HUMAN GENOME SCIENCES INC	2,028,045
HUMBOLDT BANCORP	227,059
HUNT J B TRANS SVCS INC	1,825,876
HUTCHINSON TECHNOLOGY INC	928,348
HYDRIL COMPANY	349,378
IDT CORP	1,450,825
HYPERCOM CORP	154,700
HYPERION SOLUTIONS CORP	1,500,972
IBT BANCORP INC PA	118,460
ICOS CORP	2,538,720
ICT GROUP INC	43,475
ICU MEDICAL INC	431,928
IDX SYS CORP	488,124
IGEN INTL	1,272,456
IHOP CORP NEW	931,216
IMC GLOBAL INC	1,252,173
I STAT CORP	361,080
ISTAR FINL INC	4,640,692
ITLA CAP CORP	320,640
ITT EDL SVCS INC	2,343,803
IXIA	361,530
IBERIABANK CORP	513,300
IDACORP INC	1,391,280
IDEX CORP	1,387,027
IDEXX LABS INC	1,772,524
IGATE CORP	188,400
IKON OFFICE SOLUTIONS INC	2,093,290
IDENTIX INC	472,875
ILEX ONCOLOGY INC	1,025,313
IMATION CORP	1,511,450
IMCLONE SYS INC	2,488,903
IMAGISTICS INTL INC	706,650
IMMUCOR CORP	530,650
IMMUNOGEN INC	244,925
IMPAC MORT HOLDINGS INC	1,165,440
IMPAC MED SYS INC	127,800
IMPAX LABORATORIES INC	493,577
IMMUNOMEDICS INC	273,372
INAMED CORP	1,535,517
INCYTE CORP	559,512
INDEPENDENCE CMNTY BK CORP	2,104,245
INDEPENDENCE HLDG CO NEW	47,500
INDEPENDENT BK CORP MASS	455,356
INDEPENDENT BK CORP MI	660,334
INDEVUS PHARMACEUTICALS INC	235,011
INDYMAC BANCORP INC	1,951,245
INET TECHNOLOGIES INC	225,600
INFOCUS CORP	475,288

INFINITY PPTY + CAS CORP	452,785
INFORMATICA CORP	795,160
INFONET SVCS CORP	111,690
INFORMATION HLDGS INC	256,360
INFOSPACE INC	650,010
INFOUSA INC NEW	293,090
INGLES MKTS INC	153,023
INGRAM MICRO INC	1,947,750
INNOVEX INC	190,518
INPUT/OUTPUT INC	239,030
INSIGHT ENTERPRISES INC	1,068,780
INSITUFORM TECHNOLOGIES INC	448,800
INSIGHT COMMUNICATIONS INC	505,190
INNKEEPERS USA TR	215,896
INSPIRE PHAMACEUTICAL INC	440,376
INSTINET GROUP INC	713,275
INSURANCE AUTO AUCTIONS INC	187,920
INTEGRA LIFESCIENCES CORP	661,353
INTEGRAL SYS INC MD	275,456
INTEGRATED DEVICE TECHNOLOGY	2,204,628
INTERGRATED ELECTRICAL SVCS	316,350
INTEGRATED CIRCUIT SYS INC	2,082,619
INTEGRATED SILICON SOLUTION	582,924
INTEGRA BK CORP	416,242
INTELIDATA TECHNOLOGIES CORP	55,935
INTER PARFUMS INC	65,511
INTER TEL INC	598,271
INTERACTIVE DATA CORP	717,048
INTERACTIVE CORP	17,094,002
INTERCHANGE FINL SVCS CORP	349,140
INTERCEPT INC	187,414
INTERFACE INC	294,196
INTERDIGITAL COMM CORP	1,430,352
INTERGRAPH CORP	1,315,600
INTERLAND INC MINN	54,917
INTERMAGNETICS GEN CORP	482,999
INTERMUNE INC	692,484
INTERNATIONAL BANCSHARES CORP	1,575,423
INTERNATIONAL MULTIFOODS CORP	370,800
INTERNATIONAL RECTIFIER CORP	3,799,629
INTERNATIONAL SPEEDWAY CORP	1,616,692
INTERNET SEC SYS INC	877,478
INTERPOOL INC	129,050
INTERPORE INTL	243,100
INTERSIL CORP	4,038,622
INTERSTATE BAKERIES CORP	754,190
INTERTAN INC	308,660
INTERVOICE BRITE INC	523,467
INTERWOVEN INC	419,951
INTRADO INC	485,095
INVACARE CORP	1,295,877
INTUITIVE SURGICAL INC	504,155

INVERESK RESH GROUP INC	882,861
INVERNESS MED INNOVATIONS INC	276,606
INVESTMENT TECHNOLOGY GROUP	927,010
INVESTORS REAL ESTATE TR	385,110
INVISION TECHNOLOGIES INC	701,613
INVITROGEN CORP	4,210,500
INVESTORS FINL SERVICES CORP	2,992,139
IOMEGA CORP	365,737
IONICS INC	662,480
IPAYMENT INC	292,400
IRON MTN INC PA	3,049,918
IRWIN FINL CORP	612,300
ISIS PHARMACEUTICALS	331,500
ISLE CAPRI CASINOS INC	425,106
ITRON INC	464,508
IVAX CORP	3,846,423
IXYS CORP DEL	122,485
J + J SNACK FOODS CORP	279,424
JDA SOFTWARE GROUP INC	581,152
J JILL GROUP INC	277,078
JLG INDS INC	845,265
J2 GLOBAL COMMUNICATIONS	510,262
JACK IN THE BOX INC	877,896
JACOBS ENGR GROUP INC	2,789,381
JACUZZI BRANDS INC	661,497
JAKKS PAC INC	363,216
JARDEN CORP	848,907
JEFFRIES GROUP INC NEW	1,697,228
JETBLUE AWYS CORP	2,800,512
JO ANN STORES INC	469,200
JONES LANG LASALLE INC	737,988
JOS A BANK CLOTHIERS INC	232,423
JOURNAL REGISTER CO	817,650
JOY GLOBAL INC	1,451,325
JUNIPER NETWORKS INC	7,485,076
KCS ENERGY INC	398,790
KFX INC	260,475
K SWISS INC	731,424
K2 INC	401,544
KVH INDS INC	296,676
K V PHARMACEUTICAL COMPANY	1,044,225
KADANT INC	386,323
KAMAN CORP	362,805
KANA SOFTWARE INC	135,137
KANSAS CITY LIFE INS CO	231,000
KANSAS CITY SOUTHERN	1,064,692
KAYDON CORP	829,464
KEANE INC	913,536
KEITHLEY INSTRS INC	190,320
KELLWOOD CO	1,312,000
KELLY SVCS INC	619,318
KEMET CORP	1,345,727

KENNAMETAL INC	1,647,638
KENSEY NASH CORP	144,150
KEY ENERGY SVCS INC	1,613,515
KEYNOTE SYS INC	330,820
KEYSTONE AUTOMOTIVE INDS INC	362,648
KEYSTONE PPTY TR CORP	565,504
KIMBALL INTL INC	570,685
KILROY RLTY CORP	939,925
KIMCO RLTY CORP	5,210,019
KINDRED HEALTHCARE INC	790,096
KIRBY CORP	770,848
KIRKLANDS INC	256,070
KLAMATH FIRST BANCORP INC	252,130
KNIGHT TRADING GROUP INC	1,199,016
KNIGHT TRANSN INC	737,438
KOGER EQUITY INC	403,635
KOMAG INC	444,752
KOPIN CORP	556,595
KORN / FERRY INTL	626,980
KOS PHARMACEUTICALSINC	697,248
KOSAN BIOSCIENCES INC	157,760
KRAFT FOODS INC	10,700,262
KRAMONT RLTY TR	465,170
KRISPY KREME DOUGHNUTS INC	2,635,200
KROLL INC	1,115,400
KRONOS INC	1,421,999
KRONOS WORLDWIDE INC	143,190
KULICKE + SOFFA INDS INC	918,882
KYPHON INC	578,514
LNR PPTY CORP	1,242,701
LNB BANCORP INC	168,490
LSB BANCSHARES INC	132,240
LSI INDS INC	265,775
LTC PROPERTIES	319,858
LTX CORP	948,393
L 3 COMMUNICATIONS HLDG CORP	4,596,720
LA JOLLA PHARMACEUTICAL CO	318,318
LA QUINTA CORP	1,057,009
LA Z BOY INC	1,472,796
LABOR READY INC	578,365
LABONE INC NEW	250,019
LABORATORY CORP AMER HLDGS	6,543,845
LABRANCHE + CO INC	721,206
LACLEDE GROUP INC	636,665
LAFARGE NORTH AMERICA INC	1,592,436
LAKELAND BANCORP INC	232,388
LAKELAND FINANCIAL CORP	233,112
LAM RESH CORP	4,974,200
LAMAR ADVERTISING CO	3,205,788
LANCASTER COLONY CORP	1,433,830
LANCE INC	459,918
LANDAUER INC	362,942

LANDAMERICA FINL GROUP INC	1,144,494
LANDRYS RESTAURANTS INC	653,288
LANDSTAR SYS INC	1,407,480
LANNETT CO INC	153,812
LASALLE HOTEL PPTYS	484,155
LASERSCOPE	265,030
LATTICE SEMICONDUCTOR CORP	1,145,144
LAUDER ESTEE COS INC	4,793,646
LAWSON PRODS INC	199,080
LAWSON SOFTWARE INC	461,703
LEAR CORP	4,612,016
LEAPFROG ENTERPRISES INC	538,559
LEARNING TREE INTL INC	147,815
LEE ENTERPRISES INC	2,285,078
LEGG MASON INC	6,050,912
LENNAR CORP	6,698,112
LENNOX INTL INC	895,120
LEUCADIA NATL CORP	2,912,875
LEVEL 3 COMMUNICATIONS INC	3,597,441
LEXAR MEDIA INC	1,284,591
LEXICON GENETICS INC	209,684
LEXINGTON CORPORATE PPTY TR	882,303
LIBBEY INC	521,184
LIBERTY CORP S C	894,762
LIBERTY MEDIA CORP	39,360,335
LIBERTY PROPERTY	3,617,700
LIFELINE SYS INC	243,200
LIFEPOINT HOSPS INC	1,354,700
LIGAND PHARMACEUTICALS INC	1,065,392
LIGHTBRIDGE INC	331,422
LIN TV CORP	841,406
LINCARE HLDGS INC	3,426,423
LINCOLN ELEC HLDGS INC	938,883
LINDSAY MFG CO	345,925
LINENS N THINGS INC	1,651,392
LIONBRIDGE TECHNOLOGIES INC	318,091
LITHIA MTRS INC	393,276
LITTELFUSE INC	708,972
LOCAL FINL CORP	439,724
LODGENET ENTMT CORP	168,176
LOEWS CORP	1,161,040
LONE STAR STEAKHOUSE + SALOON	403,332
LONE STAR TECHNOLOGIES INC	544,918
LONGS DRUG STORES CORP	870,848
LONGVIEW FIBRE CO WASHINGTON	754,585
LOOKSMART LTD	155,310
LUBRIZOL CORP	2,016,240
LUFKIN INDS INC	238,957
LUMINEX CORP DEL	207,298
LYDALL INC	194,629
LYON WILLIAM HOMES	288,742
LYONDELL CHEMICAL CO	2,795,055

M + F WORLDWIDE CORP	259,184
M + T BK CORP	7,899,880
MAF BANCORP INC	1,374,949
MB FINL INC	753,480
M.D.C. HOLDINGS INC	1,362,434
MDU RES GROUP INC	3,153,635
MEMC ELECTR MATLS INC	232,804
MFA MTG INVTS INC	664,950
MGE ENERGY INC	712,126
MGI PHARMA INC	1,565,758
MGM MIRAGEINC	3,084,020
MIM CORP	157,472
M/I SCHOTTENSTEIN HOMES INC	515,460
MKS INSTRS INC	851,730
MPS GROUP INC	1,031,305
MRV COMMUNICATIONS INC	511,172
MRO SOFTWARE INC	249,010
MSC INDL DIRECT INC	794,750
MSC SOFTWARE CORP	277,216
MTR GAMING GROUP INC	250,290
MTS SYS CORP	484,596
MTC TECHNOLOGIES INC	199,764
MACATAWA BK CORP	264,557
MACDERMID INC	1,102,528
MACERICH CO	3,083,850
MACK CA RLTY CORP	2,861,375
MACROVISION CORP	1,095,615
MACROMEDIA INC	1,331,934
MADDEN STEVEN LTD	220,320
MAGMA DESIGN AUTOMATION INC	630,180
MAGNA ENTMT CORP	276,315
MAGNUM HUNTER RESOURCES INC	729,417
MAIL WELL HLDGS INC	193,159
MAIN STR BKS INC NEW	461,100
MAINSOURCE FINL GROUP INC	158,924
MAIR HLDGS INC	57,512
MANDALAY RESORT GROUP	2,672,020
MANHATTAN ASSOCS INC	732,460
MANITOWOC INC	1,029,600
MANPOWER INC WIS	4,426,697
MANTECH INTL CORP	446,605
MANUFACTURED HOME CMNTYS INC	621,225
MAPICS INC	332,486
MANUFACTURERS SVCS LTD	65,056
MANUGISTICS GROUP INC	418,125
MARCUS CORP	431,320
MARINEMAX INC	227,331
MARINE PRODS CORP	141,000
MARITRANS INC	66,840
MARKEL CORP	2,585,802
MARTEK BIOSCIENCES CORP	1,754,190
MARTHA STEWART LIVING INC	132,975

MARTIN MARIETTA MATLS INC	2,757,139
MARVEL ENTERPRISES INC	1,065,426
MASSBANK CORP READING MASS	242,820
MASSEY ENERGY CORP	1,549,600
MASSIMO DA MILANO INC	0
MASTEC INC	299,162
MATERIAL SCIENCES CORP	125,364
MATRIA HEALTHCARE INC	188,057
MATRIX SVC CO	413,820
MATRIXONE INC	380,688
MATHEWS INTL CORP	964,634
MATTSON TECHNOLOGY INC	430,144
MAUI LD + PINEAPPLE INC	86,450
MAXTOR CORP	2,617,558
MAXWELL SHOE INC	240,974
MAXYGEN INC	357,168
MAVERICK TUBE CORP	985,600
MAXIMUS INC	719,992
MBT FINL CORP	278,623
MCCLATCHY CO	1,465,440
MCDATA CORPORATION	1,138,835
MCG CAP CORP	598,650
MCGRATH RENTCORP	327,000
MCLEODUSA INC	82,732
MCMORAN EXPLORATION CO	315,000
MEDAREX INC	550,109
MEDALLION FINL CORP	233,454
MEDIA GEN INC	1,262,940
MEDIACOM COMMUNICATIONS CORP	563,550
MEDICAL ACTION IND INC	130,970
MEDICAL STAFFING NETWORK HLDGS	97,455
MEDICINES CO	1,514,244
MEDICIS PHARMACEUTICAL CORP	2,210,300
MEDQUIST INC	184,931
MEDIS TECHNOLOGIES LTD	123,692
MEMBERWORKS INC	274,417
MENS WEARHOUSE INC	1,040,416
MENTOR CORP MINN	1,236,684
MENTOR GRAPHICS CORP	1,203,912
MERCANTILE BANKCORP	277,400
MERCANTILE BANKSHARES CORP	4,393,730
MERCHANTS BANCSHARES INC	180,245
MERCURY COMPUTER SYS INC	575,190
MERCURY GEN CORP	1,415,120
MERIDIAN BIOSCIENCE INC	132,680
MERIDIAN RESOURCE CORP	178,200
MERISTAR HOSPITALITY CORP	470,673
MERIT MED SYS INC	618,294
MERITAGE CORP	736,041
MESA AIR GROUP INC	470,752
MESTEK INC	61,632
METHODE ELECTRS INC	491,157

METRIS COS INC	177,378
METRO GOLDWYN MAYER INC NEW	1,616,321
METRO ONE TELECOMM INC	60,057
METROLOGIC INSTRS INC	280,800
METTLER TOLEDO INTL INC	1,827,693
MICHAELS STORES INC	3,505,060
MICREL INC	1,187,196
MICROS SYS INC	901,888
MICROSTRATEGY INC	656,000
MICROCHIP TECHNOLOGY INC	8,185,276
MICROMUSE INC	418,830
MICROSEMI CORP	914,376
MID AMER APT CMNTYS INC	584,695
MID ATLANTIC MED SVCS INC	3,667,680
MID STATE BANCSHARES	737,760
MIDAS INC	271,700
MIDDLESEX WTR CO	231,400
MIDLAND CO	259,820
MIDWAY GAMES INC	150,932
MIDWEST BANC HLDGS INC	229,175
MILACRON INC	237,690
MILLENNIUM PHARMACEUTICALS	6,247,299
MILLENNIUM CHEMICALS INC	935,784
MILLER HERMAN INC	2,126,052
MILLS CORP	1,960,420
MINDSPEED TECHNOLOGIES INC	687,034
MINE SAFETY APPLIANCES CO	811,002
MINERALS TECHNOLOGIES INC	1,244,250
MISSION WEST PPTYS INC MD	220,150
MOBIUS MGMT SYS INC	161,920
MOBILE MINI INC	329,324
MODINE MFG CO	893,038
MODTECH HLDGS INC	121,104
MOHAWK INDS INC	4,244,533
MOLECULAR DEVICES CORP	374,103
MONACO COACH CORP	670,565
MONDAVI ROBERT CORP	365,096
MONOLITHIC SYS TECHNOLOGY INC	272,745
MONRO MUFFLER BRAKE INC	249,125
MONY GROUP INC	1,630,209
MOOG INC	923,780
MOTHERS WK INC	107,360
MOVADO GROUP INC	338,760
MOVIE GALLERY INC	576,278
MUELLER INDS INC	1,384,708
MULTIMEDIA GAMES INC	534,300
MURPHY OIL CORP	5,988,274
MUTUALFIRST FINL INC	96,292
MYERS IND INC	295,764
MYKROLIS CORP	660,888
MYLAN LABS INC	8,280,228
MYRIAD GENETICS INC	366,510

NBC CAP CORP	167,114
NBT BANCORP INC	773,984
NTY INC	1,716,354
NCI BLDG SYS INC	507,158
NCO GROUP INC	530,541
NS GROUP INC	243,470
NASB FINL INC	213,741
NII HLDGS INC	1,223,932
NIC INC	384,637
NL INDS INC	150,930
NN INC	156,116
NPS PHARMACEUTICALS INC	1,094,344
NTL INC DEL	3,651,901
NUI CORP	301,444
NVR INC	3,075,600
NYMAGIC INC	106,938
NABI BIOPHARMACEUTIC	739,722
NACCO INDS INC	623,676
NARA BANCORP INC	341,250
NASH FINCH CO	310,526
NASSDA CORP	129,775
NATIONAL BANKSHARES INC VA	256,724
NATIONAL BEVERAGE CORP	11,410
NATIONAL COMM FINL CORP	6,756,710
NATIONAL HEALTH RLTY INC	171,390
NATIONAL HEALTHCARE CORP	163,180
NATIONAL FUEL GAS CO N J	1,930,760
NATIONAL HEALTH INVS INC	584,680
NATIONAL INSTRS CORP	1,641,467
NATIONAL OILWELL INC	2,113,601
NATIONAL PENN BANCSHARES INC	844,338
NATIONAL PRESTO INDS INC	202,440
NATIONAL PROCESSING INC	186,045
NATIONAL WESTN LIFE INS CO	433,580
NATIONWIDE FINL SVCS INC	2,224,938
NATIONWIDE HEALTH PPTYS INC	1,346,995
NAVIGATORS GROUP INC	200,655
NATURES SUNSHINE PRODS INC	105,067
NAUTILUS GROUP INC	481,732
NAVIGANT CONSULTING CO	1,016,554
NAVIGANT INTL INC	204,980
NDCHEALTH CORP	1,096,536
NEIGHBORCARE INC	703,100
NEIMAN MARCUS GROUP	2,248,773
NEKTAR THERAPEUTICS	914,592
NELSON THOMAS INC	237,759
NEOFORMA INC NEW	122,360
NEOSE TECHNOLOGIES INC	126,040
NEOWARE SYSTEMS INC	210,980
NEOPHARM INC	264,193
NETBANK INC	759,615
NETWORKS ASSOCS INC	2,856,923

NET2PHONE INC	201,280
NETFLIX COM INC	749,253
NETEGRITY INC	326,312
NETIQ	845,562
NETSCOUT SYS INC	117,800
NETRATINGS INC	66,294
NETSCREEN TECHNOLOGIES INS	1,638,450
NETWORK EQUIP TECHNOLOGIES	276,100
NEUROCRINE BIOSCIENCES INC	2,083,428
NEW CENTY FINL CORP	1,348,780
NEW ENGLAND BUSINESS SVC INC	404,150
NEW FOCUS INC	293,168
NEW JERSEY RES CORP	1,315,117
NEW PLAN EXCEL RLTY TR INC	2,875,042
NEW YORK CMNTY BANCORP INC	8,816,718
NEWCASTLE INVT CORP NEW	823,840
NEWFIELD EXPL CO	2,454,154
NEWPARK RES INC	407,629
NEWPORT CORP	755,421
NEWS CORP LTD	30
NEXTEL PARTNERS INC	1,252,195
99 CENTS ONLY STORES	1,308,783
NOBLE ENERGY INC	3,087,885
NOLAND CO	12,450
NORDSON CORP	1,108,413
NORTH PITTSBURGH SYS INC	349,835
NORTHEAST UTILS	3,141,356
NORTHERN STS FINL CORP	161,896
NORTHWEST AIRLS CORP	955,334
NORTHWEST BANCORP INC PA	318,264
NORTHWEST NAT GAS CO	1,005,525
NOVASTAR FINL INC	1,108,368
NUANCE COMMUNICATIONS	153,564
NOVEN PHARMACEUTICALS INC	387,855
NOVOSTE CORP	59,133
NU SKIN ENTERPRISES INC	611,822
NSTAR	3,024,218
NUEVO ENERGY CO	565,578
NYFIX INC	247,245
NUVELO INC	200,913
O CHARLEYS INC	378,745
OGE ENERGY CORP	2,530,274
OM GROUP INC	887,841
NUVEEN INVTS INC	655,836
OSI PHARMACEUTICALS INC	1,478,439
OSI SYS INC	364,990
OAK HILL FINL INC	184,860
OAKLEY INC	471,944
OCEANEERING INTL INC	817,600
OCEANFIRST FINL CORP	346,290
OCTEL CORP	194,931
OCULAR SCIENCES INC	643,104

OCWEN FINL CORP	432,368
ODYSSEY HEALTHCARE INC	1,134,557
ODYSSEY RE HLDGS CORP	498,355
OFFICE MAX INC	1,398,000
OFFSHORE LOGISTICS INC	603,192
OHIO CAS CORP	1,180,480
OIL STATES INTL INC	436,322
OLD DOMINION FGHT LINES INC	420,888
OLD NATL BANCORP IND	1,802,774
OLD POINT FINL CORP	98,301
OLD REP INTL CORP	5,565,252
OLD SECOND BANCORP INC DEL	428,967
OLIN CORP	1,317,581
OMNICARE INC	4,277,301
OMEGA HEALTHCARE INVESTORS	169,806
1 800 CONTACTS	178,500
OMEGA FINL CORP	331,014
OMNIVISION TECHNOLOGIES INC	1,508,325
OMNOVA SOLUTIONS INC	237,120
OMNICELL INC	341,820
ON SEMICONDUCTOR CORP	239,295
FLOWERS COM INC	300,832
ONEIDA LTD	113,088
ONEOK INC NEW	2,172,672
ONYX PHARMACEUTICALS INC	990,873
OPENWAVE SYS INC	750,178
OPNET TECHNOLOGIES INC	286,404
OPLINK COMMUNICATIONS INC	257,642
OPSWARE INC	392,940
OPTION CARE INC	163,938
ORASURE TECHNOLOGIES INC	366,956
ORBITAL SCIENCES CORP	570,950
O REILLY AUTOMOTIVE INC	1,898,820
ORIENTAL FINL GROUP INC	489,778
ORLEANS HOMEBUILDERS INC	50,994
ORTHOLOGIC CORP	187,578
ORTHODONTIC CTRS AMER INC	473,340
OSHKOSH B GOSH INC	208,162
OSHKOSH TRUCK CORP	1,780,947
OSTEOTECH INC	149,600
OTTER TAIL CORP	879,417
OUTBACK STEAKHOUSE INC	3,337,855
OVERLAND STORAGE INC	221,840
OVERSEAS SHIPHOLDING GROUP INC	609,495
OVERSTOCK COM INC DEL	210,516
OWENS + MINOR INC NEW	964,040
OWENS ILL INC	1,549,267
OXFORD HEALTH PLANS INC	4,332,600
OXFORD INDS INC	508,200
PAB BANKSHARES INC	74,592
P A M TRANSN SVCS INC	108,783
PC CONNECTION INC	47,291

PC TEL INC	289,653
PDF SOLUTIONS INC	266,710
PDI INC	230,566
PFF BANCORP INC	650,138
P F CHANGS CHINA BISTRO INC	1,582,368
PICO HLDGS INC	115,958
PMA CAP CORP	161,792
PMI GROUP INC	4,024,563
PNM RES INC	1,340,370
PRG SHULTZ INTL INC	182,280
PS BUSINESS PKS INC CA	680,790
PSS WORLD MED INC	1,047,676
PTEK HLDGS INC	399,974
PACER INTL INC TN	501,456
PACIFIC CAP BANCORP NEW	1,505,938
PACIFIC SUNWEAR OF CALIF	1,762,717
PACIFIC UN BK CA	245,088
PACIFICARE HEALTH SYSTEMS	3,204,240
PACKAGING CORP AMER	1,536,758
PACKETEER INC	443,178
PAIN THERAPEUTICS INC	118,845
PALATIN TECHNOLOGIES INC	150,500
PALM HBR HOMES INC	366,335
PALMONE INC	560,475
PALMSOURCE INC	244,353
PANAMSAT CORP NEW	758,912
PAN PAC RETAIL PPTYS INC	2,316,314
PANERA BREAD CO	1,292,631
PANTRY INC	206,570
PAPA JOHNS INTL INC	484,010
PAREXEL INTL CORP	434,142
PARK ELECTROCHEMICAL CORP	528,476
PARK NATL CORP	1,545,063
PARK PL ENTMT CORP	3,751,512
PARKER DRILLING CO	261,375
PARKVALE FINL CORP	144,990
PARKWAY PPTYS INC	509,267
PARTNERS TR FINL GROUP	329,800
PARTY CITY CORP	135,783
PATINA OIL + GAS CORP	1,682,807
PATHMARK STORES INC NEW	278,920
PATRIOT BK CORP PA	183,104
PATTERSON DENTAL CO	4,683,680
PATTERSON UTI ENERGY INC	3,127,400
PAXAR CORP	526,620
PAXSON COMMUNICATIONS CORP	141,680
PAYLESS SHOESOURCE INC	1,093,842
PEABODY ENERGY CORP	1,472,363
PEAPACK GLADSTONE FINL CORP	218,240
PEC SOLUTIONS INC	133,905
PEDIATRIX MED GROUP	1,592,101
PEETS COFFEE AND TEA INC	233,294

PEGASYSTEMS INC	156,884
PEGASUS COMMUNICATIONS CORP	148,824
PEGASUS SYS INC	300,489
PEMSTAR INC	164,500
PENN AMERICA GROUP INC	209,666
PENN ENGR + MFG CORP	274,032
PENN NATL GAMING INC	851,652
PENN VA CORP	528,675
PENNFED FINL SVCX INC	187,600
PENNROCK FINL SVCS CORP	255,726
PENNS WOODS BANCORP INC	236,302
PENNSYLVANIA REAL ESTATE INVT	1,267,523
PENTAIR INC	2,719,150
PENWEST PHARMACEUTICALS CO	312,768
PEOPLES BANCORP INC	368,727
PEOPLES BK BRIDGEPORT CONN	955,180
PEOPLES HLDG CO	262,350
PEP BOYS MANNY MOE + JACK	1,346,586
PEPCO HLDGS INC	3,663,281
PEPSIAMERICAS INC	1,210,110
PER SE TECHNOLOGIES INC	542,737
PEREGRINE PHARMACEUTICALS INC	316,693
PERFORMANCE FOOD GROUP CO	1,960,414
PERICOM SEMICONDUCTOR CORP	278,226
PERINI CORP	111,630
PEROT SYS CORP	1,234,768
PERRIGO CO	1,161,708
PETCO ANIMAL SUPPLIES INC	1,339,800
PETROCORP INC	135,946
PETROLEUM DEV CORP	547,470
PETROLEUM HELICOPTERS INC	46,550
PETSMART INC	4,031,720
PHARMACEUTICAL PROD DEV INC	1,518,411
PHARMACEUTICAL RES INC	2,671,150
PHARMACOPEIA INC	343,882
PHILADELPHIA CONS HLDG CORP	981,483
PHILADELPHIA SUBN CORP	2,505,919
PHILLIPS VAN HEUSEN CORP	526,878
PHOENIX COS INC NEW	1,366,540
PHOTON DYNAMICS INC	826,932
PHOTRONICS INC	635,448
PIEDMONT NAT GAS INC	1,668,864
PIER 1 IMPORTS INC	2,423,181
PILGRIMS PRIDE CORP	362,526
PINNACLE ENTMT INC	310,356
PINNACLE SYS INC	576,628
PIONEER NAT RES CO	4,452,798
PIXAR	1,808,469
PIXELWORKS INC	466,992
PLAINS EXPL + PRODTN CO	746,723
PLAINS RES INC	436,560
PLANAR SYS INC	415,872

PLANTRONICS INC NEW	1,625,970
PLAYBOY ENTERPRISES INC	284,416
PLAYTEX PRODS INC	217,213
PLEXUS CORP	860,217
PLUG PWR INC	234,175
POGO PRODUCING CO	3,661,140
POLARIS INDS INC	2,329,654
POLO RALPH LAUREN CORP	1,465,920
POLYCOM INC	2,370,548
POLYMEDICA CORP	552,510
POLYONE CORP	637,243
POMEROY IT SOLUTIONS INC	166,562
POPE + TALBOT INC	325,785
POPULAR INC	7,154,448
PORTAL SOFTWARE INC	247,664
PORTFOLIO RECOVERY ASSOCS INC	323,910
POSSIS MED INC	381,175
POST PPTYS INC	1,097,256
POTLATCH CORP	1,119,594
POWELL INDS INC	157,030
POWER INTEGRATIONS	1,005,473
POWERWAVE TECHNOLOGIES INC	550,877
POZEN INC	221,340
PRAECIS PHARMACEUTICALS INC	364,504
PRE PAID LEGAL SVCS INC	540,684
PRECISION CASTPARTS CORP	3,181,668
PREMCOR INC	964,600
PRENTISS PPTYS TR	1,355,889
PRESIDENTIAL LIFE CORP	338,212
PRESSTEK INC	242,818
PRICE COMMUNICATIONS CORP	777,942
PRICE LEGACY CORP	60,579
PRICELINE COM INC	399,743
PRIDE INTERNATIONAL INC	2,460,480
PRIMEDIA INC	478,165
PRIMA ENERGY CORP CO	349,842
PRIME HOSPITALITY CORP	542,640
PRIMUS TELECOMM GROUP INC	554,810
PRINCETON REVIEW INC	172,751
PRIORITY HEALTHCARE CORP	1,013,826
PROASSURANCE CORP	905,666
PRIVATEBANKCORP INC	432,440
PROGENICS PHAARMACEUTICALS INC	182,659
PROGRESS SOFTWARE CORP	744,744
PROQUEST COMPANY	777,480
PROSPERITY BANCSHARES INC	315,280
PROTECTIVE LIFE CORP	2,571,840
PROTEIN DESIGN LABS INC	2,017,330
PROVIDENT BANCORP INC	173,900
PROVIDENT BANKSHARES CORP	831,739
PROVIDENT FINL GROUP INC	1,565,550
PROVIDENT FINL HLDGS INC	162,417

PROVIDENT FINACIAL SERVICES	1,122,660
PROVINCE HEALTHCARE CO	800,800
PROXIM CORP	176,813
PUBLIC STORAGE INC	5,280,563
PUGET ENERGY INC	2,676,502
PULITZER INC	275,400
PUMATECH INC	150,444
QAD INC	226,810
QUAKER CHEMICAL	295,200
QUAKER CITY BANCORP INC	308,394
QUALITY SYSTEMS	245,245
QUANEX CORP	957,958
QUANTA SERVICES INC	668,315
QUANTUM CORP	559,104
QUEST SOFTWARE INC	596,400
QUESTAR CORP	3,493,910
QUICKSILVER RES INC	436,050
QUIKSILVER INC	1,132,061
QUIDEL CORP	337,584
QUIXOTE CORP	244,100
R + G FINANCIAL CORP	943,260
RAIT INVT TR	660,480
RCN CORP	64,240
RC2 CORP	383,875
RH DONNELLEY CORP	876,480
RLI CORP	865,326
RPC INC	168,147
RPM INTL INC	2,353,780
RSA SEC INC	862,650
RTI INTL METALS INC	436,933
RF MICRO DEVICES INC	2,035,527
RADIAN GROUP INC	5,473,650
RADIANT SYS INC	166,098
RADIO ONE INC	1,858,590
RADISYS CORP	300,951
RAILAMERICA INC	418,900
RAINBOW TECHNOLOGIES INC	292,760
RAINDANCE COMMUNICATIONS INC	109,725
RAMBUS INC DEL	2,987,110
RALCORP HLDGS INC NEW	1,097,600
RAMCO GERSHENSON PPTYS TR	325,450
RANGE RES CORP	615,195
RARE HOSPITALITY INTL INC	881,649
RAVEN INDS INC	236,000
RAYMOND JAMES FINANCIAL INC	1,777,555
RAYONIER INC	2,481,943
RAYOVAC CORP	877,805
RAYTECH CORP	165,336
READERS DIGEST ASSN INC	1,332,594
READING INTL INC	26,048
REAL NETWORKS INC	596,695
REALTY INCOME CORP	1,812,000

RECKSON ASSOCS RLTY CORP	1,513,890
RED HAT INC	2,802,361
RED ROBIN GOURMET BURGERS INC	359,192
REDBACK NETWORKS INC	24,856
REDWOOD TR INC.	823,770
REGAL BELOIT CORP	668,800
REGAL ENTMT GROUP	771,552
REGENCY CTRS CORP	1,239,335
REGENT COMMUNICATIONS INC DEL	238,125
REGENERON PHARMACEUTICALS INC	591,342
REGENERATION TECH INC DEL	282,768
REGIS CORP MINNESOTA	2,086,656
REHABCARE GROUP INC	401,814
REGISTER COM INC	120,887
REINSURANCE GROUP AMER INC	1,116,019
RELIANCE STL + ALUM CO	946,485
RELIANT RES INC	2,385,089
REMEC INC	608,464
REMINGTON OIL GAS CORP	472,560
RENAISSANCE LEARNING INC	228,760
REPLIGEN CORP	118,864
REPUBLIC BANCSHARES INC	377,797
RENAL CARE GROUP INC	2,389,600
RENT A CTR INC NEW	2,544,282
RENT WAY INC	245,700
REPUBLIC BANCORP INC KY	216,894
REPUBLIC BANCORP INC	926,369
REPUBLIC SVCS INC	4,685,164
RESEARCH FRONTIERS INC	93,829
RESTORATION HARDWARE INC DEL	85,975
RESMED INC	1,712,487
RESOURCE AMER INC	319,500
RESOURSES BANKSHARES CORP	121,580
RESOURCES CONNECTION INC	685,481
RESPIRONICS INC	1,803,600
RETEK INC	608,629
REVLON INC	4,803
REWARDS NETWORK INC	289,952
REX STORES CORP	65,136
REYNOLDS + REYNOLDS CO	2,312,380
RICHARDSON ELECTRS LTD	100,778
RIGGS NATL CORP WASH DC	317,376
RIGHT MGMT CONSULTANTS INC	327,950
RITE AID CORP	3,171,000
RIVIANA FOODS INC DEL	183,513
ROBBINS + MYERS INC	286,749
ROCK TENN CO	467,746
ROFIN SINAR TECHNOLOGIES INC	445,824
ROGERS CORP	833,868
ROLLINS INC	511,885
ROPER INDS	1,655,136
ROSS STORES INC	4,868,406

ROTO ROOTER INC NEW	479,440
ROUSE CO	4,375,700
ROXIO INC	176,559
ROYAL BANCSHARES PA INC	190,511
ROYAL GOLD INC	454,181
RUBY TUESDAY INC	2,085,468
RUDDICK CORP	744,640
RUDOLPH TECHNOLOGIES INC	331,290
RUSS BERRIE + CO INC	427,140
RUSSELL CORP	609,332
RYANS FAMILY STEAK HOUSES INC	764,570
RYERSON TULL INC NEW	303,425
RYLAND GROUP INC	2,712,384
S + T BANCORP INC	929,890
SBS TECHNOLOGIES INC	310,381
SBA COMMUNCATIONS CORP	246,834
SCP POOL CORP	1,191,186
SEI INVESTMENTS CO	2,687,454
SFBC INTL INC	223,104
SEMCO ENERGY INC	95,550
SJW CORP	223,125
SL GREEN RLTY CORP	1,514,745
SPSS INC	246,744
SPX CORP	5,534,021
S1 CORP	708,481
SRA INTL INC	482,720
SM+A	222,300
SWS GROUP INC	271,859
S Y BANCORP INC	254,944
SAFEGUARD SCIENTIFICS INC	606,848
SAFENET INC	424,626
SAFETY INS GROUP INC	253,228
SAFALINK CORP	80,162
SAGA COMMUNICATIONS	324,275
ST JOE CO	1,476,684
ST MARY LD + EXPL CO	1,045,950
SAKS INC	2,266,528
SALEM COMMUNICATIONS CORP DEL	265,776
SALIX PHARMACEUTICALS LTD	487,405
SANCHEZ COMPUTER ASSOC INC	67,230
SANDERS MORRIS HARIS GROUP INC	126,567
SANDERSON FARMS INC	310,310
SANDISK CORP	5,057,501
SANDY SPRING BANCORP INC	589,050
SANFILIPPO JOHN B + SON INC	479,776
SANTANDER BANCORP	183,209
SAPIENT CORP	457,520
SAUER DANFOSS INC	186,300
SAUL CTRS INC	393,782
S + P MIDCAP 400 / RUSSELL 2000 INDEX FUTURES	(139,576)
SAVIENT PHARMACEUTICALS INC	263,692

SAXON CAPITAL INC	752,105
SCANA CORP NEW	4,604,776
SCANSOURCE INC	583,936
SCANSOFT INC	508,262
SCHAWK INC	59,972
SCHEIN HENRY INC	3,297,904
SCHNITZER STL INDS INC	617,100
SCHOLASTIC CORP	1,191,400
SCHOOL SPECIALTY INC	632,586
SCHULMAN A INC	797,368
SCHWEITZER MAUDUIT INTL INC	559,864
SCICLONE PHARMACEUTICALS INC	371,910
SCIENTIFIC GAMES CORP	988,281
SCORE BRD INC	0
SCOTTS CO	1,555,908
SCRIPPS E W CO OH	3,539,664
SCS TRANSA INC	264,579
SEABORD CORP DEL	118,440
SEACHANGE INTL INC	488,950
SEABULK INTL INC	57,295
SEACOAST BKG CORP FLA	263,525
SEACOAST FINL SVCS CORP	800,372
SEACOR SMIT INC	851,108
SEATTLE GENETICS INC	119,262
SECOND BANCORP INC	248,160
SECURE COMPUTING CORP	680,580
SECURITY BK CORP	121,212
SEEBEYOND TECHNOLOGY CORP	168,597
SELECT COMFORT CORP	666,044
SELECT MED CORP	927,960
SELECTIVE INS GROUP INC	1,103,476
SEMTECH CORP	1,634,287
SEMITOOL INC	221,925
SENIOR HSG PPTSY TR	978,492
SENSIENT TECHNOLOGIES CORP	1,024,086
SEPRACOR INC	2,187,202
SEQUA CORP	308,700
SERENA SOFTWARE INC	544,078
SEROLOGICALS CORP	537,540
SERVICE CORP INTL	1,956,678
SERVICE MASTER COMPANY	4,191,670
7 ELEVEN INC	460,956
SHARPER IMAGE CORP	313,440
SHAW GROUP INC	934,332
SHENANDOAH TELECOMMUNICATIONS	189,662
SHOE CARNIVAL INC	167,320
SHOPKO STORES INC	494,100
SHORE BANCSHARES INC	204,619
SHUFFLE MASTER INC	723,558
SHURGARD STORAGE CTRS	1,954,035
SICOR INC	2,688,938
SIERRA BANCORP	92,512

SIERRA HEALTH SVCS INC	823,500
SIERRA PAC RES NEW	1,069,438
SIGMA DESIGNS	160,389
SILICON LABORATORIES INC	1,517,022
SILGAN HLDGS INC	464,231
SILICON GRAPHICS INC	327,430
SILICON STORAGE TECHNOLOGY INC	1,056,000
SILICON IMAGE INC	574,062
SILICON VY BANCSHARES	1,327,376
SILICONIX INC	356,460
SIMMONS 1ST NATL CORP	451,980
SIMPSON MFG INC	940,910
SINCLAIR BROADCAST GROUP INC	748,984
SIRIUS SATELLITE RADIO INC	3,623,572
SIPEX CORP	235,926
SIX FLAGS INC	899,392
SIZELER PPTY INVS INC	166,005
SKECHERS U S A INC	156,480
SKY FINL GROUP INC	2,904,528
SKYLINE CORP	258,038
SKYWEST INC	1,262,964
SKYWORKS SOLUTIONS INC	1,504,978
SMART + FINAL INC	142,128
SMITH A O CORP	716,001
SMITH INTL INC	4,239,192
SMITHFIELD FOODS INC	2,064,825
SMUCKER J M CO	2,758,523
SMURFIT STONE CONTAINER CORP	5,450,481
SOHU COM INC	606,202
SOLA INTL INC	671,160
SONIC CORP	1,404,111
SONIC AUTOMOTIVE INC	673,848
SONIC SOLUTIONS	315,180
SONICWALL INC	406,380
SONOCO PRODS CO	2,784,522
SONOSITE INC	383,776
SOTHEBYS HLDGS INC	662,510
SONUS NETWORKS INC	1,988,280
SOUND FED BANCORP INC	286,856
SOUNDVIEW TECHNOLOGY GROUP INC	389,728
SOURCE INTERLINK COS INC	163,814
SOURCECORP INC	439,555
SOUTH FINL GROUP INC	1,982,518
SOUTH JERSEY INDS INC	635,850
SOUTHERN FINL BANCORP INC	350,590
SOUTHERN PERU COPPER CORP	801,720
SOUTHERN UN CO NEW	1,223,968
SOUTHSIDE BANCSHARES INC	246,698
SOUTHWEST BANCORP INC OKLA	207,408
SOUTHWEST BANCORPORATION TEX	1,324,785
SOUTHWEST GAS CORP	819,425
SOUTHWEST WTR CO	185,378

SOUTHWESTERN ENERGY CO	1,075,500
SOVEREIGN BANCORP INC	8,317,250
SOVRAN SELF STORAGE INC	620,479
SPANISH BROADCASTING SYS INC	494,613
SPARTECH CORP	693,000
SPECIALTY LABORATORIES INC	125,925
SPECTRALINK CORP	419,823
SPEEDWAY MOTORSPORTSINC	465,612
SPHERION CORP	619,707
SPINNAKER EXPL CO	1,035,867
SPORTS AUTH INC NEW	965,491
SPORTS RESORTS INTL INC	139,656
SS+C TECHNOLOGIES INC	346,580
STAAR SURGICAL CO	298,390
STAGE STORES INC	583,110
STAMPS COM INC	273,420
STANCORP FINL GROUP INC	2,175,648
STANDARD COML CORP	284,994
STANDARD MICROSYSTEMS CORP	470,580
STANDARD MTR PRODS INC	92,340
STANDARD PAC CORP NEW	1,908,015
STANDARD REGISTER	333,234
STANDEX INTL CORP	372,400
STANLEY FURNITURE INC	252,000
STARTEK INC	513,954
STATE AUTO FINL CORP	325,121
STATE BANCORP INC N Y	170,669
STATE FINL SVCS CORP	209,824
STATEN IS BANCORP INC	1,435,500
STATION CASINOS INC	1,327,811
THE STEAK AND SHAKE COMPANY	425,009
STEEL DYNAMICS INC	1,108,728
STEELCASE INC	663,432
STEIN MART INC	255,440
STEINWAY MUSICAL INSTRS INC	158,080
STELLENT INC	246,984
STEPAN CHEM CO	225,720
STERLING BANCSHARES INC	611,181
STERICYCLE INC	1,952,060
STERIS CORP	1,900,660
STERLING BANCORP	426,645
STERLING FINL CORP	530,719
STERLING FINL CORP WASH	548,022
STEWART + STEVENSON SVCS INC	515,635
STEWART ENTERPRISES INC	704,888
STEWART INFORMATION SVCS CORP	843,440
STILLWATER MNG CO	506,665
STATE STREET BANK + TRUST CO	35,212,250
STONE ENERGY CORP	1,068,764
STONERIDGE INC	219,730
STORAGE TECHNOLOGY CORP	3,442,775
STRATASYS INC	253,518

STRATEX NETWORKS INC	447,950
STRATTEC SEC CORP	207,094
STRAYER ED INC	1,382,141
STRIDE RITE CORP	484,788
STUDENT LN CORP	730,000
STURM RUGER + CO INC	278,565
SUFFOLK BANCORP	455,796
SUMMIT AMER TELEVISION INC	150,920
SUMMIT BANKSHARES INC FT WORTH	197,806
SUMMIT PPTYS INC	739,816
SUN BANCORP INC	144,096
SUN BANCORP INC N J	263,340
SUN CMNTYS INC	688,860
SUNRISE SENIOR LIVING INC	751,556
SUPERCONDUCTOR TECHNOLOGIES	350,424
SUPERGEN INC	476,300
SUPERIOR ENERGY SVCS INC	573,400
SUPERIOR INDS INTL INC	1,192,448
SUPERTEX INC	286,500
SUPPORTSOFT INC	439,210
SUREWEST COMMUNICATIONS	711,392
SURMODICS INC	377,620
SUSQUEHANNA BANCSHARES INC PA	1,197,979
SWIFT ENERGY CO	571,215
SWIFT TRANSN INC	1,246,486
SYBASE INC	2,220,726
SYBRON DENTAL SPECIALTIES	1,267,310
SYCAMORE NETWORKS INC	997,172
SYKES ENTERPRISES INC	215,712
SYLVAN LEARNING SYS INC	1,217,817
SYMMETRICOM INC	317,408
SYMYX TECHNOLOGIES INC	528,135
SYNAPTICS INC	334,054
SYNOPSYS INC	5,537,923
SYNPLICITY INC	34,452
SYNOVIS LIFE TECHNOLOGIES INC	191,196
SYNTEL INC	150,731
SYPRIS SOLUTIONS INC	164,738
SYSTEMS + COMPUTER TECHNOLOGY	712,860
TBC CORP	531,686
TCF FINANCIAL CORP	4,470,018
T HQ INC	750,381
TRC COS INC	269,568
TTM TECHNOLOGIES	438,880
TAKE TWO INTERACTIVE SOFTWARE	1,391,523
TALBOTS INC	932,634
TALK AMER HLDGS INC	397,048
TALX CORP	379,534
TANGER FACTORY OUTLET CTRS INC	382,499
TANOX INC	390,555
TARRAGON RLTY INVS INC	36,322
TAUBMAN CENTERS INC	1,126,820

TAYLOR CAP GROUP INC	122,498
TECH DATA CORP	2,503,447
TECHNE CORP	1,820,996
TECHNICAL OLYMPIC USA INC	118,379
TECHNITROL INC	995,520
TECUMSEH PRODS CO	900,023
TEJON RANCH CO	323,979
TEKELEC INC	984,315
TELEDYNE TECHNOLOGIES INC	673,152
TELEFLEX INC	2,039,526
TELEPHONE + DATA SYS INC	3,815,550
TELIK INC	1,092,975
TELETECH HLDGS INC	542,400
TENNANT CO	467,640
TENNECO AUTOMOTIVE INC	377,316
TERAYON COMMUNICATION SYS	367,200
TEREX CORP NEW	1,559,650
TESORO PETE CORP	1,073,809
TETRA TECHNOLOGIES INC DEL	538,128
TETRA TECH INC NEW	1,433,801
TEXAS GENCO HLDGS INC	640,250
TEXAS INDS INC	986,531
TEXAS REGL BANCSHARES INC	1,057,978
THERAGENICS CORP	169,570
THERASENSE INC	635,390
THIRD WAVE TECHNOLOGIES INC	187,915
THOMAS INDS INC	447,114
THOR INDS INC	1,219,974
THORATEC CORP	792,894
THORNBURG MTG INC	2,271,200
3COM CORP	3,492,267
THREE FIVE SYS INC	133,096
TIBCO SOFTWARE INC	655,336
TIDEWATER INC	2,031,840
TIER TECHNOLOGIES INC	114,380
TIERONE CORP	576,296
TIMBERLAND CO	1,135,126
TIME WARNER TELECOM INC	582,475
TIMKEN CO	1,199,588
TITAN CORP	2,143,923
TIVO INC	230,140
TOLL BROS INC	2,206,680
TOLLGRADE COMMUNICATIONS INC	261,197
TOMPKINS TRUSTCO INC	395,109
TOO INC	742,720
TOOTSIE ROLL INDS INC	1,103,940
TOPPS INC	452,466
TORO CO	1,424,480
TOWER AUTOMOTIVE INC	443,267
TOTAL SYS SVCS INC	1,385,285
TOWN + CNTRY TR	426,134
TRACTOR SUPPLY CO	1,365,039

TRADESTATION GROUP INC	170,998
TRAMMELL CROW CO	500,850
TRANS WORLD ENTMT CORP	113,920
TRANSACTION SYS ARCHITECTS INC	973,090
TRANSATLANTIC HLDGS INC	1,987,680
TRANSKARYOTIC THERAPIES INC	465,178
TRANSMETA CORP DEL	506,940
TRANSMONTAIGNE INC	129,645
TREDEGAR INDS INC	517,149
TREX INC	372,204
TRIAD HOSPS INC	3,029,001
TRIAD GTY INC	503,500
TRIARC COS INC	475,398
TRICO BANCSHARES	227,232
TRIMBLE NAVIGATION LTD	1,463,532
TRIMERIS INC	372,395
TRINITY INDS INC	1,239,768
TRIQUINT SEMICONDUCTOR INC	1,073,721
TRITON PCS HLDGS INC	227,664
TRIUMPH GROUP INC NEW	677,040
TRIZEC PPTYS INC	1,633,940
TRIZETTO GROUP INC	287,025
TRIPATH IMAGING INC	279,240
TROY FINL CORP	253,750
THE TRUST COMPANY OF N J	944,384
TRUSTCO BK CORP N Y	1,235,219
TRUSTMARK CORP	1,735,711
TUESDAY MORNING CORP	529,375
TULARIK INC	946,390
TWEETER HOME ENTMT GROUP INC	225,855
21ST CENTURY INS GROUP	493,625
II VI INC	379,260
TYLER TECHNOLOGIES INC	447,121
TYSON FOODS INC (DEL)	3,388,354
UCBH HLDGS INC	1,979,676
UGI CORP NEW	1,744,155
UICI	596,272
UIL HLDG CORP	653,950
UMB FINL CORP	946,094
U S B HLDG INC	230,935
U S RESTAURANT PPTYS INC	521,424
URS CORP NEW	527,711
USANA HEALTH SCIENCES	299,880
USG CORP	727,423
USEC INC	805,560
U S I HLDGS CORP	396,720
US PHYSICAL THERAPY INC	220,220
U S XPRESS ENTERPRISES INC	127,400
US ONCOLOGY INC	825,292
ULTICOM INC	168,875
ULTIMATE ELECTRS INC	91,560
ULTRATECH INC	819,423

UMPQUA HLDGS CORP	643,347
UNIFI INC	387,645
UNIFIRST CORP	275,036
UNION BANKSHARES CORP	237,900
UNIONBANCAL CORP	3,596,250
UNISOURCE ENERGY CORP	845,838
UNIT CORP	1,155,128
UNITED AUTO GROUP INC	538,360
UTD COMMUNITY FINL	392,504
UNITED CMNTY BKS INC BLAIRSVIL	740,250
UNITED BANKSHARES INC W VA	1,410,240
UNITED CAP CORP	124,320
UNITED DEFENSE INDS INC	959,588
UNITED DOMINION RLTY TR INC	2,795,520
UNITED FIRE CAS CO	286,556
UNITED INDL CORP	211,185
UNITED NATL BANCORP N J	814,930
UNITED MOBILE HOMES INC	187,110
UNITED NAT FOODS INC	822,339
UNITED ONLINE INC	861,327
UNITED PANAM FINL CORP	8,355
UNITED RENTALS INC	1,253,826
UNITED SEC BANCSHARES INC	206,877
UNITED SEC BANCSHARES CA	32,736
UNITED STATES CELLULAR CORP	676,275
UNITED STATES TREAS BILLS	6,705,222
UNITED STATIONERS INC	1,429,336
UNITED SURGICAL PARTNERS	689,688
UNITED THERAPEUTICS CORP DEL	445,230
UNITEDGLOBALCOM	868,352
UNITRIN INC	2,190,589
UNIVERSAL AMERN FINL CORP	328,021
UNIVERSAL COMPRESSION HLDGS	541,512
UNIVERSAL CORP VA	1,311,849
UNIVERSAL DISPLAY CORP	278,868
UNIVERSAL ELECTRS INC	211,484
UNIVERSAL FST PRODS INC	643,600
UNIVERSAL HEALTH RLTY INCOME	388,290
UNIVERSAL HEALTH SVCS INC	3,158,736
UNIZAN FINL CORP	547,256
UNOVA INC	1,276,020
URBAN OUTFITTERS INC	1,148,550
URSTADT BIDDLE PPTYS INC	318,375
USF CORP	1,083,823
UTSTARCOM INC	3,110,173
VCA ANTECH INC	1,186,534
VAIL RESORTS INC	433,500
VALASSIS COMMUNICATIONS INC	1,441,085
VALHI INC NEW	474,232
VALENCE TECHNOLOGY INC	266,420
VALEANT PHARMACEUTICALS INTL	2,140,265
VALERO ENERGY CORP	6,687,881

VALLEY NATL BANCORP	3,285,175
VALMONT INDS INC	377,345
VALSPAR CORP	3,004,736
VALUE LINE INC	89,820
VALUECLICK INC	761,812
VALUEVISION MEDIA INC	340,680
VANS INC	182,560
VARCO INTL INC DEL	2,293,169
VARIAN INC	1,431,339
VARIAN SEMI EQUIP ASSOC INC	1,590,316
VARIAN MED SYS INC	5,686,930
VASTERA INC	174,800
VECTREN CORP	2,218,254
VECTOR GROUP LTD	418,380
VEECO INSTRS INC DEL	752,940
VENTAS INC	1,909,600
VENTANA MED SYS INC	555,540
VERITY INC	453,968
VERISIGN INC	3,971,218
VERITAS DGC INC	383,568
VERINT SYS INC	115,056
VERSO TECHNOLOGIES INC	378,560
VERTEX PHARMACEUTICALS INC	888,578
VIAD CORP	2,640,000
VIASAT INC	539,365
VIASYS HEALTHCARE INC	741,600
VICOR CORP	286,391
VICURON PHAMACEUTICALS INC	1,064,915
VIGNETTE CORP	550,929
VINTAGE PETE INC	731,424
VIRAGE LOGIC CORP	142,380
VIRBAC CORP	110,670
VIRGINIA COMM BANCORP INC	230,104
VIRGINIA FINL GROUP INC	245,088
VISHAY INTERTECHNOLOGY INC	4,406,235
VISTACARE INC	449,920
VISX INC	1,064,900
VITAL SIGNS INC	284,490
VITAL IMAGES INC	235,488
VITALWORKS INC	154,700
VITESSE SEMICONDUCTOR CORP	1,430,519
VITRIA TECHNOLOGY INC	225,070
VIVUS	118,248
VOLT INFORMATION SCIENCES INC	241,820
VORNADO RLTY TR	5,283,375
WD 40 CO	661,232
WFS FINL INC	571,299
WCI CMNTYS INC	385,407
WGL HLDGS INC	1,584,030
W HLDG CO INC	1,604,470
W H ENERGY SVCS INC	458,460
WMS INDUSTRIES INC	741,460

WPS RES CORP	2,052,612
WSFS FINL CORP	399,165
WABASH NATL CORP	826,260
WABTEC	716,839
WACKENHUT CORRECTIONS CORP	232,560
WADDELL + REED FINL INC	2,107,646
WALTER INDS INC	440,550
WARNACO GROUP INC	612,480
WARWICK COMMUNITY BANCORP	185,760
WARWICK VALLEY TEL CO	159,786
WASHINGTON FED INC	2,364,073
WASHINGTON GROUP INTL INC	944,366
WASHINGTON POST CO	4,685,879
WASHINGTON REAL ESTATE INVT TR	1,264,360
WASHINGTON TR BANCORP INC	351,080
WASTE CONNECTIONS INC	1,216,194
WATCHGUARD TECHNOLOGIES INC	170,235
WATSCO INC	506,879
WATSON WYATT + CO HLDGS	987,735
WATTS WATER TECHNOLOGIES INC	430,680
WAUSAU MOSINEE PAPER CORP	612,456
WAYNE BANCORP INC	209,246
WAYPOINT FINL CORP	885,928
WEBEX COMMUNICATIONS	570,840
WEBSENSE INC	751,468
WEBMETHODS INC	503,598
WEB MD CORP	3,273,843
WEBSTER FINL CORP WATERBURY	2,451,217
WEIGHT WATCHERS INTL INC NEW	1,937,685
WEINGARTEN RLTY INVS	2,390,465
WEIS MKTS INC	508,200
WELLCHOICE INC	855,600
WELLMAN INC	406,358
WERNER ENTERPRISES INC	1,171,973
WESBANCO INC	664,560
WESCO FINL CORP	598,400
WESCO INTL INC	230,100
WEST BANCORPORATION INC	307,940
WEST COAST BANCORP ORE NEW	428,934
WEST CORP	499,445
WEST MARINE INC	392,121
WEST PHARMACEUTICAL SVCS INC	474,600
WESTAMERICA BANCORPORATION	1,978,060
WESTSTAR ENERGY INC	1,648,350
WESTELL TECHNOLOGIES	310,452
WESTCORP INC	626,175
WESTERN DIGITAL CORP	2,767,113
WESTERN GAS RES INC	1,006,425
WESTERN SIERRA BANCORP	172,161
WESTERN WIRELESS CORP	1,378,836
WESTFIELD FINANCIAL INC	97,416
WESTMORELAND COAL CO	190,750

WESTPORT RES CORP NEW	1,030,021
WESTWOOD ONE INC	3,496,262
WET SEAL INC	313,760
WEYCO GROUP INC	50,474
WHITE ELECTR DESIGNS CORP	168,080
WHITEHALL JEWELLERS INC	105,609
WHITNEY HLDG CORP	2,008,510
WHOLE FOODS MKT INC	4,074,791
WILD OATS MKTS INC	310,320
WILEY JOHN + SON	1,551,388
WILLIAMS CLAYTON ENERGY INC	186,048
WILLIAMS SONOMA INC	3,431,799
WILLOW GROVE BANCORP INC NEW	140,304
WILMINGTON TR CORP	2,833,200
WILSON GREAT BATCH TECH	1,056,750
WILSONS LEATHER EXPERTS INC	72,243
WILTEL COMMUNICATIONS	—
(RTS expense 10/15/04)
WIND RIV SYS INC	681,230
WINNEBAGO IND INC.	1,010,625
WINSTON HOTELS	184,620
WINTRUST FINL CORP	1,071,125
WIRELESS FACS INC	508,212
WISCONSIN ENERGY CORP	4,691,363
WOLVERINE WORLD WIDE INC	1,039,380
WOODHEAD INDUSTRIES	221,390
WOODWARD GOVERNOR CO	602,398
WORLD ACCEPTANCE CORP	332,497
WORLD FUEL SERVICES CORP.	359,870
WORLD WRESTLING ENTMT INC	216,150
WRIGHT MED GROUP INC	617,932
WYNN RESORTS LTD	862,708
XM SATELLITE RADIO HLDGS INC	3,519,060
X RITE INC	305,640
XTO ENERGY INC	5,731,684
YADKIN VY BK + TR CO ELKIN N C	126,540
YANKEE CANDLE INC	1,030,341
XICOR INC	362,880
YARDVILLE NATIONAL BANCORP	229,086
YELLOW ROADWAY CORP	1,792,162
YORK INTL CORP	1,805,040
YOUNG BROADCASTING INC	342,684
YOUNG INNOVATIONS INV	226,800
ZALE CORP NEW	1,659,840
ZEBRA TECHNOLOGIES CORP	2,943,510
ZENITH NATL INS CORP	393,855
ZHONE TECHNOLOGIES INC NEW	263,495
ZORAN CORP	850,701
ZYGO CORP	348,764
ZYMOGENETICS INC	220,100
ZOLL MED CORP	335,286

EXHIBIT B — TOTAL INTERNATIONAL STOCK MARKET INDEX FUND

Security Name	Market Value
KIDDE	208,311
ATI TECHNOLOGIES INC	479,886
AMEC	172,813
ABITIBI CONSOLIDATED INC	411,582
SIGNET GROUP	408,254
EMI GROUP	289,541
DIXONS GROUP	632,178
SAFEWAY	708,388
SEVERN TRENT	607,245
ASSOC BRIT PORTS	340,738
BHP BILLITON PLC	2,828,391
ARM HLDGS	304,987
BAA	1,250,690
BBA GROUP	262,273
BPB	400,253
BARRATT DEVEL	298,663
AGNICO EAGLE MINES LTD	117,323
AGRIUM INC	271,246
BERKELEY GROUP	229,321
BALFOUR BEATTY	214,482
BOC GROUP	991,817
AMVESCAP	646,644
BRITISH AIRWAYS	288,176
BRITISH LAND CO	671,638
ALCAN INC	2,491,561
BRITISH SKY BROADCAST	2,078,311
AGGREKO	90,850
BUNZL	460,377
ALIANT INC	148,993
CABLE + WIRELESS	743,366
CAPITA GROUP	370,191
NOVAR	137,409
CATTLES PLC	254,422
CELLTECH GROUP	242,643
AVIVA PLC	2,598,480
REUTERS GROUP	786,118
DIAGEO	5,347,451
SCHRODERS	186,666
DAVIS SERVICE GP	177,876
BAE SYSTEMS	1,209,022
PROVIDENT FINL	390,722
AMERSHAM PLC	1,253,428
BRIT AMER TOBACCO	2,868,719
MAN GROUP	937,285
EMAP	513,621
ELECTROCOMPONENTS	323,469
ENTERPRISE INNS	406,789

FKI	142,610
CARLTON COMUNCTNS	339,574
COBHAM PLC	300,330
FIRSTGROUP	260,750
ANGIOTECH PHARMACEUTICALS INC	248,636
AO MOSENERGO	72,211
TATNEFT	232,560
GUS PLC	1,838,262
ARACRUZ CELULOSE S A	167,211
MISYS	272,680
HAMMERSON PLC	422,141
STAGECOACH GROUP PLC	195,102
HAYS	466,226
REXAM	638,495
EXEL	514,493
IMPERIAL TOBACCO	1,883,606
IMI	274,715
IMPERIAL CHEM INDS	548,617
JOHNSON MATTHEY	496,197
SABMILLER PLC	1,080,373
HILTON GROUP	829,352
LOGICA CMG PLC	442,111
COMPASS GROUP	1,944,543
HSBC HLDGS	22,444,756
BCE INC	904,024
MFI FURNITURE GRP	211,804
LEGAL + GENERAL GP	1,530,892
CENTRICA	2,108,508
UNILEVER	3,422,203
BALLARD PWR SYS INC	119,615
BANCO VENEZOLANO DE CREDITO	8,294
BANCO SANTANDER CHILE NEW	279,677
BANCOLOMBIA S A	176,220
CADBURY SCHWEPPES	1,986,563
INTERNATIONAL POWER	316,747
BANK MONTREAL QUE	2,744,615
BANK N S HALIFAX	3,430,358
UNITED UTILITIES	649,485
ROYAL+SUN ALLIANCE	598,752
PEARSON	1,164,004
BARRICK GOLD CORP	1,540,836
P + O	400,223
PERSIMMON	341,602
LIBERTY INTERNATIONAL	402,930
PILKINGTON	228,378
SCOTTISH POWER	1,626,350
PRUDENTIAL PLC	2,225,665
RIO TINTO	3,862,251
VODAFONE GROUP	22,206,369
RANK GROUP	392,706
RMC GROUP	436,933
RECKITT BENCKISER PLC	1,785,220

REED ELSEVIER PLC	1,395,170
RENTOKIL INITIAL	822,030
BBVA BANCO FRANCES S A	47,856
ROYAL BK SCOT GRP	10,816,545
CLOSE BROTHERS GP	237,829
SAINSBURY(J)	1,061,289
SCOT + NEWCASTLE	702,199
SCOT + SOUTHERN EN	1,357,308
SERCO GROUP	166,753
BP PLC	23,545,884
SSL INTERNATIONAL	148,160
SAGE GROUP	492,678
SHELL TRNSPT+TRDG	9,446,025
INVENSYS	141,776
SLOUGH ESTATES	430,481
SMITHS GROUP	869,008
GRANADA PLC	789,141
LLOYDS TSB GROUP	5,889,117
TATE + LYLE	294,999
BG GROUP	2,376,868
TAYLOR WOODROW	358,788
TESCO	4,423,940
3I GROUP	887,949
TOMKINS	478,219
BIOVAIL CORP	375,308
ALLIANCE UNICHEM	289,941
SMITH + NEPHEW	1,016,812
GLAXOSMITHKLINE	17,942,437
DE LA RUE PLC	116,551
DAILY MAIL + GEN TST	474,208
GREAT PORTLAND EST	92,207
AEGIS GROUP	253,633
WIMPEY(GEORGE)	325,220
WPP GROUP	1,519,909
WOLSELEY	1,081,100
BOMBARDIER INC	782,241
KELDA GROUP	421,209
ASTRAZENECA	10,761,461
BRASCAN CORP	640,415
BRASIL TELECOM PARTICIPACOES	40,106
BROOKFIELD PPTYS CORP	332,806
CAE INC	141,261
C I FD MGMT INC	247,923
CAMECO CORP	423,887
CDN IMPERIAL BK OF COMMERCE	2,407,707
CANADIAN NATL RY CO	1,644,378
CANADIAN NATURAL RES LTD	856,424
CANADIAN PAC RY	598,754
CANADIAN TIRE LTD	304,121
CELESTICA INC	367,512
COGNOS INC	306,612
UNIBANCO UNIAO BCO	264,720

ALPARGATAS	—
ALFA SA	83,671
COMPANHIA VALE DO RIO DOCE	390,961
COMPANIA ANON NACL TELE DE VEZ	155,957
COMPANIA CERVECERIAS UNIDAS SA	20,619
COMPANIA DE TELECOM DE CHILE	573,811
ARACRUZ CELULOS SA	40,416
BCO BRADESCO SA	520,393
TV AZTECA	89,411
WALMART DE MEXICO	498,525
COCA COLA FEMSA SA	74,751
SIDER DE TUBARAO	56,014
SABESP CIA SANEAM	55,437
C A NAC TELEFONOS	32,264
CERV PER BACKUS + JO	20,323
CEMIG CIA ENERG MG	210,978
WAL MART DE MEXICO	178,892
VALE RIO DOCE(CIA)	763,778
COPEL PARANA ENERG	66,031
CONSORICO ARA SA	37,739
SIDER NACIONAL CIA	260,691
CONTROL COM MEX	39,318
CORP INTERAM ENTRE	53,806
COTEMINAS CIA TEC	20,154
CRESUD	5
CP SHIPS LTD COM	245,842
FOMENTO ECON MEXICO	302,686
VALE RIO DOCE(CIA)	525,532
CRESUD SA CIFYA	16,868
DURATEX SA	19,498
EMBRATEL PARTICIPA	90,897
TELE CELULAR SUL	34,371
TELE CENTRO OESTE	108,357
BRASIL TELECOM PAR	81,812
BRAXIL TELECOM PAR	154,822
TELESP CELLULAR PAR	140,739
TELE NORTE LESTS P	110,423
TELE NORTE LESTE P	407,833
TELEMIG CELULAR PA	49,604
TELENORDESTE CELUL	45,938
ELECTROBRAS (CENTR)	135,567
ELETROBRAS (CENTR)	241,047
AMBEV CIA DE BEBID	749,955
GRUPO TELEVISA SA	549,909
GRUPO MODELO SA DE	155,359
USIMINAS USI SD MG	152,510
GPO BIMBO SA DE CV	51,261
GRUPO CARSO	112,483
CEMEX SA PTG CERT	785,430
GPO CONTINENTIAL	29,420
GRUPO FINANCIERO BANORTE SA	73,230
EMRAER EMP AER BR	359,622

INDUSTRIAS PENOLES	51,169
EDEGEL S A	27,502
LUZ DEL SUR SA	13,477
KIMBERLY CLARK MEX	164,282
BCO ITAU HOLDING FINANCEIRA	625,042
PETROBRAS ENER	8
DISTRIBUCION Y SERVICIO D + S	35,990
DOFASCO INC	270,117
DOMTAR INC	321,768
MINSUR	45,758
GPO FIN GALICIA	6
GRUPO AEROPORTUARI	45,665
GPO MEXICO SA	95,255
GERDAU SA SIDERURG	181,964
AMERICA MOVIL SA	1,342,121
PAO DE ACUCAR CIA	92,212
VOTORANTIM PAPEL E	79,780
PETROL BRASILIEROS	1,101,695
ECI TELECOM LTD	33,475
PETROL BRASILEIROS	1,032,473
SADIA SA	54,721
SOUZA CRUZ (CIA)	101,281
TELECOM ARGENTINA	10
TELEFONOS DE MEXIC	1,512,861
TRANSPORT GAS SUR	3
MINAS BUENAVENTURA	375,689
EMBOTELLADORA ANDINA SA	20,013
EMPRESA NACIONAL DE ELEC	325,775
ENCANA CORP	2,481,191
ENBRIDGE INC	895,935
ENERSIS S A	398,198
VITRO SA	18,028
GRUPO ELEKTRA (NEW)	58,704
GF BBVA BANCOMER	372,348
UTD BUSINESS MEDIA	388,430
WHITBREAD	492,220
FAIRFAX FINL HLDGS LTD	307,954
FAIRMONT HOTELS RESORTS INC	285,409
FRIENDS PROVIDENT	499,403
HBOS	6,531,124
FALCONBRIDGE LTD NEW	250,516
BRAMBLES INDUSTRIE	340,635
GKN	462,269
TI AUTOMOTIVE	—
BK OF IRELAND	1,761,087
BT GROUP	3,833,050
CANARY WHARF GROUP	289,817
RYANAIR HLDGS	202,313
CARNIVAL PLC	881,361
NATIONAL GRID TRANSCO PLC	2,892,865
MARKS + SPENCER GP	1,542,557
BARCLAYS	7,677,175

HILL (WILLIAM)	414,906
YELL GROUP	315,968
FINNING INTL INC	239,118
LAND SECS GP	1,078,604
GRAFTON GROUP	176,602
NEXT GROUP	739,483
BOOTS GROUP	1,291,868
INTERCONTINENTAL H	907,283
SECURICOR	116,122
ROLLS ROYCE GROUP	628,516
KESA ELECTRICALS	318,037
KINGFISHER	1,514,956
UTD UTILITIES	221,480
HANSON	711,915
MITCHELLS + BUTLER	266,575
FOUR SEASONS HOTELS INC	154,347
GAZPROM O A O	231,546
GEN PROBE INC NEW	73
GLAMIS GOLD LTD	296,549
GOLDCORP INC NEW	378,173
GREAT WEST LIFECO INC	614,730
CGI GROUPE INC	204,529
BOUYGUES	906,353
UMICORE	160,674
TURKCELL ILETISIM	93,273
ADANA CIMENTO	5,555
AKBANK	231,330
AIR LIQUIDE(L)	2,280,295
AKSIGORTA	19,978
AKSA	11,714
EADS(EURO AERO	863,680
ALARKO HLDG	10,020
ALLEANZA ASSICURAZ	681,119
ALLIED IRISH BANKS	1,798,223
AMER GROUP	134,315
ALUM CO OF GREECE	19,861
VEOLIA ENVIRONNEMENT	843,993
ADIDAS SALOMON AG	660,392
RICHTER GEDEON VEG	204,569
ATLAS COPCO AB	529,651
ATLAS COPCO AB	299,835
ARCELIK	54,853
ASSIC GENERALI	3,383,676
LOREAL	3,582,210
BCO ESPIR SANTO	210,971
LVMH MOET HENNESSY	2,304,431
IBERIALINEAS AERE	170,709
ABERTIS INFRAESTRUCTURAS SA	428,950
WANADOO	396,149
AYGAZ	21,123
BCA POP DI MILANO	334,089
SAGEM SA	286,952

BANCA INTESA SPA	1,854,676
BANCA INTESA SPA	356,740
BCA FIDEURAM SPA	231,121
ARN MONDADORI EDIT	144,998
ELEC DE PORTUGAL	579,031
BOHLER UDDEHOLM	43,018
BK OF PIRAEUS	189,308
REED ELSEVIER NV	1,039,020
BUDIMEX	14,299
KOBENHAVN LUFTHAVE	94,835
DANISCO	304,426
BANG + OLUFSEN A/S	58,830
THALES	325,460
CAP GEMINI	635,449
ANADOLU EFES	93,930
CARLSBERG	133,624
COFINIMMO SA	88,544
CASINO GUICH PERR	470,010
CRH	1,410,165
DCC	147,465
CIMSA	13,054
HELLENIC TECHNODOM TEV	50,650
COMMERCL BK GREECE	188,494
CMB	33,986
UNICREDITO ITALIAN	2,723,120
ALPHA BANK	602,263
D IETEREN TRADING	73,424
A P MOLLER MAERSK	1,024,741
DELHAIZE GROUP	492,260
DNB NOR ASA	667,782
ELECTRABEL	1,224,310
OSTASIATISKE KOMPA	101,003
ELAN CORP	311,691
EREGLI DEMIR CELIK	73,661
BAYER HYPO VEREINS	1,090,752
COMMERZBANK AG	1,207,811
FYFFES	79,095
HINDALCO INDS LTD	77,544
SYNGENTA AG	954,675
FLUGHAFEN WIEN AG	62,688
T GARANTI BANKASI	111,587
ZELTIA SA	132,979
PUBLICIS GROUPE SA	403,653
GECINA	279,293
COCA COLA HELL BOT	199,197
IBERDROLA SA	2,012,134
HOGANAS AG	73,968
JELFA	6,823
HUANENG POWER INTL INC	227,179
IHC CALAND NV	215,162
HUDSONS BAY CO	78,096
HURRIYET GAZETE	34,846

IRISH LIFE + PERM	560,581
SNIA SPA	93,471
IMERYS	207,572
ENIRO AB	212,908
INDRA SISTEMAS SA	206,812
JERONIMO MARTINS SGPS	44,265
HUSKY ENERGY INC	299,493
KESKO OYJ	138,310
KOC HLDG	110,923
HYUNDAI MOTOR CO	496,358
KBC BANKVERZEKERIN NPV	548,202
IRSA INVERSIONES Y REPRESENT	21,540
GN STORE NORD	182,289
LAFARGE	1,923,598
ICICI BK LTD	330,062
KOMERCNI BANKA	37,262
KERRY GROUP	314,914
WARTSILA	97,780
IMPERIAL OIL LTD	764,841
INCO LTD	979,761
SYNTHES STRATEC	576,000
LAGARDERE S.C.A.	926,541
MAYR MELNHOF KARTO	64,311
SMEDVIG	31,502
NH HOTELES SA	125,297
MEDIOBANCA SPA	676,935
MATAV RT	212,182
PROSIEBENSATI MEDI	154,043
VALORA HLDG AG	128,256
MICHELIN(CGDE)	807,949
DANSKE BANK	1,509,314
MIGROS	44,306
DOUGLAS HLDG AG	112,007
CONTINENTAL AG	585,848
INTRAWEST CORP	116,499
NORTEL NETWORKS NETAS TELEKO	7,057
UNAXIS HOLDING AG	183,504
INVESTORS GROUP INC	333,987
DEUTSCHE POST AG	1,038,104
ORION	109,380
NATL BK OF GREECE	671,966
TELEKOM AUSTRIA	314,544
NOKIAN RENKAAT	94,141
NORSK HYDRO AS	1,229,748
OMV AG	255,879
NOVOZYMES AS B SHS	260,579
OEST ELEKTRIZITATS	63,073
JSC MMC NORILSK NICKEL	582,740
FORD OTOMOTIV SAN	44,002
OUTOKUMPU OYJ	158,942
PERNOD RICARD	748,629
PIRELLI + CO SPA	241,240

INDEPENDENT NEWS+M	166,399
BARCO	94,502
RENAULT (REGIE NATIONALE)	1,524,671
KUONI REISEN HLDG	131,891
RAS	686,766
RHI AG	38,207
RAUTARUUKKI OY	78,819
TOMRA SYSTEMS ASA	146,029
TELENOR AS	641,175
AVENTIS SA	5,799,684
MERCK KGAA	261,432
MOL HUNGARIAN OIL	215,496
INTERBREW	522,060
SKF AB	340,000
SKF AB	183,019
RWE AG (NEU)	2,139,710
RWE AG (NEU)	176,168
SCHIBSTED ASA	113,591
LUXOTTICA GROUP	311,395
SKAND ENSKILDA BKN	918,383
VINCI	715,624
SOLVAY	712,387
SGS SA	348,235
KT CORP	260,515
SCHNEIDER ELECTRIC	1,754,045
VIVENDI UNIVERSAL	2,861,402
SCHERING AG	1,092,476
SAP AG	4,435,025
SSAB(SVENSKT STAL)	54,925
SSAB(SVENSKT STAL)	137,513
STOREBRAND ASA	171,825
SULZER AG	121,972
SVENSKA CELLULOSA	1,033,758
T IS BANKASI	213,271
T SISE CAM	23,277
TECHNIP	265,690
PHILIP MORRIS CR AS	73,771
TIM SPA	2,756,787
TECHNIKI OLYMPIAKI	45,459
TITAN CEMENT CO	157,786
TOFAS OTOMOBIL FAB	27,914
TRELLEBORG AB	165,858
TRAKYA CAM	19,765
TOTAL SA	15,462,478
TUPRAS	89,656
UNION FENOSA	482,046
SOC AIR FRANCE	147,814
VA TECHNOLOGIE AG	32,400
VESTEL ELECTRONIC	37,568
CORIO NV	219,368
VIOHALCO	79,229
VALEO	382,658

VOLVO AB	375,356
VOLVO(AB)	920,323
WATERFRD WEDGEWOOD	20,821
E ON AG	5,253,026
VOESTALPINE AG	112,895
WERELDHAVE NV	191,046
KINROSS GOLD CORP	305,867
VNU NV	937,320
YAPI KREDI BANKASI	92,877
ROSTELEKOM	162,740
KOMERCNI BANKA A S	136,648
KOOKMIN BK NEW	517,992
GREENCORE GROUP	97,101
HOLMEN AB	230,810
KCI KONECRANES OYJ	66,145
METRO AG	822,391
SWEDISH MATCH	466,029
UPM KYMMENE OY	1,367,740
OTE (HELLENIC TLCM)	448,991
PUMA AG	353,178
TELE2 AB	667,102
BAYER AG	2,488,180
STORA ENSO OYJ	1,133,253
HENKEL KGAA	603,185
MEDIASET	937,294
BASF AG	3,934,765
COMPUTERLAND	16,508
CELESIO AG	178,331
BEIERSDORF AG	394,361
TANSAS	9,327
HEIDELBERGCEMENT	233,530
FRESENIUS MEDICAL	315,151
AKCANSA CIMENTO SA	10,726
STATE BK OF INDIA	127,545
FRESENIUS MEDICAL	162,158
FRANCE TELECOM	3,993,791
CIBA SPECIALTY CHE	699,130
ROYAL DUTCH PETROL	14,639,419
VEDIOR	180,729
CELULOZA SWIECIE	33,620
HAGEMEYER	27,740
GRUPA KETY SA	32,101
SAMPO OYJ	390,968
ALLIANZ AG	4,697,367
UPONOR OYJ	126,135
CASTELLUM AB	124,984
ABN AMRO HLDGS NV	4,783,989
AHOLD (KON)NV	1,101,118
HERMES INTL	227,546
DONG AH CONST IND	—
AUTOGRILL SPA	214,398
BULGARI SPA	154,648

KGHM POLSKA MIEDZ	91,664
FLS INDUSTRIES	36,666
HACI OMER SABANCI	116,281
ENDESA S.A.	2,299,654
CESKY TELECOM	116,928
ALTANA AG	545,137
DEUTSCHE LUFTHANSA	407,795
ERSTE BANK DER OST	464,764
MUENCHENER RUCKVERS AG	2,343,104
UNIPETROL	21,971
BIC	190,548
MODERN TIME GROUP	141,640
DASSAULT SYSTEMES	330,265
ACS ACTIVIDADES CO	614,132
FOLLI FOLLIE	50,189
ORBIS	23,904
PROKOM SOFTWARE SA	48,115
RABA MAGYAR WAGON	4,248
NORDEA	2,375,991
LOBLAW COS LTD	760,453
NUMICO (KON) NV	542,360
OM HEX AB	90,180
DUTY FREE SHOPS	62,530
ALTADIS SA	1,040,141
OCE NV	159,538
GAMBRO	192,468
GAMBRO	102,994
AKZO NOBEL NV	1,397,493
ORKLA ASA	590,150
SKANDIA FORSAKRING	394,713
ELECTROLUX AB	869,568
BK POLSKA KASA OPIEKI GRUPA	229,510
ALSTOM	105,217
HELLENIC PETROLEUM	125,900
TIETOENATOR OYJ	311,212
TPG NV	1,048,801
INTRACOM	65,811
VOLKSWAGEN AG	1,612,130
VOLKSWAGEN AG	492,825
ACERINOX SA	302,416
BBVA (BILB VIZ ARG)	5,570,640
SACYR VALLEHERMOSO SA	193,426
PIN PRINTEMPS REDO	832,727
DOGAN YAYIN HLDGS	40,930
MDS INC	271,502
BCA NAZ DEL LAVORO	479,469
DAIMLERCHRYSLER AG	5,197,728
MI DEVS INC	164,983
SWISSCOM AG	1,158,268
MEDIOLANUM	264,600
DROTT AB	201,090
MOBISTAR	159,017

CNP ASSURANCES	229,154
TELEKOMUNIKACJA PO	334,276
SECURITAS	528,456
SAN PAOLO IMI SPA	1,767,658
VODAFONE PANAFON SA	170,948
FRONTLINE LTD	143,387
KONINKLIJKE VENDEX	167,659
MAN AG	409,347
ACCIONA S A	226,217
FORTUM OYJ	476,169
MAGNA INTL INC	968,383
UCB	427,425
AGORA	40,425
CEZ	151,645
THYSSENKRUPP AG	789,073
UNILEVER NV	4,981,662
CARREFOUR	4,065,009
MANULIFE FINL CORP	1,996,202
GAS NATURAL SDG	626,109
EFG EUROBANK ERGAS	409,690
ATOS ORIGIN	195,177
TUI AG	331,934
REPSOL YPF SA)	2,372,019
WOLTERS KLUWER	558,609
SANOFI SYNTHELABO	3,565,128
GRUPO FERROVIAL SA	283,406
IMMOFINANZ IMMOBIL NPV	193,426
HENNES + MAURITZ	1,496,039
AGFA GEVAERT NV	413,373
GEBERIT	228,108
ASSA ABLOY	464,616
TDC A/S	604,092
WIENERBERGER AG	110,949
ELISA CORPORATION	245,118
SVENSKA HANDELSBANKEN SERIES A	1,495,476
SVENSKA HANDELSBKN SER B SEK 4	114,867
NEG MICON	38,168
BCO SANT CENT HISP	6,752,998
METSO OYJ	170,938
MLP AG	144,012
BANCO BPI SA	171,196
RODAMCO EUROPE	343,770
SIEMENS AG NPV (REGD)	8,300,324
WELLA AG	159,498
AGUAS DE BARCELONA	110,735
TELEFONICA SA	9,182,888
QIAGEN NV	206,725
LINDE AG	578,614
MASISA S A	305,976
FIAT SPA	451,168
DEUTSCHE BANK AG	5,605,459
MASONITE INTL CORP	187,425

DSM NV	523,714
SUEDZUCKER AG	127,611
EPCOS	139,533
KARSTADT QUELLE AG	128,458
FOM CONST Y CONTRA	250,354
AMADEUS GLOBAL TRAVEL	199,250
TOPDANMARK AS	166,481
BRISA AUTO ESTRADA	220,249
COLRUYT SA	209,406
POLSKI KONCERN NAF	235,159
PT MULTIMEDIA SGPS	104,894
BCO COM PORTUGUES	532,451
PORTUGAL TCOM SGPS	1,155,428
BEKAERT SA	118,797
GR ED L ESPRESSO	135,252
DEUTSCHE TELEKOM	5,959,580
TELECOM ITALIA MEDIA	85,191
ACCOR	1,107,927
BCO POPULAR ESP	1,261,551
IS GAYRIMENKUL YAT	12,262
FINMECCANICA SA	617,897
COLOPLAST	137,646
DSV	118,891
MERCANTIL SERVICIOS FINANCIER	37,534
BUSINESS OBJECTS	278,627
INFINEON TECHNOLOGIES AG	842,762
MERIDIAN GOLD INC	188,970
NOKIA (AB) OY	11,363,653
AXFOOD AB	73,794
AEGON NV	2,664,029
ASML HOLDING NV	1,209,752
ISS INTERNATIONAL	278,866
TISCALI SPA	164,495
OMEGA PHARMA	85,886
KON KPN NV	2,178,178
ERICSSON (LM) TEL	3,494,393
WILLIAM DEMANT HOL	125,618
STMICROELECTRONICS	2,052,938
SANDVIK AB	1,002,850
VESTAS WIND SYSTEMS	212,681
SOC GENERALE	3,746,161
WM DATA AB	71,303
SONAE SGPS SA	94,779
ALCATEL	2,030,948
FINECOGROUP	139,409
ITALCEMENTI	131,110
TELIASONERA AB	1,134,422
SOFTBANK SA	7,858
GIVAUDAN AG	482,765
SERONO SA	645,409
DANONE	2,595,015
ZURICH FIN SVS GRP	2,743,222

PHILIPS ELEC(KON)	5,121,347
PROMOTORA DE INFOR	144,461
THOMSON SA	649,371
TPI TELEF PUB INFO	120,591
TF1 TV FRANCAISE	532,895
AK ENERJI TRL10000	8,439
JIANGXI COPPER CO	42,151
ASM PACIFIC TECH	96,062
ACCTON	32,691
JIANGSU EXPRESSWAY	79,111
ACER INC	218,072
ADERANS COMPANY	69,373
AJINOMOTO CO INC	828,366
MISR INTL BK	9,477
CHINA STHN AIRLINE	67,667
ALL NIPPON AIRWAYS	163,199
AIFUL CORP	402,351
ALPS ELECTRIC CO	292,619
AMADA CO	213,474
AMANO CORPORATION	50,751
HANG LUNG PROP	199,288
NET ONE SYSTEMS CO	161,659
FUJI TELEVISION NETWORK INC	151,535
AEON CREDIT SERV	123,663
TEXWINCA HLDGS	50,942
AFRICAN BANK INV	84,690
AVI LTD	107,635
SINGAPORE TECH ENG	222,222
ANRITSU CORP	73,388
ZHEJIANG SOUTHEAST	78,585
AOYAMA TRADING CO	134,515
AMMB HOLDINGS BHD	96,717
ARAB BANK	116,150
ARAB PHARMACEUTICA	15,952
ARIAKE JAPAN CO	66,819
ACOM CO	423,555
ASUSTEK COMPUTER	306,764
REALTEK SEMICOND	76,263
WOOLWORTHS HLDGS	120,435
ANEKA TAMBANG	17,359
WESTFIELD HOLDINGS	595,354
ASAHI BREWERIES	449,436
BENQ CORP	156,261
ASAHI KASEI CORP	863,469
AYALA LAND INC	44,909
ASAHI GLASS CO	812,914
ASATSU DK	97,863
ADVANCED SEMICONDT	191,261
ASIA CEMENT	38,837
AUST GAS + LIGHT	505,339
AUST + NZ BANK GRP	3,203,673
AMCOR LIMITED	699,540

AUTOBACS SEVEN CO	78,203
CHINA MOBILE (HK)	1,980,332
BK OF PHILIP ISLAN	51,952
BANDAI CO	332,556
BANK OF EAST ASIA	571,316
FUKUOKA BANK OF	289,727
COMMERCE ASSET HLD	200,831
BK HAPOALIM BM	230,289
BANPU CO	34,299
WESTPAC BKG CORP	2,914,210
BK LEUMI LE ISRAEL	133,966
HANA BANK	142,174
BANGKOK BANK	77,577
BANGKOK BANK	205,199
BEC WORLD	57,543
BQE MAROC COMM EXT	41,753
BARLOWORLD LTD	286,338
BEIJING DATANG POW	120,811
BEIJING ENTERPRISE	35,163
BES ENGINEERING	13,941
CENTRO PROPS GROUP	241,536
AYALA CORP	29,878
MOLSON INC	359,394
TELSTRA CORP	996,385
BQE COMM DU MAROC	26,464
HONG LEONG PROPERTIES BHD	1,319
ASTRA ARGO LESTARI	11,367
SKY NETWORK TELE L	38,664
CHEIL COMMUNICATION	66,790
CLP HOLDINGS	1,159,697
BEZEK ISRAEL TELCM	103,791
RELIANCE INDS	544,052
HUANENG POWER INTL	128,198
BHARAT PETROL CORP	81,425
ASIAN PAINTS INDIA	24,741
BK OF BARODA	35,291
GTL LTD	8,166
GRASIM INDUSTRIES	102,650
CIPLA	57,136
BELLSYSTEM24 INC	73,565
GUJARAT AMBUJA CEM	52,592
HDFC BANK	155,990
HINDLACO INDS	69,543
LARSEN + TOUBRO	32,791
MAHINDRA + MAHINDRA	26,553
ICICI BANKING	59,775
INDIAN HOTELS	18,873
BIMANTARA CITRA	22,606
HINDUSTAN PETROL	107,282
STATE BK OF INDIA	36,116
RANBAXY LABS	129,979
TATA IRON STEEL	118,134

TATA MOTORS LTD	130,431
ZYXEL COMMUNICATIO	41,722
MOBINIL	73,391
COFCO INTERNATIONAL LTD	43,793
HANKOOK TIRE MANFT	92,833
STANDARD BK GR LTD	821,665
YANZHOU COAL MININ	131,444
SAIZERIYA COMPANY	31,830
BANGKOK EXPRESSWAY	23,007
TRUWORTHS INTERNAT	82,972
CASTROL INDIA	17,974
VIDESH SANCHAR	21,799
MAKHTESHIM AGAM IN	71,173
MAHANAGAR TELE NIGAM	78,443
GLAXOSMITHKLINE PHAMACEUTICAL	26,203
UNISEM (M) BHD	29,211
BRAMBLES INDS LTD	513,194
TAB	209,855
TATA TEA	26,511
BENESSE CORP	200,084
COCA COLA AMATIL	283,789
AUCKLAND INTL AIRPORT LTD	135,477
BAJAJ AUTO	100,610
TATA POWER CO	39,505
ABB LTD	17,765
ITC	66,982
BRITANNIA INDS	15,471
DIGITAL GLOBALSOFT	14,813
TREND MICRO INC	321,918
NTT DATA CORP	623,542
NESTLE INDIA	48,087
SEMBCORP INDUSTRIE	96,449
GIGA BYTE TECHNOLOGY	65,384
AUSTRALIAN STOCK EXCHANGE	175,403
NTT DOCOMO	5,183,335
BHARAT HEAVY ELECT	74,948
PUNJAB TRACTORS	11,154
BRIDGESTONE CORP	1,129,458
GAIL (INDIA)LD	132,580
MICRO STAR INTL	48,903
SINGAPORE PRESS HD	578,696
SANLAM	464,271
OBIC	160,941
ARIMA COMPUTER	22,365
DEUTSCHE OFFICE TRUST	117,252
SAMIR	28,510
COLGATE PALMOLIVE	13,279
GLAXOSMITHKLINE CO	15,606
AMBIT MICROSYSTEMS	52,102
HOPEWELL HLDGS	123,632
QUANTA COMPUTER	353,253
ORACLE CORP JAPAN	212,326

HUADIAN POWER INTL	80,374
PREMIER IMAGE TECHNOLOGY	48,891
BHP BILLITON LTD	4,591,323
HUMAX CO LTD	28,435
VIA TECHNOLOGIES	94,358
ORASCOM CONSTRUCTION INDU	54,560
DAE DUCK ELECTRNC	47,907
COMMONWEALTH PROPE	150,932
CONTACT ENERGY	123,120
ANGLO AMERICAN	3,936,624
ALLGREEN PROPERTIE	43,526
OLD MUTUAL	761,372
SAMSUNG FIRE + MAR	286,303
ASSOC CEMENT CO	25,602
KINPO ELECTRONICS	39,118
MIRVAC GROUP	287,011
COCA COLA WEST JAPAN	103,854
CHINA EAST AIRLINE	31,863
USS	188,846
HOUSING DEVEL FIN	331,545
CANON INC	5,075,208
KALBE FARMA	29,844
HARVEY NORMAN HLDG NPV	158,373
CAPCOM CO	61,584
TOWER LIMITED	38,528
KT + G CORPORATION	207,608
DBS GROUP HLDGS	1,367,603
ABS CBN HLDGS CORP	10,987
CARTER HOLT HARVEY	130,050
CASIO COMPUTER CO	253,952
CATHAY CONSTRUCT	22,143
CATHAY PACIFIC AIR	246,981
CNOOC LTD	432,137
S1 CORP	50,885
COMPUTERSHARE REG	138,906
CHARTERED SEMI CONDUCTORS	146,356
BRILLIANCE CHINA	162,988
ISCOR	112,572
CENTRAL JPAN RLWY	1,002,295
CENTRAL GLASS CO	151,386
CSL	338,581
EVA AIRWAYS	22,027
CHANG HWA BANK	120,023
MALAYSIA AIRPORTS	13,787
ZEE TELEFILMS	69,229
CONTINENTAL ENGINE	13,121
CJ CORP	115,705
CHEIL INDUSTRIES	86,391
CHINA AIRLINES	18,570
CHENG SHIN IND	42,592
CHEUNG KONG(HLDGS)	1,608,050
CHIBA BANK	331,800

CHINA STEEL	430,795
CHINA MOTOR CO	76,968
CHINA PHARMA GROUP	29,329
CHINA O/SEAS LAND	53,773
HOLCIM (MAROC)	31,864
HITE BREWERY CO	82,889
CHINA RESOURCES LAND LIMITED	13,076
TCL INTERNATIONAL	70,945
I CABLE COMMUNICATION	154
DAUM COMMUNICATIONS CORP	54,128
CHUBU ELEC POWER	1,703,830
CITIC PACIFIC LTD	369,525
CHUGAI PHARM CO	520,521
CHINA TRAVEL INTL	43,927
CITIZEN WATCH CO	312,494
CITY DEVELOPMENTS	231,555
ITOCHU TECHNO SCIE	121,545
CLAL INSURANCE ENT	26,205
CLAL INDUSTRIES	33,609
TRANSURBAN GROUP	209,201
ADVANTECH	25,685
INFOSYS TECHNOLOGI	629,110
SEMBCORP MARINE	33,227
WIPRO	158,355
ST ASSEMBLY TEST	58,670
CREATIVE TECHNOLOGY	71,672
BEIJING CAPITAL IN	43,690
COLES MYER LIMITED	820,635
BHAKTI INVESTAMA	7,584
DAEWOO SHIPBUILDING + MARINE	160,384
COCHLEAR LTD	112,844
EGYPT MEDIA PRODUCT	14,759
CHEUNG KONG INFRAS	126,646
ORIGIN ENERGY	314,158
CMNWLTH BK OF AUST	3,711,926
COMPEQ MFG	31,108
CSK CORPORATION	303,331
LEGND GROUP LTD	191,866
BORAL LIMITED NEW	285,250
RIO TINTO LIMITED	1,164,353
PRODISC TECHNOLOGY	43,351
CHUNGWHA PICTURE T	95,364
PAPERLINX	205,665
SK TELECOM	430,902
COMPAL ELECTRONIC	236,523
PETROCHINA CO	1,077,572
CMC MAGNETICS CORP	151,835
CSR LIMITED	175,417
SATYAM COMPUTER	233,381
CYCLE + CARRIAGE	58,171
COMMERCIAL INTL BK	58,117
RHB CAPITAL BHD	31,036

DATACRAFT ASIA	34,020
DAELIM INDUSTRIAL	128,661
DAEWOO SECURITIES	41,127
DAIICHI PHARM CO	572,976
DAITO TRUST CONST	335,299
DAICEL CHEM INDS	131,977
DAIKIN INDUSTRIES	554,260
DAIMARU INC	149,902
DAINIPPON INK+CHEM	154,185
DAI NIPPON PRINTNG	1,109,406
DAINIPPON SCREEN	116,273
DAISHIN SECURITIES	79,018
DAIWA HOUSE INDS	606,326
DAIWA SECURITIES GROUP INC	1,061,155
ARISTOCRAT LEISURE	48,927
D LINK	47,235
DAR EL DAWA DEV+IN	26,809
DELTA ELECTRONICS	84,363
HINDUSTAN LEVER	448,649
DENWAY MOTORS LTD	290,664
NCSOFT	80,208
DIMENSION DATA HLD	106,882
LAWSON	259,550
HONG KONG EXCHANGE	307,274
DRB HICOM BERHAD	35,313
ORASCOM TELECOM HLDGS	93,209
DISCOUNT INV CORP	38,575
INSURANCE AUST GRP	716,064
SMRT CORPORATION	24,377
DOWA MINING CO	188,112
GOLD FIELDS	733,612
JOHNSON ELEC HLDGS	243,259
GIORDANO INTL LTD	84,727
INDOFOODS SUKSES M	54,331
GLOBE TELECOM IN	44,456
LI + FUNG	366,601
ANSELL LTD	101,394
MANAGEM	15,176
CHUNGWHA TELECOM	207,655
AU OPTRONICS CORP	305,848
MTR CORP	225,484
HANA MICROELECTRNC	33,938
PTT EXPLORTN + PRD	240,792
TAIWAN CELLULAR	129,227
INDOSAT	120,214
MATAHARI PUTRA(DEMAT)	14,461
ASTRA INTL	190,465
TELEKOMUNIKASI IND	586,242
CHINA PETROLIUM + CHEMICAL	603,355
COURTS MAMMOTH BER	12,158
ONESTEEL	105,010
RATCHABURI ELECTRIC	38,842

EASTERN TOBACCO CO	10,078
EAST JAPAN RAILWAY	2,087,478
FLETCHER CHALLENGE	26,430
EBARA CORP	139,143
EDARAN OTOMOBIL	16,700
SINGAPORE EXCHANGE	101,502
ELECTRICITY GENRTG	15,900
ELECTRICITY GENRTG	53,061
EGYPT INT PHARM ID	8,492
EISAI CO	773,939
ELITEGROUP COMPUT	20,034
ELCO HOLDINGS	1
ELITE INDUSTRIES	20,673
AL WATANY BK EGYPT	5,957
ELBIT SYSTEMS LTD	47,748
BLUE SQUARE ISRAEL	10,497
CAPITALAND	131,426
DENKI KAGAKU KOGYO	167,398
MEDINET NASR HOUSI	8,702
EASTERN COMMUNCTNS	7,470
ENGRO CHEMICAL	18,676
ETERNAL CHEMICAL	15,216
ESPRIT HOLDINGS	263,462
TRAVELSKY TECHNOLO	41,694
EVERGREEN MARINE	43,796
EQUITABLE PCI BANK	14,723
HERO HONDA	108,226
RAMAYANA LESTARI	36,670
NATIONAL BK CDA MONTREAL QUE	775,669
FAMILYMART CO	182,141
FAR EAST TEXTILE	63,146
BERJAYA SPORTS	56,626
FAST RETAILING CO	413,063
FAUJI FERTILIZER	12,980
NIPPON UNIPAC HOLD	593,403
MITSUBISHI TOKYO FIN	4,118,765
UFJ HLDGS	2,210,507
FISHER + PAYKEL HEALTHCARE COR	74,408
FILINVEST LAND	6,437
FLETCHER BUILDING	149,227
FLETCHER CH FOREST NPV	15,032
FISKARAGUNG PERK	—
LG HOUSEHOLD + HEALT	36,020
LG CHEMICAL	268,607
ALEXANDER FORBES LTD	66,080
FORMOSA PLASTIC	418,497
FORMOSA TAFFETA CO	29,102
FORMOSA CHEM+FIBRE	363,942
FOSTERS GROUP	986,643
FOSCHINI	83,693
DIGITAL CHINA HLDG	17,414
BK CENTRAL	121,788

COSCO PACIFIC LTD	189,187
FUJI ELECTRIC HLDG	146,916
FUJI PHOTO FILM CO	1,937,109
FUJIKURA	247,681
FUJISAWA PHARM CO	727,055
FANUC	1,186,116
FUJITSU	1,232,509
FURUKAWA ELECTRIC	235,850
FUTURIS CORP LTD	79,556
SEMBCORP LOGISTICS	50,639
GAMUDA BERHAD	105,647
CFS GANDEL RETAIL	170,432
KASIKORNBANK PCL	61,190
GEN PROPERTY TST	583,786
TONEN GEN SEKIYU	314,510
GENTING BERHAD	197,453
GUDANG GARAM	113,031
BANGKOK BANK	122,693
ISRAEL CORP	11
GIANT MANUFACTURIN	16,880
MEDIA TEK INCORP	367,390
LG CABLE + MACHINERY LTD	32,047
LG PETROCHEMICAL	75,362
NEW AFRICA CAPITAL	63,019
GUANGSHEN RAILWAY	49,589
MACQUARIE GOODMAN	241,306
NOMURA RESEARCH INC	292,526
ONA (OMNIUM NORD AF	79,283
GUANGDON ELECTRIC	77,439
NIPPON BUILDING FD	173,332
SHINHAN FINANCIAL	408,180
SHIN CORPORATION	142,820
JAPAN REAL ESTATE	177,139
GUINNESS ANCHOR BD	19,058
GUNMA BANK	214,538
GUNZE LIMITED	113,138
H M SAMPOERNA	225,543
HYUNDAI MERCH MARI	74,863
S OIL	137,474
HANG SENG BANK	1,355,840
SAMSUNG SECS CO	150,881
HANKYU DEPT STORES	100,495
HARMONY GOLD MNG	473,011
CHAROEN POK FOODS	31,201
DR REDDYS LABS	186,515
FUBON FINANCIAL HL	260,383
HUA NAN FINANCIAL	140,605
GOLDEN HOPE PLANTS	28,014
ADVANCED INFO SERV	256,982
JAMES HARDIE INDS	315,684
HAW PAR CORP LTD	40,902
CHINA MERCHANTS HLDGS INTL	181,698

DENTSU INC	181,394
DELTA ELECTRONICS	26,954
KOOKMIN BANK	1,028,992
PTT PUBLIC COMPANY	464,383
HENDERSON LAND DEV	432,961
RESONA HOLDINGS INC	738,930
FISHER + PAYKEL AP	72,962
THAI UNION FROZEN	23,706
ALUMINIUM CORP CHN	196,065
CATHAY FINANCIAL H	510,982
HIGHLANDS+LOWLANDS	15,063
HINO MOTORS	213,866
HIROSE ELECTRIC	447,607
HITACHI	2,248,372
HITACHI CHEMICAL	233,461
HITACHI CABLE	82,523
HITACHI SOFTWARE	85,140
CHINA DEV FIN HLDG	340,686
MITSUI TRUST HLDGS	385,658
HONDA MOTOR CO	4,508,165
HONG KONG ELECTRIC	739,449
WHARF(HLDGS)	456,931
YTL CORP	77,139
HONG LEONG INDS	16,934
HONG LEONG CREDIT	44,474
HONGKONG+CHINA GAS	755,668
HONG LEONG BANK BE	80,737
HON HAI PRECISION	538,750
HONAM PETROCHEM	89,811
THE HOUSING BK	21,937
HOUSE FOOD CORP	92,811
HOYA CORP	1,312,979
TONGAAT HULETT GRP	35,211
HUB POWER CO	53,598
MEGA FINANCIAL HD	327,112
HYUNDAI HEAVY INDUSTRIES	183,487
HUTCHISON WHAMPOA	2,115,176
HYUNDAI MOBIS	428,230
HYSAN DEVELOPMENT	124,132
JORDAN NATIONAL BANK	14,810
HYUNDAI MOTOR CO	370,432
ISRAEL DISCOUNT BK	46,964
LARGAN PRECISION CO	62,209
TAISHIN FINANCIAL	142,689
ICI PAKISTAN	7,761
CHINA EVERBRIGHT	63,062
IJM CORP BERHAD	42,921
IGB CORP BERHAD	26,645
ICL ISRAEL CHEM	78,127
ITO EN	154,857
ITF FIN + SECS	—
IDB DEVELOPMENT	62,111

MACQUARIE INFRASTRUCTURE GRP	651,796
IMPALA PLATINUM	719,374
ORICA LTD	397,828
IND FIN THAILAND	7,703
IMPERIAL HLDGS LTD	216,337
UTD BROADCASTING CORP	10,237
IONICS INC	2
INVENTEC CORP	66,680
INDEPENDENT NEWS	54,008
IOI CORP	186,999
JORDAN ISLAMIC BK	17,949
ISETAN CO	231,221
ISHIHARA SANGYO	65,895
ISHIKAWAJIMA HAR	189,876
FAIRFAX(JOHN)	300,618
ITOCHU CORP	584,660
ITO YOKADO CO	1,446,487
NIPPON SHOKUBAI CO	128,963
JSR CORP	513,996
JAFCO	267,127
JGC CORP	260,801
JOLLIBEE FOODS	9,007
JAPAN TOBACCO INC	666,558
JORDAN ELEC PWR CO	31,282
JORDAN PETROL REF	19,435
JD GROUP LTD	112,170
JOYO BANK	290,660
AEON CO LTD	1,025,044
KAJIMA CORP	386,414
KAKEN PHARM	50,201
KOOR INDUSTRIES	52,782
KAMIGUMI CO	183,895
KANEBO	48,372
KANEKA CORP	238,873
KANSAI ELEC POWER	1,538,569
KAO CORP	1,423,906
ONWARD KASHIYAMA	206,214
KATOKICHI CO	85,057
KAWASAKI HEAVY IND	193,375
KAWASAKI KISEN	313,325
KEIHIN ELEC EXP RL	287,590
KEIO DENTETSU RY	343,025
KEPPEL CORP	276,571
KIKKOMAN CORP	135,094
KUMGANG KOREA CHE	64,331
KIA MOTORS CORP	187,903
KEYENCE CORP	885,304
KIATNAKIN FINANCE	26,323
KRUNG THAI BANK PLC	117,839
KINDEN CORPORATION	84,819
KINKI NIPPON RLWY	567,864
KIRIN BREWERY CO	767,566

KOREA EXCHANGE BK	93,355
KOREA ELEC POWER	618,023
SAMSUNG FINE CHEM	32,796
KOKUYO CO	98,922
KOMATSU	786,787
KOMORI CORPORATION	103,658
KONAMI CORP	314,416
KONICA MINOLTA HOLDINGS INC	699,188
KOREAN AIR LINES	63,815
HANJIN SHIPPING	88,474
KOYO SEIKO CO	133,554
KUALA LUMPUR KEPG	56,768
KUBOTA CORP	532,033
KURARAY CO	396,454
HYUNDAI SECURITIES	48,179
KURITA WATER INDS	153,225
KYOCERA CORP	1,419,073
KYOWA HAKKO KOGYO	267,276
KYUSHU ELEC POWER	909,720
JORDAN CEMENT FACT	25,675
IOI PROPERTIES	16,697
PATRICK CORPORATION LTD	241,723
KT CORPORATION	460,786
DAIDO LIFE INSURANCE	470,300
MIGDAL INSURANCE	42,070
LEIGHTON HOLDINGS	161,147
LEND LEASE CORP	393,011
MILLEA HOLDINGS INC	2,521,228
METRO BANK + TRUST	22,968
LIBERTY GROUP LTD	136,743
LITE ON TECHNOLOGY TWD10	140,344
LG ELECTRONICS INC	599,869
LG CARD	16,637
SINOPAC HLDG	107,108
METRO CASH AND CARRY	80,338
CHINA TRUST FINANCE	340,102
I FLEX SOLUTIONS	84,979
MAXIS COMMUN BHD	190,737
PLUS EXPRESSWAYS B	131,526
BERJAYA SPORTS	541
BLUESCOPE STEEL LTD	436,514
NEXEN INC	598,913
INVESTEC LIMITED	79,082
SHENZHEN INVESTMEN	18,164
BOC HONG KONG HOLDINGS LTD	670,411
LG CORP	35
LG INVESTMENT AND SECURITIES	81,642
LG CONSTRUCTION CO	62,022
LION NATHAN LTD	176,054
GMM GRAMMY PUBLIC	11,802
NIPPON MINING HLDG	228,581
JFE HOLDING INC	1,634,856

JAPAN AIRLINES SYS	219,175
BK PAN INDONESIA	28,728
MABUCHI MOTOR CO	300,224
MACQUARIE BANK LTD	754,241
MAGNUM CP BHD	80,774
NORANDA INC	356,932
MAKITA CORP	140,170
MALAKOFF BHD	88,105
MALAYAN BK BHD	464,147
LAFARGE MALAYAN CEMENT BHD	31,288
MALAYSIA MINING CP	19,684
MALAY AIRLINE SYST	40,909
MALAYSIAN PACIFIC	44,576
MALAYSIAN OXYGEN	24,421
MALAYSIAN RES CORP	14,049
MALAYSIA INT SHIP	184,605
CHINA TELECOM CORP	439,214
SUMITOMO MITSUI GR	2,616,040
MTN GROUP LTD	605,331
MEGAWORLD CORP	5,432
ANGLOGOLD	696,564
NORTEL NETWORKS CORP	2,247,673
HYUNDAI DEPT STORE	53,804
MARUBENI CORP	311,794
MARUI CO	545,442
WMC RESORCES LTD	639,173
MATSUMOTOKIYOSHI	127,914
MATSUSHITA ELC IND	3,747,523
MATSUSHITA ELC WKS	467,258
MATAV CABLE SYSTEM	17,995
PCCW LIMITED	274,512
MACRONIX INTL	58,538
MAYNE GROUP LTD	255,162
MANILA ELECTRIC CO	14,570
MEIJI DAIRIES CORP	111,598
MEIJI SEIKA KAISHA	153,177
MEITEC CORPORATION	165,307
SINOTRANS LIMITED	81,597
BK DANAMON	30,053
FIRST FINANCIAL HO	183,265
SUN PHARMACEUTICAL	137
LAND + HOUSES	35,265
LAND + HOUSES	62,182
LAND + HOUSES	31,136
CIMB BERHAD	20
SUN PHARMACEUTICAL	41,678
SUNCORP METWAY	661,673
YUE YUEN INDL HLDG	169,379
TELKOM GROUP LTD	230,980
ASHIKAGA FINANCIAL ORD SHS	2,547
MIZUHO FINL GB	2,410,889
CREDIT SAISON CO	397,425

NIEN HSING TEXTILE	26,536
MITSUBISHI ESTATE	1,203,994
MITSUBISHI CORP	1,399,198
MITSUBISHI LOGISTC	108,081
MITSUBISHI GAS CHM	146,450
MITSUBISHI CHEMICAL	562,322
MITSUBISHI ELEC CP	921,806
MITSUBISHI HVY IND	1,042,736
MITSUBISHI MATERL	175,516
MITSUBISHI RAYON	240,067
MITSUI + CO	1,240,105
MITSUI MINING + SM	290,660
MITSUI CHEMICALS I	414,062
MITSUI ENG+SHIPBG	135,430
MITSUMI ELECTRIC	90,286
MITSUI OSK LINES	502,650
MITSUI FUDOSAN CO	821,946
RINKER GROUP	619,631
MOSEL VITELIC INC	17
COMFORTDELGRO CORP	118,533
FIRSTRAND	532,716
SINGAPORE POST	71,207
MULPHA INTL BHD	12,245
MULTI PURPOSE HLDG	20,926
SIAM CEMENT CO	246,587
SIAM CEMENT CO	67,310
SIAM CEMENT CO	110,261
MURATA MFG CO	1,561,360
MUSLIM COMMERCIAL	13,596
SEIKO EPSON CORP	349,911
NIEN MADE ENTPRSE	20,412
NGK INSULATORS	253,802
NGK SPARK PLUG CO	162,172
NEWS CORPORATION	2,306,491
NAMCO	124,708
NAMPAK	139,473
NAN YA PLASTIC	517,492
NICHII GAKKAN CO	142,398
NASIONALE PERS LTD	202,008
NATL AUSTRALIA BK	4,529,458
NATIONAL FINANCE PUBLIC	47,922
NATIONAL PETROCHEM	30,892
NGC HOLDINGS	21,110
NEDCOR LTD	164,754
NEPTUNE ORIENT LNS	194,595
NESTLE MALAY BHD	51,632
NEW STRAITS TIMES	14,958
MARUTI UDYOG	78,427
NEW WORLD DEVEL CO	174,007
NETWORK HEALTHCARE	108,629
PUBLISHING + BROADCASTING LTD	165,911
NEWCREST MINING	423,071

NONG SHIM CO	80,636
NINTENDO CO	1,213,026
NIKKO CORDIAL CORP	930,288
DENSO CORP	1,246,272
NEC CORP	1,369,357
NIPPON KAYAKU CO	84,231
NIPPON SANSO CORP	101,446
NIDEC CORPORATION	429,551
NIPPON MEAT PACKER	215,135
NICHIREI CORP	103,611
NISSHIN SEIFUN GRP	186,937
NISHIMATSU CONST	99,375
NIPPON TEL+TEL CP	3,304,516
NIPPON OIL CORP	850,816
NIPPON SHEET GLASS	125,586
NSK	189,717
NISSAN CHEM INDS	169,310
NISSIN FOOD PRODS	264,085
NITTO DENKO CORP	1,074,368
NIPPON EXPRESS CO	495,754
NIKON CORP	527,760
YAMAHA CORP	388,905
MINEBEA CO	208,118
NIPPON STEEL CORP	1,521,601
NISSAN MOTOR CO	3,697,012
NISSHINBO IND INC	89,129
NOMURA HOLDINGS	3,916,674
NIPPON YUSEN KK	547,588
NICE SYSTEMS	42,555
ORIENTAL LAND CO LTD	394,737
NONG SHIM HOLDINGS CO LTD	3,653
BK MANDIRI	68,923
NTN CORP	257,479
CHINA RES CEMENT	386
DONGWON FINANCIAL	27,497
OSK HOLDINGS BHD	15,474
OYL INDS BERHAD	73,317
OBAYASHI CORP	330,746
OKI ELECTRIC IND	258,039
OJI PAPER CO	665,074
OKUMURA CORP	93,608
OLYMPUS CORP	607,446
OMRON CORP	560,138
TAIHEIYO CEMENT	274,247
ORIX CORP	859,793
ORIENTAL HLDGS BHD	25,663
ORIENTAL UNION CHM	34,436
OSAKA GAS CO	703,555
O/SEAS CHINESE BK	990,343
O/SEAS UNION ENTPR	28,646
HINDUSTAN LEVER	—
AMORE PACIFIC CORP	95,992

PACIFIC ELEC WIRE	3,954
PAKISTAN STATE OIL	65,865
HOPEWELL HIGHWAY	58
PAK TELECOM CORP	37,040
MITSUKOSHI LTD	191,210
PPB GROUP BERHAD	39,645
KANGWON LAND INC	165,776
HOKUGIN FINANCIAL	138,005
PETRON CORP	8,569
PHOENIXTEC POWER	35,292
PHILIPPINE LNG DIS	70,007
COMSYS HOLDINGS	83,214
PICK N PAY STORES	70,809
PIONEER CORP	555,155
WESTFIELD TRUST NEW	25,933
FRASER AND NEAVE LTD	183,773
POSCO	294,125
TOLL HLDGS LIMITED	170,448
POONGSAN	28,447
PETRONAS DAGANGAN	27,434
POU CHEN	93,464
PERUSAHAAN OTOMOBL	53,993
NOVA CHEMICALS CORP	310,500
ASTRO ALL ASIA NET	70,604
UNI PRESIDENT ENT	94,583
PUNCAK NIAGA HLDGS	13,886
PICVUE ELECTRONIC	16,568
PROMISE CO	501,120
CP SEVEN ELEVEN	19,221
PETRONAS GAS BERHA	103,316
PRESIDENT CHAIN ST	60,632
PUBLIC BK BHD	201,843
BK RAKYAT	101,365
AMP LIMITED	1,052,270
HHG	145,873
QP CORP	115,433
QBE INS GROUP	701,405
QINGLING MOTORS	25,816
CHINA LIFE INSURANCE	745,110
BIDBEE	31,059
BIDVEST GROUP	1,527
IJM PLANTATIONS	3,065
BIDVEST GROUP	250,712
RESORTS WORLD BHD	170,238
RICOH CO	1,618,270
RITEK CORP	90,155
ROAD BUILDER (M)	44,032
ROHM CO	1,629,038
BRITISH AMERICAN TOBACCO	161,625
ANGLO AMER PLATNUM	371,242
SMC CORP	871,326
SOUTHCORP LTD	168,738

SOFTBANK CORPORATION	798,806
SHANGRI LA ASIA LTD	119,500
WTK HLDGS BHD	10,947
SAMSUNG CO	161,773
SAMSUNG SDI	589,593
SAMSUNG ELEC MECH	254,943
SAMSUNG ELECTRONIC	4,595,166
SAMPO	27,939
SAMSUNG HEAVY	124,610
SAMSUNG ELECTRONIC	603,705
SANDEN CORP	86,218
SANKYO CO	874,289
SANKYO CO	196,697
SAN MIGUEL CORP	33,531
SANTOS LTD	393,878
SANYO ELECTRIC CO	1,024,167
SAPPORO HOLDINGS	93,590
SAPPI	389,057
SASOL	1,070,134
OIL CO LUKOIL	1,365,218
CHINA SHIPPING DEV	128,482
SOC NATL D INVEST	21,782
SECOM CO	970,421
SEGA	138,957
SEINO TRANSPORTN	140,543
SEKISUI CHEMICAL	275,114
SEKISUI HOUSE	671,410
SEMEN GRESIK(PERS)	15,817
SEVEN ELEVEN JAPAN	1,637,585
SINOPEC S/PETROCHE	139,089
SIAM MAKRO	6,802
SHARP CORP	1,972,334
SAHAVIRYA STEEL	14,537
SHOPRITE HLDGS LTD	74,905
SHIMAMURA CO	183,410
77TH BANK	236,708
SHIHLIN ELEC + ENG	15,045
SHIMIZU CORP	251,264
SHIMACHU CO	124,918
SHIN ETSU CHEM CO	1,912,699
SHIONOGI + CO	726,360
SHIMANO INC	200,933
SHINSEGAE CO LTD	340,747
SHISEIDO CO	534,963
SHIZUOKA BANK	576,430
SHOWA DENKO KK	278,847
SHOWA SHELL SEKIYU	136,538
SIAM CITY CEMENT	45,050
SIME DARBY BHD	222,449
SILICONWARE PRECIS	116,854
S/INDUSTRIAL HLDG	113,669
SINO LAND CO	112,796

SINGAPORE TELECOMM	1,029,303
PARKWAY HLDGS	35,594
SINGAPORE LAND	37,496
SINGAPORE AIRLINES	520,992
MEDIA PRIMA BERHAD	14,852
SKYLARK CO	171,764
SNOW BRAND MILK	46,132
SM PRIME	32,962
BRASSERIES MAROC	11,761
SONIC HEALTHCARE LTD	164,617
SONY CORP	3,956,826
SKY CITY ENTERTAINMENT LTD	153,786
SCMP GROUP	49,583
JAYA TIASA HLDGS	10,595
ONEX CORP	182,510
GOOD MORNING SHINH	32,405
STANLEY ELECTRIC	373,682
STAR PUBLICATIONS	32,632
STOCKLAND	607,111
KEPPEL LAND LTD	47,447
SMARTONE TELECOM	37,801
SUI NORTHERN GAS	15,794
SUMITOMO BAKELITE	130,447
SUMITOMO OSAKA CEM	92,097
SUMITOMO CHEMICAL	626,892
SUMITOMO ELEC INDS	697,247
SUMITOMO HEAVY IND	145,115
SUMITOMO METAL IND	396,622
SUMITOMO METAL MNG	489,596
SUMITOMO RLTY+DEV	369,954
SUMITOMO CORP	670,990
SUMITOMO TRUST+BKG	728,935
SUN HUNG KAI PROPS	1,467,332
SUPER SOL	27,018
SONASID	20,561
SURUGA BANK	160,726
SUZUKEN CO LTD	162,359
SWIRE PACIFIC	772,681
TELEKOM MALAYSIA	276,320
SYNNEX TECH INTL	49,184
SYSTEX CORPORATION	27,527
SP SETIA	46,236
THK CO	248,166
TDK CORP	1,058,916
TAIWAN CEMENT	43,155
INTL BK OF TIPEI	64,245
TAISEI CORP	362,116
MITSUI SUMITOMO INSURANCE CO	1,346,646
TAISHO PHARM CO	393,319
TAKARA HOLDINGS	196,734
TAKASHIMAYA CO	242,699
TAKEDA CHEM INDS	4,366,194

ADVANTEST	666,231
TAIYO YUDEN CO	169,945
TAIWAN STYRENE MON	37,423
TAKUMA CO	49,128
TAIWAN GLASS	45,336
TAN CHONG MOTOR HD	13,239
TA ENTERPRISE BHD	18,800
TANJONG	71,053
TABCORP HLDGS LTD	466,367
TATUNG	71,906
TAKEFUJI CORP	405,774
TELECOMASIA	18,826
TAIWAN SECOM CO	22,818
OSK PROPERTY HLDGS	335
TECHTRONIC INDS	173,110
TECO ELEC + MACH	37,536
TEIJIN	296,865
TEIKOKU OIL CO	125,735
TELECOM CORP OF NZ	816,937
TELEVISION BROADCT	186,817
TEMPO SCAN PACIFIC	12,609
TEVA PHARMA IND	1,151,940
TERUMO CORP	412,051
NEWS CORPORATION	1,769,572
KASIKORNBANK PCL	282,138
TAIWAN SEMICON MAN	2,070,381
THE ISRAEL CORPORA	26,533
SIAM COMMERCIAL BK	153,939
TIGER BRANDS	262,493
TIME ENGINEERING	7,539
TISCO FINANCE PLC	40,840
TODA CORPORATION	67,855
TOKYO BROADCASTING	76,454
TOBU RAILWAY CO	335,934
TOHO CO	213,821
TOHOKU ELEC POWER	915,279
TOKYO ELEC POWER	3,286,974
TOKYO GAS CO	1,176,262
TOKYO ELECTRON	1,473,509
TOKYU CORP	646,636
TOKYO STYLE CO	108,053
HYOSUNG	38,053
TOPPAN PRINTING CO	759,494
TORAY INDS INC	652,123
TOSHIBA CORP	1,352,449
TOTO	321,956
TIS INC	152,001
TOYO SUISAN KAISHA	122,245
TOSTEM INAX HOLDING	656,714
TOYO SEIKAN KAISHA	251,600
TOSOH CORP	193,748
TOYOBO CO	165,942

TOYOTA INDUSTRIES	426,682
TOYODA GOSEI	184,529
TOYOTA MOTOR CORP	11,900,028
TENAGA NASIONAL	254,822
TSINGTAO BREWERY	51,573
UBE INDUSTRIES	190,585
UMW HLDGS BERHAD	39,803
UNI CHARM CORP	270,458
UNITED MICRO ELEC	946,262
UTD MIZRAHI BANK	33,362
UNITED O/SEAS BANK	1,308,699
UNITED O/SEAS LAND	55,397
UNY CO	195,017
USHIO INC	265,597
VENTURE CORP LTD	365,071
WACOAL CORP	90,632
WAN HAI LINES	37,205
POSCO	1,011,151
WALSIN LIHWA W + C	64,409
WAREHOUSE GROUP	50,389
WESFARMERS	992,196
INVESTA PROPERTY GROUP	271,504
ALUMINA LIMITED	742,347
WESTFIELD TRUST	745,532
ILUKA RESOURCES	98,090
WEST JAPAN RAILWAY	565,681
WAFABANK	33,404
WINBOND ELECTRONIC	127,936
WING TAI HOLDINGS	20,771
CHINA RESOURCES EN	140,551
WORLD CO	159,093
WOODSIDE PETROLEUM	694,265
WOOLWORTHS LTD	1,215,191
WUS PRINTED CIRCUIT	14,934
YAGEO CORP	67,356
SINOPEC YIZHENG CHEM	47,967
YAMADA DENKI CO	322,478
YAKULT HONSHA CO	234,441
YAMAHA MOTOR CO	163,619
YAMANOUCHI PHARM	1,242,885
YAMAZAKI BAKING CO	124,428
YAMATO TRANSPORT	612,336
SOMPO JAPAN INS	789,176
YOKOGAWA ELECTRIC	404,442
BANK OF YOKOHAMA	590,147
YANG MING MARINE	73,481
YUHAN CORP	44,271
YUE LOONG MOTOR	74,444
ZHEJIANG EXPRESSWA	134,780
DEUTSCHE BOERSE AG	742,494
SODEXHO ALLIANCE	366,973
NORSKE SKOGSINDUST	277,240

UNIBAIL	488,695
NOVO NORDISK AS	1,345,267
PENN WEST PETE LTD	250,607
H LUNDBECK A S	150,607
AXA	3,904,058
GPE BRUXELLES LAM	504,453
PORSCHE AG	604,767
NOVARTIS AG	14,307,796
PEUGEOT SA	1,194,673
NKT HOLDING	41,696
OPAP (ORG OF FOOTB)	310,704
HEINEKEN NV	994,045
ABB LTD	1,212,134
ROCHE HLDGS AG	604,323
ROCHE HOLDINGS AG	9,361,369
ADECCO SA	1,111,425
HOLCIM	931,706
INDITEX	588,559
CLARIANT	267,017
SUEZ	2,086,550
KUDELSKI SA	137,405
NESTLE SA	13,341,904
UBS AG	10,698,327
PARMALAT FINANZ	7,354
MONTE PASCHI SIENA	464,815
BENETTON GROUP SPA	78,724
SAS AB	90,017
STATOIL ASA	668,377
SKANSKA AB	448,320
ENEL	2,203,235
ENI	6,553,596
DEXIA	1,426,183
RICHEMONT (CIE FIN)	1,649,103
LOGITECH INTL	240,647
BANK ZACHODNI WBK	43,787
EURONEXT	290,215
ING GROEP NV	5,446,660
CAPITALIA SPA	474,420
CORP MAPFRE SA	153,265
PETRO CDA	1,486,263
PETRBRAS ENERGIA PARTICPACION	157,003
PETROLEO BRASILEIRO SA PETRO	324,026
CREDIT SUISSE GRP	5,761,888
SWATCH GROUP	533,483
SWATCH GROUP	164,895
SWISS REINSURANCE	2,877,788
ESSILOR INTL	642,460
BILLERUD	116,382
SNAM RETE GAS	498,185
PLACER DOME INC	976,574
CREDIT AGRICOLE SA	1,194,513
FORTIS	2,692,888

PUBLIC POWER CORP	345,052
ARCELOR	768,763
TANDBERG ASA	125,262
BK PRZEM HANDL PBK	104,331
POHJOLA YHTYMA OYJ	65,488
ZODIAC	141,649
BNP PARIBAS	6,610,110
OTP BANK	373,619
AUTOROUTES SUD FRA	300,525
ALFA LAVAL AB	132,034
LONZA GROUP AG	317,974
SCHINDLER HLDG AG	176,304
KONE CORP	267,272
GROUP 4 FALCK	199,810
POTASH CORP SASK INC	592,481
BCP POP VERON NOV	837,073
CIE DE ST GOBAIN	1,979,268
NOBEL BIOCARE AG	259,910
POWER CORP CDA	781,329
POWER FINL CORP	620,922
PRECISION DRILLING CORP	311,142
QLT INC	167,391
QUEBECOR WORLD INC	226,379
CIMPOR CIMENTOS DE	98,906
KLEPIERRE	166,962
AKER KVAERNER	57,381
RELIANCE INDS LTD	462,551
BK AUSTRIA CREDIT	238,872
BCE POP UNITE	768,552
TELECOM ITALIA	3,661,431
TELECOM ITALIA	1,577,563
AUTOSTRADE	469,076
HYPO REAL ESTATE	412,200
GETINGE AB	203,683
ANTENA 3 TV	91,140
ALSTOM	1,367
SEAT PAGINE GIALLE	413,047
ROGERS COMMUNICATIONS INC	343,009
ROYAL BK CDA MONTREAL QUE	4,193,170
SK TELECOM LTD	485,012
SNC LAVALIN GROUP INC	260,476
SAMSUNG ELECTRS LTD	1,900,492
SHAW COMMUNICATIONS	401,387
SHELL CDA LTD	435,113
SHOPPERS DRUG MART CORP	484,877
SOCIEDAD QUIMICA MINERA DE CHI	197,998
SOUTHERN PERU COPPER CORP	115,966
STATE STREET BANK + TRUST CO	2,214,846
SUN LIFE FINL INC	2,009,786
SUNCOR ENERGY INC	1,505,173
SURGUTNEFTEGAZ JSC	297,000
SURGUTNEFTEGAZ JSC	868,182

TALISMAN ENERGY INC	964,962
TECK COMINCO LTD FORMERLY TECK	399,874
TELE NORTE LESTE PARTICIPACOES	67,475
TELECOM ARGENTINA STET FRANCE	107,975
TELUS CORP	315,063
TENARIS S A	241,370
TEVA PHARMACEUTICAL INDS LTD	470,920
THOMSON CORP	1,109,336
TRANSALTA CORP	351,256
TRANSCANADA CORP	1,384,345
TRANSPORTADORA DE GAS DEL SUR	56,513
UNIFIED ENERGY SYS RUSSIA	65,252
UNIFIED ENERGY SYS RUSSIA	414,146
VINA CONCHA Y TORO S A	28,358
WESTON GEORGE LTD	554,966
YUKOS CORP	731,934
BQE COMM DU MAROC	871
AGUAS DE BARCELONA	1,086
WATERFORD WEDGWOOD UTS	5,420
MATSUMOTOKIYOSHI CO	44,882
MULTI PURPOSE	191
Futures: CAC/FTSE/TOPIX/DAX	(17,981)
ARGENTINE PESO	49
AUSTRALIAN DOLLAR	403,704
BRAZILIAN REAL	53,733
CANADIAN DOLLAR	66,606
SWISS FRANC	67,801
CZECH KORUNA	2,603
DANISH KRONE	3,672
EGYPTIAN POUND	22,794
EURO CURRENCY	1,236,181
CREDICORP LTD	110,805
POUND STERLING	400,695
HONG KONG DOLLAR	43,082
HUNGARIAN FORINT	3,090
INDONESIAN RUPIAH	19,320
ISRAELI SHEKEL	23,040
INDIAN RUPEE	128,888
JORDANIAN DINAR	2,184
JAPANESE YEN	604,188
SOUTH KOREAN WON	14,664
SRI LANKA RUPEE	25
AUDIO CODES LTD	33,554
CHECK POINT SOFTWARE	380,166
M SYS FLASH DISK PIONEERS LTD	50,112
ORBOTECH LTD	86,112
MOROCCAN DIRHAM	4,197
MEXICAN PESO(NEW)	23,307
MALAYSIAN RINGGIT	41,428
NORWEGIAN KRONE	49,592
NEW ZEALAND DOLLAR	30,055
PERUVIAN NOUVEAU SOL	6,369

PHILIPPINE PESO	9,630
PAKISTAN RUPEE	13,600
POLISH ZOLTY	37,794
SWEDISH KRONA	36,799
SINGAPORE DOLLAR	45,311
THAILAND BAHT	5,091
TURKISH LIRA	12,484
NEW TAIWAN DOLLAR	202,958
VENEZUELAN BOLIVAR	3,792
ITC LTD	129,584
LARSEN + TOUBRO	107,847
MAHINDRA + MAHINDRA LTD	14,195
RANBAXY LABORATORIES LTD	89,582
SOUTH AFRICAN RAND	22,133

EXHIBIT C — Equity Income Fund

Security Name	Market Value
ADC TELECOMMUNICATIONS INC	$18,117
AFLAC INC	79,596
AGL RES INC	11,640
AMB PPTY CORP	49,320
AT+T CORP	211,120
AT + T WIRELESS SVCS INC	94,074
ABBOTT LABS	643,080
ABERCROMBIE AND FITCH CO	12,355
ACXIOM CORP	5,571
ADOBE SYS INC	11,790
ADTRAN INC	6,200
ADVANCE AUTO PARTS	16,280
ADVANCED FIBRE COMMUNICATIONS	14,105
AETNA INC	13,516
AFFYMETRIX INC	9,844
AGERE SYS INC	39,150
AGILENT TECHNOLOGIES INC	32,164
AIR PRODS + CHEMS INC	163,773
AIRGAS INC	4,296
ALBERTSONS INC	113,250
ALCOA INC	193,800
ALLERGAN INC	130,577
ALLETE INC	27,540
ALLIANT ENERGY CORP	34,860
ALLIANT TECHSYSTEMS INC	17,328
ALLIED CAP CORP NEW	51,160
ALLSTATE CORP	339,858
ALLTEL CORP	158,372
ALTRIA GROUP INC	914,256
AMAZON COM INC	36,848
AMEREN CORP	115,000
AMERICAN CAP STRATEGIES LTD	14,865
AMERICAN ELEC PWR INC	173,907
AMERICAN EXPRESS CO	376,194
AMERICAN INTL GROUP INC	1,099,519
AMERICAN NATL INS CO	8,437
AMERICAN TOWER CORP	18,394
AMETEK INC NEW	9,652
AMGEN INC	546,559
AMKOR TECHNOLOGY INC	10,926
AMSOUTH BANCORPORATION	120,050
AMYLIN PHARMACEUTICALS INC	22,220
ANADARKO PETE CORP	56,111
ANALOG DEVICES INC	54,780
ANHEUSER BUSCH COS INC	421,440
ANNALY MTG MGMT INC	38,640
ANTHEM INC	37,500

AON CORP	79,002
APACHE CORP	32,440
APARTMENT INVT. + MGMT CO	41,400
APOLLO GROUP INC	20,400
APOLLO GROUP INC	6,893
APPLEBEES INTL INC	11,781
APRIA HEALTHCARE GROUP INC	11,388
APPLERA CORP APPLIED BIOSYS	53,846
APPLIED MATERIALS INC	217,765
APPLIED MICRO CIRCUITS CORP	16,146
ARCHER DANIELS MIDLAND CO	112,902
ARCHSTONE SMITH TR	81,142
ARDEN RLTY INC	21,238
ARVINMERITOR INC	4,824
ASHLAND INC	39,654
ASSOCIATED BANC CORP	35,400
ASTORIA FINL CORP	33,480
AUTOLIV	48,945
AUTOMATIC DATA PROCESSING INC	225,777
AVALONBAY CMNTYS INC	38,240
AVERY DENNISON CORP	78,428
AVOCENT CORP	10,956
AVON PRODS INC	67,490
BB+T CORP	275,078
BRE PPTYS INC	13,360
BAKER HUGHES INC	41,808
BALL CORP	35,742
BANCORPSOUTH INC	23,720
BANK AMER CORP	997,332
BANK HAWAII CORP	25,320
BANK NEW YORK INC	308,016
BANK ONE CORP	492,372
BANKNORTH GROUP INC NEW	71,566
BARD C R INC	40,625
BAUSCH + LOMB INC	25,950
BAXTER INTL INC	235,004
BEA SYS INC	8,610
BEAR STEARNS COS INC	15,990
BECTON DICKINSON + CO	45,254
BED BATH + BEYOND INC	39,015
BELLSOUTH CORP	512,230
BEMIS INC	35,000
BERKLEY W R CORP	24,465
BEST BUY CO INC	41,792
BIOGEN IDEC INC	55,170
BLOCK H + R INC	138,425
BLOCKBUSTER INC	5,385
BLYTH INC	6,444
BOEING CO	231,770
BOISE CASCADE CORP	13,144
BORG WARNER INC	25,521
BOSTON PPTYS INC	57,828

BOSTON SCIENTIFIC CORP	110,280
BOWATER INC	27,786
BRISTOL MYERS SQUIBB CO	529,100
BROCADE COMMUNICATIONS SYS INC	13,294
BROWN + BROWN INC	6,522
BROWN FORMAN CORP	37,380
BURLINGTON NORTHN SANTA FE	155,280
BURLINGTON RES INC	22,152
CBL + ASSOC PPTYS INC	5,650
CBRL GROUP INC	11,478
CIGNA CORP	108,675
CIT GROUP INC NEW	100,660
CNF INC	10,170
CSX CORP	25,158
CVS CORP	133,644
CABOT CORP	19,104
CAMDEN PPTY TR	8,860
CAMPBELL SOUP CO	80,400
CAPITAL ONE FINL CORP	36,774
CARDINAL HEALTH INC	186,538
CARRAMERICA RLTY CORP	14,890
CATERPILLAR INC	307,174
CENDANT CORP	100,215
CENTERPOINT ENERGY INC	33,915
CEPHALON INC	24,205
CHARLES RIV LABORATORIES INTL	6,866
CHARTER ONE FINL INC	115,362
CHECKFREE CORP NEW	16,590
CHELSEA PPTY GROUP INC	10,962
CHESAPEAKE ENERGY CORP	27,160
CHEVRONTEXACO CORP	799,799
CHICOS FAS INC	33,255
CHOICEPOINT INC	29,177
CHUBB CORP	177,060
CINCINNATI FINL CORP	71,196
CINERGY CORP	93,144
CIRCUIT CITY STORES INC	13,169
CISCO SYS INC	1,309,231
CITIGROUP INC	1,883,983
CITRIX SYS INC	2,121
CITY NATL CORP	24,848
CLAIRE S STORES INC	7,536
CLEAR CHANNEL COMMUNICATIONS	224,784
CLOROX CO	92,264
COCA COLA CO	938,875
COGNIZANT TECHNOLOGY SOLUTIONS	31,948
COLGATE PALMOLIVE CO	275,275
COLONIAL BANCGROUPINC	25,980
COMCAST CORP NEW	476,779
COMERICA INC	140,150
COMMERCE BANCORP INC N J	31,608
COMMERCE BANCSHARES INC	37,316

COMMUNITY HEALTH SYS INC NEW	7,974
COMPASS BANCSHARES INC	66,827
COMPUTER ASSOC INTL INC	144,902
COMPUTER SCIENCES CORP	48,653
CONAGRA INC	195,286
CONOCOPHILLIPS	388,174
CONSOLIDATED EDISON INC	154,836
CONSTELLATION ENERGY GROUP INC	86,152
COORS ADOLPH CO	11,220
CORNING INC	46,935
CORPORATE EXECUTIVE BRD CO	9,334
COSTCO WHSL CORP NEW	70,642
COUNTRYWIDE FINL CORP	40,453
CRANE CO	6,148
CREE INC	8,845
CRESCENT REAL ESTATE EQUITIES	6,852
CROWN CASTLE INTL CORP	5,515
CULLEN FROST BANKERS INC	16,228
CUMMINS INC	9,788
CYPRESS SEMICONDUCTOR CORP	21,360
DPL INC	27,144
DTE ENERGY CO	106,380
DANA CORP	29,360
DANAHER CORP	9,175
DAVITA INC	23,946
DEERE + CO	214,665
DELL INC	526,380
DELPHI CORP	63,302
DELTA AIR LINES INC	2,362
DELUXE CORP	24,798
DEVELOPERS DIVERSIFIED RLTY	26,856
DEVON ENERGY CORPORATION NEW	40,082
DEVRY INC DEL	10,052
DIAL CORP NEW	22,776
DIEBOLD INC	43,096
DISNEY WALT CO	412,941
DOMINION RES INC VA NEW	255,320
DONALDSON CO INC	17,748
DONNELLEY R R + SONS CO	33,165
DORAL FINL CORP	33,894
DOUBLECLICK INC	6,132
DOVER CORP	99,375
DOW CHEM CO	396,744
DOWNEY FINL CORP	4,930
DU PONT E I DE NEMOURS + CO	449,722
DUKE ENERGY CO	235,175
DUKE RLTY CORP	58,900
EMC CORP	152,456
E TRADE FINL CORP	51,865
EASTMAN CHEM CO	31,624
EASTMAN KODAK CO	105,247
EATON CORP	107,980

EBAY INC	148,557
ECOLAB INC	57,477
EDUCATION MGMT CORP	18,624
EDWARDS A G INC	25,361
EDWARDS LIFESCIENCES CORP	12,032
EL PASO CORP	59,787
ELECTRONIC ARTS INC	19,112
ELECTRONIC DATA SYS CORP NEW	161,964
EMERSON ELEC CO	252,525
EMULEX CORP	24,012
ENERGY EAST CORP	44,800
ENGELHARD CORP	35,940
ENTERGY CORP	188,529
EQUIFAX INC	34,300
EQUITABLE RES INC	12,876
EQUITY OFFICE PPTYS TR	186,225
EQUITY RESIDENTIAL	120,991
ERIE INDTY CO	8,476
ETHAN ALLEN INTERIORS INC	4,188
EXELON CORP	267,895
EXXON MOBIL CORP	2,156,600
F N B CORP PA	14,357
FPL GROUP INC	176,634
FAIR ISAAC CORPORATION	19,664
FAIRCHILD SEMICONDUCTOR INTL	17,479
FAMILY DLR STORES INC	64,584
FEDERAL HOME LN MTG CORP	367,416
FEDERAL NATL MTG ASSN	653,022
FEDERAL RLTY INVT TR	3,839
FEDERATED DEPT STORES INC DEL	9,426
FEDEX CORP	101,250
FIDELITY NATL FINL INC	64,103
FIFTH THIRD BANCORP	301,174
FIRST AMERICAN CORP	20,839
FIRST BANCORP P R	7,910
FIRST DATA CORP	180,796
FIRST MIDWEST BANCORP INC DEL	12,964
FIRST TENN NATL CORP	74,970
FIRSTMERIT CORP	21,576
FIRSTENERGY CORP	103,136
FISHER SCIENTIFIC INTL INC	12,411
FLEETBOSTON FINL CORP	502,586
FORD MTR CO DEL	332,800
FOREST LABS INC	92,700
FORTUNE BRANDS INC	150,129
FOUNDRY NETWORKS INC	8,208
FRIEDMAN BILLINGS RAMSEY GROUP	11,540
FULTON FINL CORP PA	27,738
GALLAGHER ARTHUR J + CO	32,490
GANNETT INC	258,564
GAP INC	51,062
GENENTECH INC	93,570

GENERAL DYNAMICS CORP	135,585
GENERAL ELEC CO	2,431,930
GENERAL GROWTH PPTYS INC	80,475
GENERAL MLS INC	221,970
GENERAL MTRS CORP	272,340
GENUINE PARTS CO	56,440
GENZYME CORP	14,802
GEORGIA PAC CORP	99,125
GETTY IMAGES INC	5,013
GILEAD SCIENCES INC	122,094
GILLETTE CO	370,973
GOLDEN WEST FINL CORP DEL	36,117
GOLDMAN SACHS GROUP INC	157,968
GOODRICH CORP	38,597
GRACO INC	12,030
GREAT PLAINS ENERGY INC	25,456
GREENPOINT FINL CORP	58,278
GUIDANT CORP	72,240
HCA INC	107,400
HRPT PPTYS TR	20,180
HALLIBURTON CO	135,200
JOHN HANCOCK FINANCIAL SRVCS	33,750
HARLEY DAVIDSON INC	57,036
HARMAN INTL INDS INC NEW	36,990
HARRIS CORP DEL	26,565
HARSCO CORP	13,146
HARTFORD FINANCIAL SVCS GRP	147,575
HAWAIIAN ELEC INDS INC	23,685
HEALTH CARE PPTY INVS INC	40,640
HEALTHCARE RLTY TR	21,450
HEINZ H J CO	185,793
HENRY JACK + ASSOC INC	4,116
HERSHEY FOODS CORP	92,388
HEWLETT PACKARD CO	639,554
HIBERNIA CORP	44,669
HILLENBRAND INDS INC	31,030
HOME DEPOT INC	720,447
HON INDS INC	17,328
HONEYWELL INTL INC	324,271
HORMEL FOODS CORP	18,067
HOSPITALITY PPTYS TR	37,152
HUBBELL INC	8,820
HUDSON CITY BANCORP INC	26,726
HUDSON UTD BANCORP	11,085
HUGHES ELECTRONICS CORP	49,047
HUMANA INC	2,285
HUMAN GENOME SCIENCES INC	13,250
HUNTINGTON BANCSHARES INC	74,250
IDT CORP	8,860
IMS HEALTH INC	23,667
ISTAR FINL INC	46,680
ITT EDL SVCS INC	18,788

IDEXX LABS INC	9,256
IKON OFFICE SOLUTIONS INC	16,604
ILLINOIS TOOL WKS INC	125,865
IMATION CORP	3,515
IMCLONE SYS INC	19,830
INDEPENDENCE CMNTY BK CORP	17,985
INTEGRATED DEVICE TECHNOLOGY	12,019
INTEGRATED CIRCUIT SYS INC	14,245
INTEL CORP	1,629,320
INTERACTIVE CORP	50,047
INTERDIGITAL COMM CORP	2,064
INTERNATIONAL BANCSHARES CORP	9,430
INTERNATIONAL BUSINESS MACHS	1,234,683
INTERNATIONAL FLAVOURS	20,952
INTERNATIONAL GAME TECHNOLOGY	14,280
INTERNATIONAL PAPER CO	258,660
INTERNATIONAL RECTIFIER CORP	34,587
INTUIT	21,164
INVITROGEN CORP	42,000
JDS UNIPHASE CORP	6,935
J P MORGAN CHASE + CO	668,119
JEFFERSON PILOT CORP	98,768
JOHNSON + JOHNSON	1,141,686
JOHNSON CTLS INC	139,344
JUNIPER NETWORKS INC	16,812
KLA TENCOR CORP	23,468
KB HOME	14,504
KELLOGG CO	133,280
KEYCORP NEW	184,716
KEYSPAN CORP	80,960
KIMBERLY CLARK CORP	295,450
KIMCO RLTY CORP	76,075
KNIGHT RIDDER INC	61,896
KOHLS CORP	53,928
KRAFT FOODS INC	141,768
KROGER CO	49,977
LA Z BOY INC	4,196
LABORATORY CORP AMER HLDGS	44,340
LAFARGE NORTH AMERICA INC	8,104
LAMAR ADVERTISING CO	7,464
LANCASTER COLONY CORP	4,516
LEGGETT + PLATT INC	51,912
LEHMAN BROTHERS HLDGS INC	84,942
LEXMARK INTL INC	7,864
LIBERTY MEDIA CORP	153,904
LIBERTY PROPERTY	38,900
LILLY ELI + CO	618,904
LIMITED BRANDS INC	76,087
LINCOLN NATL CORP IN	96,888
LINEAR TECHNOLOGY CORP	29,449
LOCKHEED MARTIN CORP	102,800
LOEWS CORP	59,340

LOEWS CORP	12,620
LOWES COS INC	260,333
LUBRIZOL CORP	16,260
LUCENT TECHNOLOGIES INC	22,152
MBIA INC	47,384
MBNA CORP	214,953
MDU RES GROUP INC	15,477
MACERICH CO	22,250
MACK CA RLTY CORP	49,944
MACROMEDIA INC	8,920
MANOR CARE INC NEW	34,570
MARATHON OIL CORP	135,669
MARSH + MCLENNAN COS INC	268,184
MARSHALL + ILSLEY CORP	118,575
MARRIOTT INTL INC NEW	36,960
MASCO CORP	189,129
MATTEL INC	21,197
MAXTOR CORP	8,880
MAXIM INTEGRATED PRODS INC	51,294
MAY DEPT STORES CO	119,187
MAYTAG CORP	19,495
MCCORMICK + CO INC	57,190
MCDATA CORPORATION	9,530
MCDONALDS CORP	178,776
MCGRAW HILL COS INC	174,800
MCKESSON CORP	93,264
MEADWESTVACO CORP	82,943
MEDCO HEALTH SOLUTIONS INC	9,653
MEDIMMUNE INC	17,780
MEDTRONIC INC	418,046
MELLON FINL CORP	186,238
MERCANTILE BANKSHARES CORP	45,580
MERCK + CO INC	868,560
MERCURY GEN CORP	4,655
MERRILL LYNCH + CO INC	357,765
METLIFE INC	43,771
MICROSOFT CORP	1,944,324
MICRON TECHNOLOGY INC	10,776
MID ATLANTIC MED SVCS INC	32,400
MILLENNIUM PHARMACEUTICALS	61,574
MILLS CORP	8,800
MONSANTO CO NEW	51,142
MONSTER WORLDWIDE INC	21,960
MORGAN STANLEY	497,682
MOTOROLA INC	372,855
MURPHY OIL CORP	39,186
NATIONAL CITY CORP	234,186
NATIONAL COMM FINL CORP	76,384
NATIONAL FUEL GAS CO N J	14,664
NATIONAL INSTRS CORP	4,547
NATIONWIDE FINL SVCS INC	13,224
NEIMAN MARCUS GROUP	10,734

NETWORKS ASSOCS INC	25,568
NEUROCRINE BIOSCIENCES INC	10,908
NEW PLAN EXCEL RLTY TR INC	29,604
NEW YORK CMNTY BANCORP INC	65,941
NEW YORK TIMES CO	71,685
NEWELL RUBBERMAID INC	63,756
NEWMONT MNG CORP	58,332
NEWS CORP LTD	14
NEXTEL COMMUNICATIONS INC	98,210
NICOR INC	10,212
NIKE INC	20,538
NISOURCE INC	54,850
NORDSTROM INC	17,150
NORFOLK SOUTHN CORP	21,285
NORTH FORK BANCORPORATION INC	89,034
NORTHERN TRUST CORP	120,692
NORTHROP GRUMMAN CORP	146,077
NOVELL INC	32,612
NUCOR CORP	22,400
NVIDIA CORP	34,875
OGE ENERGY CORP	24,190
NUVEEN INVTS INC	13,330
OCCIDENTAL PETE CORP	219,648
OLD NATL BANCORP IND	13,939
OLD REP INTL CORP	60,864
OMNICARE INC	40,390
OMNICOM GROUP	225,311
ONEOK INC NEW	17,664
ORACLE CORP	333,960
PG+E CORP	16,662
PMC SIERRA INC	36,270
PNC FINL SVCS GROUP INC	224,393
PPG INDS INC	147,246
PPL CORP	100,625
PACCAR INC	123,424
PACIFICARE HEALTH SYSTEMS	27,040
PALL CORP	24,147
PAN PAC RETAIL PPTYS INC	19,060
PARK NATL CORP	16,973
PARKER HANNIFIN CORP	89,250
PAYCHEX INC	29,760
PENNEY J C INC	97,236
PENTAIR INC	22,850
PEOPLES BK BRIDGEPORT CONN	6,520
PEOPLES ENERGY CORP	12,612
PEOPLESOFT INC	29,116
PEPCO HLDGS INC	44,629
PEPSICO INC	559,906
PERKINELMER INC	13,656
PFIZER INC	2,063,272
PHARMACEUTICAL PROD DEV INC	8,091
PHILADELPHIA SUBN CORP	11,050

PIEDMONT NAT GAS INC	8,692
PIER 1 IMPORTS INC	17,488
PINNACLE WEST CAP CORP	44,022
PITNEY BOWES INC	129,984
POLARIS INDS INC	17,716
POLYCOM INC	15,616
POPULAR INC	85,386
PRAXAIR INC	38,200
PRICE T ROWE GROUP INC	52,151
PRINCIPAL FINANCIAL GROUP	36,377
PROCTER + GAMBLE CO	1,088,692
PROGRESS ENERGY INC	147,276
PROGRESSIVE CORP OHIO	58,513
PROLOGIS	60,971
PROTECTIVE LIFE CORP	23,688
PROTEIN DESIGN LABS INC	10,740
PROVIDENT FINL GROUP INC	6,390
PRUDENTIAL FINL INC	125,310
PUBLIC SVC ENTERPRISE GROUP	144,540
PUBLIC STORAGE INC	60,746
PUGET ENERGY INC	23,770
QUALCOMM INC	328,973
QUESTAR CORP	28,120
RPM INTL INC	13,168
RADIO ONE INC	1,930
RAMBUS INC DEL	18,420
RAYMOND JAMES FINANCIAL INC	3,770
RAYONIER INC	21,261
RAYTHEON CO	180,240
REALTY INCOME CORP	16,000
RED HAT INC	15,016
REGENCY CTRS CORP	19,925
REGIS CORP MINNESOTA	7,904
REGIONS FINL CORP	130,200
RENAL CARE GROUP INC	16,480
RESMED INC	8,308
RESPIRONICS INC	4,509
REYNOLDS R J TOB HLDGS INC	63,965
ROCKWELL AUTOMATION INC	67,640
ROHM + HAAS CO	81,149
ROSS STORES INC	47,574
RUBY TUESDAY INC	5,698
RYDER SYS INC	13,660
SBC COMMUNICATIONS INC	779,493
SEI INVESTMENTS CO	18,282
SLM CORP	69,708
SABRE HLDGS CORP	6,477
SAFECO CORP	66,181
SAFEWAY INC	50,393
ST JUDE MED INC	18,405
ST PAUL COS INC	107,055
SARA LEE CORP	215,059

S + P 500 INDEX FUTURES	9,380
SCHERING PLOUGH CORP	271,284
SCHWAB CHARLES CORP	37,888
SCIENTIFIC ATLANTA INC	46,410
SEARS ROEBUCK + CO	181,960
SEMPRA ENERGY	78,156
SERVICE CORP INTL	12,181
SERVICE MASTER COMPANY	23,300
SHERWIN WILLIAMS CO	52,110
SHURGARD STORAGE CTRS	22,590
SILICON LABORATORIES INC	8,644
SIMON PPTY GROUP INC NEW	88,046
SIRIUS SATELLITE RADIO INC	17,696
SKY FINL GROUP INC	28,534
SMUCKER J M CO	22,645
SNAP ON INC	16,120
SONOCO PRODS CO	36,930
SOUTHERN CO	269,225
SOUTHTRUST CORP	163,650
SOUTHWEST AIRLS CO	35,508
SPRINT CORP	203,608
STANLEY WORKS	26,509
STAPLES INC	30,030
STARBUCKS CORP	26,448
STATE STREET CORPORATION	67,704
STATION CASINOS INC	3,063
STERIS CORP	9,040
STATE STREET BANK + TRUST CO – STIF	1,318,110
STRYKER CORP	17,002
SUN MICROSYSTEMS INC	49,839
SUNOCO INC	25,575
SUNTRUST BKS INC	235,950
SUPERVALU INC	48,603
SYMANTEC CORP	20,790
SYMBOL TECHNOLOGIES INC	41,381
SYNOVUS FINL CORP	115,680
SYSCO CORP	156,366
TCF FINANCIAL CORP	46,215
TECO ENERGY INC	36,025
TJX COS INC NEW	154,350
TXU CORP	106,740
TARGET CORP	353,280
TEKTRONIX INC	22,120
TELEFLEX INC	9,666
TEMPLE INLAND INC	37,602
TENET HEALTHCARE CORP	16,050
TEXAS INSTRS INC	468,023
TEXTRON INC	79,884
THORNBURG MTG INC	27,200
3M CO	603,713
TIFFANY + CO NEW	49,720
TIME WARNER INC NEW	114,237

TRAVELERS PPTY CAS CORP NEW	107,352
TRIAD HOSPS INC	26,616
TRIBUNE CO NEW	139,320
TRIZEC PPTYS INC	13,860
TRUSTMARK CORP	11,708
UGI CORP NEW	6,780
UST INC	74,949
US BANCORP DEL	550,960
UNION PAC CORP	194,544
UNION PLANTERS CORP	92,896
UNIONBANCAL CORP	34,524
UNITED BANKSHARES INC W VA	9,360
UNITED DOMINION RLTY TR INC	34,560
UNITED PARCEL SVC INC	350,385
UNITED STATES TREAS BILLS	104,769
UNITED STS STL CORP NEW	24,514
UNITED TECHNOLOGIES CORP	312,741
UNITEDHEALTH GROUP INC	191,994
UNITRIN INC	16,564
UNOCAL CORP	117,856
UNUMPROVIDENT CORP	61,503
V F CORP	30,268
VALEANT PHARMACEUTICALS INTL	10,060
VALLEY NATL BANCORP	28,820
VALSPAR CORP	19,768
VECTREN CORP	17,255
VERITAS SOFTWARE CORP	55,740
VERISIGN INC	37,490
VERIZON COMMUNICATIONS	834,904
VIACOM INC	465,990
VIAD CORP	17,500
VISHAY INTERTECHNOLOGY INC	38,930
VORNADO RLTY TR	65,700
VULCAN MATLS CO	57,084
WGL HLDGS INC	8,337
WPS RES CORP	18,492
WACHOVIA CORP 2ND NEW	531,126
WADDELL + REED FINL INC	9,384
WAL MART STORES INC	1,013,255
WALGREEN CO	236,470
WASHINGTON FED INC	18,801
WASHINGTON MUT INC	371,110
WASHINGTON POST CO	27,699
WASTE MGMT INC DEL	74,000
WEB MD CORP	29,667
WEBSTER FINL CORP WATERBURY	27,516
WEINGARTEN RLTY INVS	22,175
WELLPOINT HEALTH NETWORKS INC	48,495
WELLS FARGO + CO NEW	858,440
WENDYS INTL INC	43,164
WESTAMERICA BANCORPORATION	4,970
WESTERN DIGITAL CORP	28,296

WEYERHAEUSER CO	211,200
WHIRLPOOL CORP	65,385
WHITNEY HLDG CORP	20,495
WILLIAMS COS INC	62,848
WILMINGTON TR CORP	25,200
WINN DIXIE STORES INC	995
WISCONSIN ENERGY CORP	50,175
WRIGLEY WM JR CO	33,726
WYETH	505,155
XM SATELLITE RADIO HLDGS INC	15,816
XCEL ENERGY INC	88,636
XILINX INC	23,244
XEROX CORP	11,040
YAHOO INC	103,891
YUM BRANDS INC	3,440
ZIMMER HOLDINGS INC	21,120

EXHIBIT D — Synthetic GIC Global Wrapper

Wrapper Security Name	Security Description	Market Value
ABN AMRO MTG CORP	6.5% 25 Apr 2017	635,045
ANZ CAP TR I	4.484% 26 Nov 2049	1,083,589
ANZ CAP TR I	5.36% 15 Dec 2049	1,637,064
AOL TIME WARNER INC	6.125% 15 Apr 2006	145,266
TIME WARNER INC	7.625% 15 Apr 2031	1,164,935
ASIF GLOBAL FING XXIII	3.9% 22 Oct 2008	1,787,168
AT+T BROADBAND CORP	8.375% 15 Mar 2013	549,352
AFRICAN DEV BK	3.25% 01 Aug 2008	1,658,800
ALCAN ALUM LTD	6.125% 15 Dec 2033	672,169
ALLIED WASTE NORTH AMER INC	8.5% 01 Dec 2008	1,110,000
FNMA TBA JAN 15 SINGLE FAM	5% 01 Dec 2099	14,175,829
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	(3,522,188)
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	414,375
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	6,991,640
FNMA TBA JAN 15 SINGLE FAM	6% 01 Dec 2099	(3,565,750)
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	(19,018,126)
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	18,708,048
FNMA TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	8,262,906
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	5,186,859
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	(2,910,250)
GNMA I TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	(210,719)
AMERICAN GEN CORP	8.5% 01 Jul 2030	104,250
AMERICAN GEN INSTL CAP B	8.125% 15 Mar 2046	929,299
FHLMC TBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	4,542,141
FHLMC TBA JAN 15 GOLD SINGLE	5.5% 01 Dec 2099	6,009,344
FHLMC TBA JAN 30 GOLD SINGLE	5.5% 01 Dec 2099	910,969
FHLMC TBA JAN 30 GOLD SINGLE	6% 01 Dec 2099	(826,750)
FHLMC TBA JAN 30 GOLD SINGLE	6.5% 01 Dec 2099	4,400,813
ANADARKO FIN CO	7.5% 01 May 2031	618,105
ANADARKO PETE CORP	5.375% 01 Mar 2007	1,420,086
ATLANTIC RICHFIELD CO	5.9% 15 Apr 2009	1,056,443
BANC AMER FDG CORP	6% 20 May 2033	2,043,629
BANK OF AMERICA ALTERNATIVE LO	5% 25 Jul 2018	5,849,898
BANK AMER CORP	7.4% 15 Jan 2011	2,761,975
BANK AMER CORP	3.875% 15 Jan 2008	127,860
BANK AMER CORP	4.375% 01 Dec 2010	744,231
BARCLAYS BK PLC	1% 29 Sep 2049	717,299
BEAR STEARNS COS INC	7% 01 Mar 2007	617,165
BELLSOUTH CAP FDG CORP	6.04% 15 Nov 2026	763,270
BRISTOL MYERS SQUIBB CO	6.875% 01 Aug 2097	596,305
BRITISH TELECOMMUNICATIONS PLC	8.625% 15 Dec 2030	915,251
BURLINGTON NORTHN SANTA FE COR	6.125% 15 Mar 2009	301,533
CWMBS INC	5% 15 Feb 2019	2,230,250
CADBURY SCHWEPPES US FINANCE	5.125% 01 Oct 2013	400,532
CALIFORNIA ST DEPT WTR RES PWR	3.975% 01 May 2005	1,193,953
CAMP PENDLETON + QUANTICO HSG	5.937% 01 Oct 2043	403,888
CANADIAN NATL RY CO	6.9% 15 Jul 2028	431,112
CANADIAN PAC RY CO NEW	6.25% 15 Oct 2011	520,025

CHASE COML MTG SECS CORP	7.198% 15 Jan 2032	4,004,636
CHASE COML MTG SECS CORP	7.757% 15 Feb 2010	2,677,339
CHRYSLER CORP	7.45% 01 Mar 2027	112,161
CITIGROUP MTG SECS INC	6.25% 25 Jul 2016	246,562
CITIGROUP INC	7.25% 01 Oct 2010	1,140,526
CITIGROUP INC	5.75% 10 May 2006	2,433,809
CITIGROUP INC	5% 06 Mar 2007	834,684
CITIGROUP INC	3.5% 01 Feb 2008	2,661,160
CITIGROUP INC	5.875% 22 Feb 2033	1,113,081
CITICORP	7.75% 15 Jun 2006	197,507
CITIBANK CR CARD ISSUANCE TR	2.9% 17 May 2010	7,033,500
COMCAST CABLE COMMUNICATIONS	8.125% 01 May 2004	1,022,039
COMCAST CABLE COMMUNICATIONS	6.375% 30 Jan 2006	317,800
COMCAST CORP	7.05% 15 Mar 2033	1,027,536
COMCAST CORP NEW	5.5% 15 Mar 2011	688,857
CONOCO INC	6.95% 15 Apr 2029	1,306,312
CONOCOPHILLIPS	5.9% 15 Oct 2032	14,824
CONSOLIDATED NAT GAS CO	6.8% 15 Dec 2027	435,152
CONSOLIDATED NAT GAS CO	5.375% 01 Nov 2006	708,115
CONSOLIDATED NAT GAS CO	5% 01 Mar 2014	547,294
CONTINENTAL AIRLS PASS THRU TR	6.545% 02 Feb 2019	1,308,449
CONTINENTAL CABLEVISION INC	8.3% 15 May 2006	504,762
COX COMMUNICATIONS INC NEW	4.625% 01 Jun 2013	315,690
CREDIT SUISSE FIRST BOSTON USA	6.125% 15 Nov 2011	612,214
CREDIT SWISS FIRST BOSTON	3.875% 15 Jan 2009	949,612
DTE ENERGY CO	6% 01 Jun 2004	814,675
DTE ENERGY CO	6.45% 01 Jun 2006	194,132
DAIMLER CHRYSLER HLDGS	8.5% 18 Jan 2031	807,034
DAIMLER CHRYSLER NORTH AMER HL	4.75% 15 Jan 2008	1,059,850
DAIMLERCHRYSLER NORTH AMER	4.05% 04 Jun 2008	2,065,966
DAIMLERCHRYSLER NORTH AMER HLD	6.5% 15 Nov 2013	849,686
DEPFA ACS BK	3.625% 29 Oct 2008	2,853,420
DETROIT EDISON CO	6.125% 01 Oct 2010	438,399
DEUTSCHE ALT A SECS INC	5.5% 25 Oct 2033	3,029,809
DEUTSCHE TELEKOM INTL FIN BV	1% 15 Jun 2005	677,992
DEUTSCHE TELEKOM INTL	8.5% 15 Jun 2010	285,503
DEUTSCHE TELEKOM INTL FIN BV	1% 15 Jun 2030	1,802,868
DEVON ENERGY CORP	7.95% 15 Apr 2032	455,538
DIAGEO FIN BV	3% 15 Dec 2006	685,464
DOMINION RES INC DEL	5.125% 15 Dec 2009	628,855
DOW CHEM CO	5.97% 15 Jan 2009	2,795,308
DOW CHEM CO	7.375% 01 Nov 2029	758,069
EOP OPER LTD PARTNERSHIP	6.625% 15 Feb 2005	778,615
EOP OPER LTD PARTNERSHIP	8.375% 15 Mar 2006	3,086,073
FED HM LN PC POOL E69529	6% 01 Mar 2013	41,858
FED HM LN PC POOL E69728	6% 01 Apr 2013	89,042
FED HM LN PC POOL G01477	6% 01 Dec 2032	860,096
FED HM LN PC POOL G01564	6% 01 Apr 2033	846,032
FED HM LN PC POOL G10784	5.5% 01 Jun 2011	234,422
FED HM LN PC POOL G10937	6% 01 Apr 2014	708,773
FED HM LN PC POOL C64029	6.5% 01 Feb 2032	27,263
FED HM LN PC POOL C67095	6.5% 01 May 2032	25,773

FED HM LN PC POOL C67310	6.5% 01 May 2032	30,511
FED HM LN PC POOL C69451	6.5% 01 Jul 2032	32,183
FED HM LN PC POOL C70440	6% 01 Sep 2032	954,228
FED HM LN PC POOL C71229	6% 01 Sep 2032	643,816
FED HM LN PC POOL C71521	6% 01 Oct 2032	52,995
FED HM LN PC POOL C73495	6% 01 Nov 2032	3,758,063
FED HM LN PC POOL C73076	6% 01 Nov 2032	495,209
FED HM LN PC POOL C73736	6% 01 Nov 2032	3,009,644
FED HM LN PC POOL C75494	6% 01 Jan 2033	163,327
FED HM LN PC POOL C77256	6% 01 Mar 2033	38,639
FED HM LN PC POOL C77925	6% 01 Mar 2033	963,954
FED HM LN PC POOL E71222	5.5% 01 Jul 2013	456,025
FED HM LN PC POOL E71236	5.5% 01 Aug 2013	191,512
FED HM LN PC POOL E73095	5.5% 01 Nov 2013	1,471,534
FED HM LN PC POOL E75506	6% 01 Mar 2014	32,516
FED HM LN PC POOL E75722	6% 01 Mar 2014	25,367
FED HM LN PC POOL E77295	6% 01 Jun 2014	1,312,413
FED HM LN PC POOL E83404	6% 01 May 2016	46,728
FED HM LN PC POOL E84032	6% 01 Jun 2016	8,514
FED HM LN PC POOL E84261	6% 01 Jul 2016	801,482
FED HM LN PC POOL E84308	5.5% 01 May 2014	1,707,591
FED HM LN PC POOL E84593	6% 01 Jul 2016	110,075
FED HM LN PC POOL E87958	6% 01 Feb 2017	1,249,558
FED HM LN PC POOL E88982	6% 01 Apr 2017	132,215
FED HM LN PC POOL E88992	5.5% 01 Apr 2017	290,818
FED HM LN PC POOL E88282	6% 01 Mar 2017	22,678
FED HM LN PC POOL E88512	6% 01 Mar 2017	94,764
FED HM LN PC POOL E88786	6% 01 Mar 2017	119,113
FED HM LN PC POOL E89121	6% 01 Apr 2017	136,579
FED HM LN PC POOL E89125	6% 01 Apr 2017	124,042
FED HM LN PC POOL E89201	6% 01 Apr 2017	91,276
FED HM LN PC POOL E89245	6% 01 Apr 2017	664,829
FED HM LN PC POOL E89306	5.5% 01 Apr 2017	86,944
FED HM LN PC POOL E89350	6% 01 Apr 2017	128,063
FED HM LN PC POOL E89336	6% 01 May 2017	79,541
FED HM LN PC POOL E89355	6% 01 Apr 2017	2,632,376
FED HM LN PC POOL E89435	6% 01 May 2017	87,929
FED HM LN PC POOL E89704	6% 01 May 2017	1,340,117
FED HM LN PC POOL E90063	5.5% 01 Jun 2017	507,595
FED HM LN PC POOL E90215	6% 01 Jun 2017	42,830
FED HM LN PC POOL E90353	5.5% 01 Jun 2017	491,760
FED HM LN PC POOL E90402	6% 01 Jul 2017	41,607
FED HM LN PC POOL E90431	6% 01 Dec 2014	38,409
FED HM LN PC POOL E91045	6% 01 Aug 2017	111,897
FED HM LN PC POOL E91323	6% 01 Sep 2017	200,229
FEDERAL HOME LN MTG CORP MTN	3.5% 01 Apr 2008	3,342,243
FEDERAL HOME LN MTG CORP	4.375% 04 Feb 2010	9,242,811
FEDERAL HOME LN MTG CORP	3.875% 10 Nov 2008	13,047,233
FEDERAL HOME LN MTG CORP MTN	4.625% 28 May 2013	2,405,838
FEDERAL HOME LN MTG CORP	4.75% 08 Dec 2010	8,109,468
FEDERAL HOME LN MTG CORP	4.5% 16 Dec 2010	13,325,431
FEDERAL HOME LN MTG CORP MTN	5.125% 20 Aug 2012	2,097,874

FED HM LN PC POOL C00748	6% 01 Apr 2029	17,482
FED HM LN PC POOL C01672	6% 01 Oct 2033	998,478
FED HM LN PC POOL C01374	6% 01 Jun 2032	612,606
FED HM LN PC POOL C01549	6% 01 Apr 2033	142,245
FED HM LN PC POOL C01648	5% 01 Oct 2033	2,360,882
FED HM LN PC POOL C20377	6% 01 Jan 2029	913,448
FED HM LN PC POOL C21292	6% 01 Jan 2029	19,061
FED HM LN PC POOL C38352	6.5% 01 May 2030	24,433
FED HM LN PC POOL E00543	6% 01 Apr 2013	26,523
FED HM LN PC POOL E00518	6% 01 Nov 2012	744,843
FED HM LN PC POOL E00569	5.5% 01 Aug 2013	1,338,078
FED HM LN PC POOL E00570	6% 01 Sep 2013	41,036
FED HM LN PC POOL E00547	5.5% 01 Apr 2013	296,326
FED HM LN PC POOL E00565	6% 01 Aug 2013	42,398
FED HM LN PC POOL E00577	5.5% 01 Sep 2013	77,843
FED HM LN PC POOL E00975	6% 01 May 2016	824,843
FED HM LN PC POOL E01071	5.5% 01 Nov 2016	513,657
FED HM LN PC POOL E01098	6% 01 Feb 2017	362,286
FED HM LN PC POOL E01140	6% 01 May 2017	246,276
FED HM LN PC POOL E01143	5.5% 01 Apr 2017	477,678
FED HM LN PC POOL E01157	6% 01 Jun 2017	830,530
FED HM LN PC POOL E01172	6% 01 Jul 2017	270,495
FED HM LN PC POOL E01388	4% 01 May 2018	81,860
FED HM LN PC POOL 786763	6.61% 01 Aug 2029	636,939
FED HM LN PC POOL A12118	5% 01 Aug 2033	8,378,450
FED HM LN PC POOL A12867	5.5% 01 Sep 2033	495,302
FED HM LN PC POOL C50136	7% 01 Apr 2031	36,651
FED HM LN PC POOL C52131	6% 01 May 2031	209,556
FED HM LN PC POOL C56030	6% 01 Mar 2031	298,025
FED HM LN PC POOL C59834	6.5% 01 Oct 2031	28,280
FED HM LN PC POOL C59194	6.5% 01 Sep 2031	13,183
FED HM LN PC POOL C60673	6.5% 01 Nov 2031	24,462
FEDERAL HOME LN BK CONS DSC NT	0.01% 14 Jan 2004	14,803,318
FEDERAL HOME LN MTG CORP	7% 15 Mar 2010	1,514,714
FED HOME LN MTG CORP	6.625% 15 Sep 2009	513,894
FEDERAL HOME LN MTG CORP	6% 15 Jun 2011	5,310,494
FEDERAL HOME LN MTG CORP	3.625% 15 Sep 2008	763,945
FEDERAL NATL MTG ASSN	5.75% 15 Feb 2008	3,459,448
FEDERAL NATL MTG ASSN	6.625% 15 Sep 2009	2,255,968
FEDERAL NATL MTG ASSN	7.25% 15 Jan 2010	13,692,168
FEDERAL NATL MTG ASSN	7.125% 15 Jun 2010	6,087,631
FEDERAL NATL MTG ASSN	6.625% 15 Nov 2010	10,586,437
FEDERAL NATL MTG ASSN	6% 15 May 2011	8,424,665
FEDERAL NATL MTG ASSN	4.75% 21 Feb 2013	2,185,394
FEDERAL NATL MTG ASSN	1.75% 16 Jun 2006	1,362,878
FEDERAL NATL MTG ASSN	4.375% 17 Jul 2013	1,872,872
FEDERAL NATL MTG ASSN	3.75% 15 Sep 2008	5,463,222
FEDERAL NATL MTG ASSN	4.625% 15 Oct 2013	1,459,098
FNMA POOL 190651	6% 01 Feb 2004	2,372
FNMA POOL 251704	5.5% 01 Feb 2013	34,298
FNMA POOL 252244	7% 01 Jan 2029	24,182
FNMA POOL 252382	6% 01 Apr 2014	731,842

FNMA POOL 253800	7% 01 May 2016	56,304
FNMA POOL 253411	6.5% 01 Jul 2015	29,656
FNMA POOL 253480	7.5% 01 Oct 2030	3,826
FNMA POOL 253643	7.5% 01 Feb 2031	5,251
FNMA POOL 253712	7.5% 01 Apr 2031	9,203
FNMA POOL 254263	6.5% 01 Apr 2032	818,317
FNMA POOL 254942	4% 01 Sep 2018	53,376
FNMA POOL 290478	9.5% 01 Dec 2024	727
FNMA POOL 290485	9.5% 01 Feb 2025	7,376
FNMA POOL 293843	9.5% 01 Dec 2024	19,602
FNMA POOL 303592	5.5% 01 Jun 2009	825,829
FNMA POOL 305113	9.5% 01 Mar 2025	13,209
FNMA POOL 305049	9.5% 01 Feb 2025	7,394
FNMA POOL 306419	9.5% 01 Mar 2025	30,382
FNMA POOL 306656	9.5% 01 Mar 2025	26,175
FNMA POOL 307146	9.5% 01 May 2025	11,597
FNMA POOL 313412	6.5% 01 Mar 2012	36,319
FNMA POOL 316338	9.5% 01 Jul 2025	11,464
FNMA POOL 318601	6.5% 01 Sep 2010	11,765
FNMA POOL 323972	6.5% 01 Oct 2014	94,974
FNMA POOL 323415	5.5% 01 Dec 2013	281,973
FNMA POOL 323654	6.5% 01 Apr 2014	16,336
FNMA POOL 323961	7% 01 Oct 2029	517,108
FNMA POOL 324556	9.5% 01 Aug 2025	2,882
FNMA POOL 327774	6% 01 Sep 2010	190,829
FNMA POOL 340925	6.5% 01 Mar 2011	14,792
FNMA POOL 341629	6.5% 01 Mar 2011	18,786
FNMA POOL 342760	6.5% 01 May 2011	28,825
FNMA POOL 343468	6.5% 01 Apr 2011	11,697
FNMA POOL 347025	6.5% 01 May 2011	18,874
FNMA POOL 356801	6% 01 Dec 2008	550,779
FNMA POOL 395060	5.5% 01 Apr 2013	455,578
FNMA POOL 413363	6.5% 01 Jan 2013	18,720
FNMA POOL 418438	5.5% 01 May 2013	154,395
FNMA POOL 418663	5.5% 01 Apr 2013	17,767
FNMA POOL 421620	7% 01 Apr 2028	36,735
FNMA POOL 426465	6% 01 Dec 2013	210,182
FNMA POOL 437645	6% 01 Jul 2013	1,988,722
FNMA POOL 440860	5.5% 01 Nov 2013	126,314
FNMA POOL 445872	5.5% 01 Oct 2013	291,191
FNMA POOL 448183	5.5% 01 Oct 2013	268,147
FNMA POOL 447657	6% 01 Nov 2013	13,364
FNMA POOL 451777	5.5% 01 Nov 2013	542,167
FNMA POOL 457356	6% 01 Dec 2013	103,933
FNMA POOL 459001	6% 01 Jan 2014	141,809
FNMA POOL 459602	6% 01 Jan 2029	288,330
FNMA POOL 479656	6% 01 Jan 2014	152,901
FNMA POOL 480977	6% 01 Jan 2014	167,554
FNMA POOL 481947	6% 01 Feb 2014	9,063
FNMA POOL 482507	6.5% 01 Jan 2014	84,938
FNMA POOL 498519	6% 01 Jun 2014	1,784,723
FNMA POOL 505696	6.5% 01 Jul 2029	78,074

FNMA POOL 515482	7% 01 Sep 2029	29,667
FNMA POOL 516907	6.5% 01 Feb 2015	7,096
FNMA POOL 523475	7% 01 Apr 2030	213,657
FNMA POOL 523478	7% 01 Jun 2030	136,497
FNMA POOL 523497	7.5% 01 Nov 2029	6,292
FNMA POOL 524774	6.5% 01 Dec 2014	9,353
FNMA POOL 525908	7% 01 Dec 2029	17,133
FNMA POOL 532892	7% 01 Apr 2015	65,889
FNMA POOL 535063	6.5% 01 Dec 2014	110,385
FNMA POOL 535629	6% 01 Dec 2011	873,859
FNMA POOL 535675	7% 01 Jan 2016	754,418
FNMA POOL 535915	7% 01 Apr 2031	467,579
FNMA POOL 537309	7% 01 Jun 2030	12,200
FNMA POOL 536593	7% 01 Apr 2030	49,326
FNMA POOL 536947	7% 01 May 2030	37,387
FNMA POOL 536932	7% 01 May 2030	9,179
FNMA POOL 538748	7.5% 01 Jun 2030	2,624
FNMA POOL 539243	7% 01 Jun 2030	118,851
FNMA POOL 539762	7% 01 May 2030	203,956
FNMA POOL 539931	7% 01 May 2030	9,157
FNMA POOL 539934	7.5% 01 May 2030	2,829
FNMA POOL 541293	7.5% 01 Jul 2030	2,130
FNMA POOL 542056	7% 01 Jul 2030	35,398
FNMA POOL 544583	7.5% 01 Sep 2030	2,203
FNMA POOL 545195	7% 01 Sep 2031	14,567
FNMA POOL 545605	7% 01 May 2032	312,919
FNMA POOL 545723	7% 01 Apr 2032	238,906
FNMA POOL 546024	7% 01 Jun 2030	8,734
FNMA POOL 546420	6.5% 01 Aug 2015	20,277
FNMA POOL 555299	7% 01 Nov 2017	711,652
FNMA POOL 555337	8% 01 Mar 2033	49,300
FNMA POOL 557435	6.5% 01 Nov 2015	33,120
FNMA POOL 559326	6.5% 01 Oct 2015	23,569
FNMA POOL 559532	7.5% 01 Dec 2030	1,689
FNMA POOL 562423	7% 01 Jan 2031	27,184
FNMA POOL 564458	6% 01 Feb 2032	6,621
FNMA POOL 566221	6% 01 Mar 2031	13,421
FNMA POOL 572156	7% 01 Jan 2016	164,620
FNMA POOL 572557	7% 01 Apr 2016	17,252
FNMA POOL 579774	7.5% 01 Apr 2031	2,866
FNMA POOL 584882	7% 01 May 2016	272,525
FNMA POOL 585227	7% 01 May 2031	21,859
FNMA POOL 587841	7% 01 Oct 2031	73,624
FNMA POOL 591186	6.5% 01 Aug 2016	88,745
FNMA POOL 602836	7% 01 Sep 2016	130,390
FNMA POOL 604436	7% 01 Sep 2016	557,268
FNMA POOL 604629	6% 01 Sep 2031	9,149
FNMA POOL 605424	7% 01 Jul 2016	205,303
FNMA POOL 606540	7% 01 Sep 2031	119,136
FNMA POOL 610058	7% 01 Nov 2031	17,310
FNMA POOL 611509	7% 01 Oct 2031	27,832
FNMA POOL 615327	5.5% 01 Dec 2016	134,970

FNMA POOL 617442	7% 01 Jan 2032	489,926
FNMA POOL 622708	7% 01 Jan 2032	599,633
FNMA POOL 627283	6.5% 01 Apr 2032	190,838
FNMA POOL 633553	6.5% 01 Aug 2032	172,262
FNMA POOL 635064	7% 01 Jul 2032	77,090
FNMA POOL 641123	7% 01 May 2032	258,463
FNMA POOL 644834	7% 01 Jun 2032	221,417
FNMA POOL 645589	7% 01 May 2032	31,589
FNMA POOL 646352	7% 01 May 2032	260,959
FNMA POOL 647998	7% 01 Jun 2032	696,053
FNMA POOL 647279	7% 01 May 2032	233,181
FNMA POOL 651361	7% 01 Jul 2032	147,783
FNMA POOL 656217	7% 01 Aug 2032	579,427
FNMA POOL 656427	7% 01 Aug 2032	597,156
FNMA POOL 656464	7% 01 Aug 2032	43,124
FEDERAL NATL MTG ASSN REMIC	4.5% 25 Sep 2018	1,958,914
FNMA POOL 713804	4% 01 Jul 2018	413,355
FNMA POOL 720506	4% 01 Sep 2018	385,697
FNMA POOL 724278	4% 01 Aug 2018	264,608
FNMA POOL 728983	4% 01 Oct 2018	426,060
FNMA POOL 734988	4% 01 Sep 2018	313,079
FNMA POOL 738136	4% 01 Sep 2018	334,462
FNMA POOL 740442	4% 01 Sep 2018	201,656
FNMA POOL 740450	4% 01 Sep 2018	465,434
FNMA POOL 742191	4% 01 Oct 2018	383,797
FNMA POOL 742336	4% 01 Sep 2018	482,168
FIRST UNION LIGMAN BROS COMML	7.5% 18 Jun 2029	495,770
FIRST ENERGY CORP	7.375% 15 Nov 2031	565,691
FLORIDA PWR CORP	6.65% 15 Jul 2011	931,324
FUND AMERN COS INC	5.875% 15 May 2013	613,093
GMAC COML MTG SEC INC	6.175% 15 May 2033	2,107,974
GNMA POOL 603918	7% 15 Jan 2033	499,954
GNMA POOL 569840	7% 15 Jun 2032	131,335
GNMA POOL 572436	6% 15 Dec 2031	342,908
GNMA POOL 572173	5.5% 15 Jul 2033	353,042
GNMA POOL 574308	6% 15 Dec 2031	332,946
GNMA POOL 574838	6% 15 Nov 2031	186,542
GNMA POOL 575454	6% 15 Dec 2031	201,103
GNMA POOL 575886	6% 15 Dec 2031	319,912
GNMA POOL 579138	6% 15 Jan 2032	82,866
GNMA POOL 587182	6% 15 Feb 2032	146,819
GNMA POOL 592794	7% 15 Jul 2032	294,518
GNMA POOL 343109	6.5% 15 Nov 2023	73,062
GNMA POOL 345952	6.5% 15 Oct 2023	264,041
GNMA POOL 345961	6.5% 15 Nov 2023	67,052
GNMA POOL 346960	6.5% 15 Dec 2023	97,463
GNMA POOL 351469	6% 15 Mar 2024	63,041
GNMA POOL 352001	6.5% 15 Dec 2023	608,460
GNMA POOL 354706	6% 15 Dec 2008	128,837
GNMA POOL 355176	6% 15 Dec 2023	458,296
GNMA POOL 355876	6.5% 15 Jun 2024	6,431
GNMA POOL 357229	6.5% 15 Oct 2023	26,526

GNMA POOL 360736	6.5% 15 Oct 2023	25,603
GNMA POOL 361803	6% 15 Sep 2008	202,010
GNMA POOL 361081	6.5% 15 Sep 2023	45,318
GNMA POOL 364715	6.5% 15 Oct 2023	61,143
GNMA POOL 367172	6.5% 15 Nov 2023	35,133
GNMA POOL 366780	6% 15 May 2009	218,662
GNMA POOL 367408	6.5% 15 Oct 2023	7,374
GNMA POOL 368792	6.5% 15 Dec 2023	208,911
GNMA POOL 368864	6% 15 Dec 2023	101,500
GNMA POOL 369188	6.5% 15 Sep 2023	28,482
GNMA POOL 370085	6.5% 15 Nov 2023	37,648
GNMA POOL 371257	6% 15 Jan 2024	376,989
GNMA POOL 371387	6.5% 15 Sep 2023	41,631
GNMA POOL 372913	6.5% 15 Dec 2023	38,520
GNMA POOL 374844	6.5% 15 Dec 2023	47,506
GNMA POOL 375672	6.5% 15 Nov 2023	13,678
GNMA POOL 376737	6.5% 15 Dec 2023	310,460
GNMA POOL 379343	6.5% 15 Nov 2023	208,493
GNMA POOL 385209	6% 15 Jan 2024	248,848
GNMA POOL 420663	6% 15 Jan 2011	28,327
GNMA POOL 427495	6.5% 15 Mar 2026	481,582
GNMA POOL 433919	7% 15 Aug 2028	91,089
GNMA POOL 462265	6% 15 Dec 2028	36,141
GNMA POOL 479926	7% 15 Jan 2031	116,818
GNMA POOL 482959	6.5% 15 Feb 2029	60,332
GNMA POOL 491767	6% 15 Dec 2028	36,391
GNMA POOL 492133	6% 15 Jan 2029	10,390
GNMA POOL 492131	6% 15 Jan 2029	25,787
GNMA POOL 492165	6% 15 Feb 2029	21,957
GNMA POOL 498937	7% 15 Feb 2031	113,138
GNMA POOL 502575	6.5% 15 Jul 2029	76,812
GNMA POOL 503392	6.5% 15 Mar 2029	526,440
GNMA POOL 509294	6.5% 15 May 2029	52,433
GNMA POOL 511872	7% 15 Jan 2031	142,387
GNMA POOL 527664	6% 15 Dec 2031	358,833
GNMA POOL 542736	7% 15 Apr 2031	205,402
GNMA POOL 543997	6.5% 15 Mar 2031	6,949
GNMA POOL 551219	7% 15 Feb 2031	677,151
GNMA POOL 552168	7% 15 Nov 2031	126,745
GNMA POOL 564553	6% 15 Dec 2031	108,611
GNMA POOL 564703	6% 15 Jul 2031	272,230
GNMA POOL 300687	6.5% 15 Oct 2023	79,133
GNMA POOL 337535	6.5% 15 Nov 2023	32,719
GNMA POOL 780276	6.5% 15 Jul 2009	835,187
GNMA POOL 780733	7% 15 Mar 2013	395,941
GNMA POOL 780914	6% 15 Nov 2028	534,602
GNMA POOL 781292	6.5% 15 Dec 2008	1,002,813
GNMA POOL 781328	7% 15 Sep 2031	514,212
GNMA POOL 781340	6.5% 15 Oct 2031	346,620
GS MTG SECS CORP	4.531% 25 Oct 2033	7,782,797
GENERAL ELEC CO	5% 01 Feb 2013	1,275,258
GENERAL ELEC CAP CORP MTN	6.125% 22 Feb 2011	2,803,086

GENERAL ELEC CAP CORP MTN	5.875% 15 Feb 2012	3,172,218
GENERAL ELEC CAP CORP MTN	6.75% 15 Mar 2032	331,867
GENERAL MLS INC	5.125% 15 Feb 2007	748,173
GENERAL MTRS ACCEP CORP	7.75% 19 Jan 2010	502,170
GENERAL MTRS ACCEP CORP	7.25% 02 Mar 2011	2,027,990
GENERAL MTRS ACCEP CORP	6.875% 15 Sep 2011	509,092
GOLDMAN SACHS GROUP INC	7.35% 01 Oct 2009	256,853
GOLDMAN SACHS GROUP INC	6.875% 15 Jan 2011	1,043,356
GOLDMAN SACHS GROUP INC	6.6% 15 Jan 2012	543,041
GOLDMAN SACHS GROUP INC	5.25% 15 Oct 2013	3,100,954
HOUSEHOLD FIN CORP	5.875% 01 Feb 2009	1,249,620
HOUSEHOLD FIN CORP	6.75% 15 May 2011	225,249
HOUSEHOLD FIN CORP	6.375% 15 Oct 2011	1,103,557
HOUSEHOLD FIN CORP	7% 15 May 2012	1,088,698
HOUSEHOLD FIN CORP	7.625% 17 May 2032	482,205
HOUSEHOLD FIN CORP	6.375% 27 Nov 2012	413,099
HOUSEHOLD FIN CORP	4.75% 15 Jul 2013	1,427,309
HOUSEHOLD FIN CORP	4.125% 15 Dec 2008	403,687
HYDRO QUEBEC	1% 29 Sep 2049	898,707
ILLINOIS ST	5.1% 01 Jun 2033	6,045,515
JP MORGAN CHASE	6.75% 01 Feb 2011	822,118
J P MORGAN CHASE + CO	5.25% 30 May 2007	240,782
J P MORGAN CHASE + CO	3.625% 01 May 2008	1,211,527
JP MORGAN CHASE CO	4.5% 15 Nov 2010	573,399
J P MORGAN CHASE COML MTG SECS	6.429% 15 Apr 2035	3,673,200
KINDER MORGAN ENERGY PARTNERS	7.3% 15 Aug 2033	898,777
KINDER MORGAN ENERGY PARTNERS	5% 15 Dec 2013	374,978
KRAFT FOODS INC	5.625% 01 Nov 2011	2,859,850
KRAFT FOODS INC	5.25% 01 Jun 2007	727,328
KROGER CO	7.7% 01 Jun 2029	291,734
KROGER CO	7.5% 01 Apr 2031	228,623
KROGER CO	6.75% 15 Apr 2012	223,148
KROGER CO	6.2% 15 Jun 2012	431,384
LU UBS COML MTG TR	6.41% 15 Jan 2010	2,488,026
LB UBS COML MTG TR	5.124% 15 Nov 2032	5,557,141
LEHMAN BROS HLDGS INC	6.625% 01 Apr 2004	618,210
LEHMAN BROS HLDG	7% 01 Feb 2008	643,085
LEHMAN BROS HLDGS INC	6.25% 15 May 2006	374,801
LOCKHEED MARTIN CORP	7.2% 01 May 2036	604,733
LOCKHEED MARTIN CORP	8.5% 01 Dec 2029	521,352
LOCKHEED MARTIN CORP	8.2% 01 Dec 2009	433,610
LORAL CORP	7% 15 Sep 2023	319,751
MASTR ASSET SECURITIZATION TR	5.75% 25 Oct 2017	1,261,744
MERRILL LYNCH MTG INVS INC	6.54% 10 Dec 2029	2,137,639
METROPOLITAN LIFE GLOBAL FDG	4.75% 20 Jun 2007	845,689
MEXICO UNITED MEXICAN STS	8.125% 30 Dec 2019	2,277,165
MORGAN STANLEY GROUP INC	6.1% 15 Apr 2006	730,283
MORGAN STANLEY GROUP INC	6.75% 15 Apr 2011	1,342,076
MORGAN STANLEY GROUP INC	5.8% 01 Apr 2007	790,261
MORTGAGE CAP FDG INC	6.549% 18 May 2008	366,069
NEW ENGLAND TEL + TELEG CO	7.875% 15 Nov 2029	146,993
NEW JERSEY BELL TEL CO	7.85% 15 Nov 2029	82,197

NEW JERSEY ECONOMIC DEV AUTH	0.01% 15 Feb 2017	2,765,730
NEWS AMER HLDGS INC	8.875% 26 Apr 2023	521,263
NEWS AMER HLDGS INC	7.75% 20 Jan 2024	465,897
NORTHROP GRUMMAN CORP	7.875% 01 Mar 2026	858,271
OCCIDENTAL PETE CORP	5.875% 15 Jan 2007	1,078,715
OHIO EDISON CO	5.45% 01 May 2015	171,549
ONCOR ELEC DELIVERY CO	7.25% 15 Jan 2033	338,765
ONCOR ELEC DELIVERY CO	7% 01 May 2032	602,469
PACIFIC LIFE CORP	6.6% 15 Sep 2033	404,732
PEMEX FIN LTD	9.14% 15 Aug 2004	222,528
PHILLIPS PETE CO	7% 30 Mar 2029	951,315
PINNACLE ONE PARTNERS LP	8.83% 15 Aug 2004	786,600
PROGRESS ENERGY INC	7% 30 Oct 2031	107,411
PROTECTIVE LIFE SECD TRS	3.7% 24 Nov 2008	1,036,466
PRUDENTIAL INS CO AMER	6.375% 23 Jul 2006	1,085,522
PRUDENTIAL FINL INC MTN	5.75% 15 Jul 2033	448,842
QUEBEC PROV CDA	7.5% 15 Jul 2023	730,090
QUEBEC PROV CDA MTN	1% 06 Mar 2026	421,333
QUEBEC PROV CDA MTN	1% 09 Apr 2026	603,047
RABOBANK CAPITAL FUND II	5.26% 31 Dec 2049	400,552
RAYTHEON CO	4.85% 15 Jan 2011	545,713
RESIDENTIAL FDG MTG SECS I INC	6.5% 25 Mar 2013	124,809
RESOLUTION FDG FBE CPN STRIPS	0% 15 Oct 2018	413,978
RESOLUTION FDG FBE CPN STRIPS	0% 15 Jul 2018	421,401
SLM CORP MEDIUM TERM NTS	5.625% 01 Aug 2033	1,223,741
SLM STUDENT LN TR	1% 27 Jul 2009	2,682,478
SLM STUDENT LN TR	1% 26 Oct 2009	2,500,137
SP POWERASSETS LTD	5% 22 Oct 2013	904,018
SWB LOAN BACKED CERTIFICATE	7.375% 15 May 2025	1,324,273
SALOMON INC	6.5% 15 Feb 2008	271,314
SEARS CR ACCOUNT MASTER TR II	1.5% 16 Nov 2009	3,731,403
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	53,123,891
STRUCTURED ASSET SECS CORP	3.356% 25 Jan 2031	4,208,200
SUNCOR ENERGY INC	5.95% 01 Dec 2034	361,048
SWEDISH EXPT CR CORP	2.875% 26 Jan 2007	1,204,618
TCI COMMUNICATIONS INC	7.875% 15 Feb 2026	1,188,410
TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	375,678
TMS SBA LN TR	1.75% 15 Jan 2025	443,494
TEXACO CAP INC	9.75% 15 Mar 2020	1,420,972
TIME WARNER COS INC	9.15% 01 Feb 2023	441,425
TIME WARNER COS INC	7.57% 01 Feb 2024	2,237,910
TIME WARNER COS INC	7.25% 15 Oct 2017	658,056
TIME WARNER INC	6.625% 15 May 2029	127,302
TYCO INTL GROUP	6.375% 15 Jun 2005	485,300
TYCO INTL GROUP SA	6.375% 15 Feb 2006	1,560,038
TYCO INTL GROUP S A	5.8% 01 Aug 2006	911,600
UNION PLANTERS MTG FIN CORP	6.25% 01 Apr 2029	547,217
UNITED MEXICAN STS	8.375% 14 Jan 2011	165,900
UNITED MEXICAN STS MTN	8% 24 Sep 2022	1,315,800
UNITED MEXICAN STS	4.625% 08 Oct 2008	659,750
U S BANCORP MTN BK ENT	3.95% 23 Aug 2007	256,535
UNITED STATES TRES BD STRP PRN	0% 15 May 2018	1,120,596

UNITED STATES TRES BD STRP PRN	0% 15 Nov 2018	1,085,037
UNITED STATES TREAS BDS	10.375% 15 Nov 2012	10,174,043
UNITED STATES TREAS BDS	12% 15 Aug 2013	18,807,319
UNITED STATES TREAS BDS	9.25% 15 Feb 2016	13,196,266
UNITED STATES TREAS BDS	8.125% 15 Aug 2019	48,273,406
UNITED STATES TREAS BDS	8.5% 15 Feb 2020	14,326,555
UNITED STATES TREAS BDS	6.295% 15 Feb 2026	6,228,264
UNITED STATES TREAS BDS	6.75% 15 Aug 2026	3,770,123
UNITED STATES TREAS BDS	5.375% 15 Feb 2031	5,168,684
UNITED STATES TREAS NTS	5% 15 Aug 2011	6,203,367
UNITED STATES TREAS NTS	3.25% 15 Aug 2007	1,025,257
UNITED STATES TREAS NTS	4% 15 Nov 2012	9,551,131
UNITED STATES TREAS NTS	2.375% 15 Aug 2006	4,322,844
UNITED STATES TREAS NTS	2% 31 Aug 2005	16,907,624
UNITED STATES TREAS NTS	1.625% 31 Oct 2005	47,820,164
UNITED STATES TREAS NTS	2.625% 15 Nov 2006	1,316,623
UNITED STATES TREAS NTS	4.25% 15 Nov 2013	2,478,063
UNITED STATES TREAS NTS	1.875% 30 Nov 2005	16,365,628
UNITED STATES TREAS NTS	3.375% 15 Dec 2008	2,980,350
VALERO ENERGY CORP NEW	7.5% 15 Apr 2032	22,143
VERIZON GLOBAL FDG CORP	7.75% 01 Dec 2030	1,370,595
VERIZON PA IN	5.65% 15 Nov 2011	2,351,450
VIRGINIA ELEC + PWR CO	5.25% 15 Dec 2015	225,513
VODAFONE GROUP PLC	5% 16 Dec 2013	2,692,557
WACHOVIA BK COML MTG TR	1% 15 Dec 2035	4,162,103
WACHOVIA CORP 2ND NEW	3.5% 15 Aug 2008	660,137
WAL MART STORES INC	7.55% 15 Feb 2030	766,944
WASHINGTON MUT MTG SECS CORP	6.5% 25 May 2032	640,300
WELLS FARGO BK N A SANFRANCISC	7.8% 15 Jun 2010	1,220,297
WEYERHAEUSER CO	7.125% 15 Jul 2023	376,679
WEYERHAEUSER CO	6.875% 15 Dec 2033	741,681
WISCONSIN ST GEN FD ANNUAL	5.7% 01 May 2026	594,682
WORLDCOM INC GA NEW	8% 15 May 2006	33,500
WORLDCOM INC GA NEW	7.375% 15 Jan 2006	501,638
WORLDCOM INC GA NEW	7.5% 15 May 2011	241,200
WORLDCOM INC GA NEW	8.25% 15 May 2031	30,150
U S TREAS NOTES 10YR FUTURES		(1,202,119)
US DOLLAR		(117,879)
BANC AMER FDG CORP	6.75% 20 Nov 2032	795,417
CAPITAL ASSET RESH FDG 1998 A	5.905% 15 Dec 2005	290,360
CHARMING SHOPPES MASTER TR	1.57% 15 Aug 2008	2,999,064
CHASE MANHATTAN BK USA	1.07% 09 Feb 2004	5,000,000
EMBARCADERO AIRCRAFT SECS TR	1% 15 Aug 2025	918,281
FHA USGI	7.43% 01 Nov 2021	851,346
FHA 221/D4 GMAC 56 P8/01	7.43% 25 Oct 2022	440,387
FHA 253 P11 02 PJ HUNT PG 87	7.43% 01 Jan 2021	1,676,563
FHA 221 D4	7.43% 01 Dec 2020	3,042,283
FHA INSD MTG POOL 56 GMAC	7.43% 25 Oct 2022	63,542
FHA PROJ LN CTF SER POOL 5	7.43% 01 Feb 2022	260,955
FEDERAL HOME LN MTG PC GTD	7% 15 May 2022	2,223,866
FEDERAL HOME LN MTG CORP	7% 15 May 2031	8,040,632
FED HM LN PC POOL 785867	6.977% 01 Dec 2026	305,656

FED HM LN PC POOL 735014	9.5% 01 May 2005	4,935
FEDERAL NATL MTG ASSN REMIC	7% 25 Oct 2022	727,573
FEDERAL NATL MTG ASSN REMIC	6.5% 25 Feb 2023	1,509,816
FEDERAL NATL MTG ASSN REMIC	7% 25 Apr 2022	844,336
FEDERAL NATL MTG ASSN REMIC	7.5% 20 Sep 2027	8,658,336
FEDERAL NATL MTG ASSN GTD	6.27% 25 Sep 2007	3,281,903
FEDERAL NATL MTG ASSN	6.5% 25 Jun 2028	1,522,481
FEDERAL NATL MTG ASSN REMIC	6.39% 25 May 2036	1,401,024
FNMA POOL 066414	1% 01 Sep 2028	809,951
FNMA POOL 124097	8.5% 01 Jan 2007	11,351
FNMA POOL 291253	1% 01 Aug 2024	9,219
FNMA POOL 291254	1% 01 Aug 2024	29,869
FNMA POOL 544502	4.128% 01 Jul 2030	773,345
FHA INSD MTG POOL	7.43% 01 Nov 2024	536,377
FHA INSD MTG P/T	7.43% 01 Jul 2024	429,399
FHA INSD 23RD MTG	7.43% 01 Mar 2022	492,409
FHA INSD PROJ 109	7.43% 25 Jun 2020	368,634
FHA 232 236	6.69% 01 May 2016	1,519,908
GNMA II POOL 002910	8.5% 20 Apr 2030	29,332
GNMA II POOL 002947	8.5% 20 Jul 2030	21,240
GNMA II POOL 003029	8.5% 20 Jan 2031	66,808
GNMA II POOL 003057	8.5% 20 Mar 2031	28,560
GNMA II POOL 780840	8.5% 20 Jul 2028	94,723
GOVERNMENT NATL MTG ASSN	6.5% 20 May 2028	2,165,111
HOME OWNERSHIP	SER 144A PFD	5,778,750
MERRILL LYNCH MTG INVS INC	1.74% 15 Nov 2023	11,260
PIMCO FDS PAC INVT MGMT SER	SHORT TERM PORTFOLIO INSTL CL	53,487,509
PIMCO FDS PAC INVT MGMT SER	SH TERM PORTFOLIO II INSTL CL	187,766,666
PIMCO FDS PAC INVT MGMT SER	U S GOVT SECTOR PORT INSTL CL	349,811,171
PIMCO FDS PAC INVT MGMT SER	MTG PORTFOLIO INSTL CL	211,860,201
PIMCO FDS PAC INV MGMT	PRIVATE ACCT PORTFOLIO	17,608,885
PIMCO FDS PAC INVT MGMT SER	REAL RETURN BD PORTFOLIO CL	81,324,350
PIMCO FDS PAC INVT MGMT SER	EMERGING MKTS PORTFOLIO	41,172,682
PIMCO FDS PAC INVT MGMT SER	INTL PORTFOLIO INSTL CL	35,118,870
PIMCO FDS PAC INVT MGMT SER	INVT GRADE CORP PORT INSTL CL	80,029,613
PIMCO FDS PAC INVT MGMT SER	ASSET BKD SECS PORTFOLIO	19,101,712
REILLY FHA PROJ LOAN	7.43% 01 Aug 2020	2,675,433
RYLAND MTG SECS CORP	55.79229% 25 Mar 2023	55
SWAP OPTION 3MO LIBOR P032097	JAN 4.0 CALL	(271,324)
SWAP OPTION 3MO LIBOR P031172	OCT 7.0 PUT	(363,817)
SWAP OPTION 3MO LIBOR P040769	OCT 4.0 CALL	(296,995)
SMALL BUSINESS ADMIN PARTN CTF	8.017% 10 Feb 2010	2,745,886
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	6,036,469
STRUCTURED ASSET NTS III LTD	6.65% 30 Aug 2005	3,659,530
SWAP OPTION 3MO LIBOR P015951	JAN 7 PUT	(110,967)
SWAP OPTION 3MO LIBOR P031024	OCT 4.0 CALL	(3,232)
SWAP OPTION 3MO LIBOR	OCT 6.0 PUT	(6,573)
UNITED AIRLS 1993 C PTHRU TR	9.06% 17 Jun 2015	1,215,000
UNITED AIRLS PASS THRU TRS	9.56% 19 Oct 2018	830,000
UNITED STATES TREAS BILLS	0.92% 04 Mar 2004	1,842,347
UNITED STATES TREAS BILLS	0.86% 11 Mar 2004	1,247,964
UNITED STATES TREAS BILLS	0.01% 18 Mar 2004	3,548,621

UNITED STATES TREAS NTS	3.375% 15 Jan 2007	379,433
UNITED STATES TREAS NTS	3.5% 15 Jan 2011	1,072,231
UNITED STATES TREAS NTS	3.375% 15 Jan 2012	1,630,068
US DOLLAR		(388,176)
AOL TIME WARNER INC	6.15% 01 May 2007	544,711
TIME WARNER INC	6.875% 01 May 2012	3,044,601
AT + T CORP	7.25% 15 Nov 2006	1,103,233
AT + T WIRELESS SVCS INC	7.5% 01 May 2007	2,017,574
ALLIED WASTE NORTH AMER INC	6.5% 15 Nov 2010	844,605
AMERICAN GEN FIN CORP MTN	3% 15 Nov 2006	1,404,131
AMERICAN INTL GROUP INC	2.875% 15 May 2008	1,940,515
BANGKOK BK PUB LTD	9.025% 15 Mar 2029	565,245
BANK AMER CORP	3.875% 15 Jan 2008	2,173,628
BANK AMER CORP	3.25% 15 Aug 2008	990,045
BANK ONE CORP	2.625% 30 Jun 2008	3,132,350
BAUSCH + LOMB INC	6.5% 01 Aug 2005	3,376,000
BEAR STEARNS COS INC	3% 30 Mar 2006	2,530,305
CIT GROUP INC REORGANIZED	3.875% 03 Nov 2008	2,188,819
CSX CORP	6.75% 15 Mar 2011	2,238,607
CAPITAL ONE BK	6.875% 01 Feb 2006	540,559
CHESAPEAKE ENERGY CORP	6.875% 15 Jan 2016	1,020,000
CITIGROUP INC	5% 06 Mar 2007	909,592
CITIGROUP INC	3.5% 01 Feb 2008	2,280,994
CLEAR CHANNEL COMMUNICATIONS	4.25% 15 May 2009	2,118,679
COCA COLA ENTERPRISES INC	5.75% 01 Nov 2008	413,301
COMCAST CABLE COMMUNICATIONS I	6.2% 15 Nov 2008	3,280,078
CONAGRA FOODS INC	6% 15 Sep 2006	1,084,920
CONSTELLATION ENERGY GROUP INC	6.35% 01 Apr 2007	873,089
COUNTRYWIDE FDG CORP MTN	3.25% 21 May 2008	1,467,469
COX COMMUNICATIONS INC NEW	6.75% 15 Mar 2011	1,692,600
COX COMMUNICATIONS INC NEW	4.625% 01 Jun 2013	1,457,031
CREDIT SUISSE FIRST BOSTON USA	4.625% 15 Jan 2008	1,585,305
DAIMLERCHRYSLER NORTH AMER	4.05% 04 Jun 2008	2,090,857
DANA CORP	7% 01 Mar 2029	664,875
DEERE JOHN CAP CORP	3.9% 15 Jan 2008	2,040,012
DELPHI CORP	6.5% 01 May 2009	2,389,362
DIAGEO FIN BV	3% 15 Dec 2006	1,200,813
DOMINION RES INC DEL	5.7% 17 Sep 2012	2,118,029
DONALDSON LUFKIN + JENRETTE	6.5% 01 Jun 2008	1,532,635
DOW CHEM CO	6% 01 Oct 2012	1,578,210
ENSCO INTL INC	6.75% 15 Nov 2007	1,814,561
ERAC USA FIN CO	7.35% 15 Jun 2008	1,126,619
ERP OPER CTD PARTNERSHIP	5.2% 01 Apr 2013	3,039,258
EXCEL RLTY TR INC	6.875% 15 Oct 2004	2,279,773
FED HM LN PC POOL G11295	5.5% 01 Sep 2017	901,563
FED HM LN PC POOL E91955	5% 01 Oct 2017	457,897
FED HM LN PC POOL E97335	5% 01 Jul 2018	4,232,097
FED HM LN PC POOL E01098	6% 01 Feb 2017	721,945
FED HM LN PC POOL E01377	4.5% 01 May 2018	8,659,001
FED HM LN PC POOL E01386	5% 01 Jun 2018	9,297,804
FEDERAL HOME LN MTG CORP	5.25% 15 Jan 2006	3,589,067
FEDERAL HOME LN MTG CORP	3.625% 15 Sep 2008	5,478,291

FEDERAL NATL MTG ASSN	4.375% 15 Oct 2006	2,624,158
FNMA POOL 254759	4.5% 01 Jun 2018	1,069,844
FNMA POOL 254195	5.5% 01 Feb 2017	1,015,179
FNMA POOL 254509	5% 01 Aug 2017	512,165
FNMA POOL 545400	5.5% 01 Jan 2017	1,574,890
FNMA POOL 545904	5.5% 01 Sep 2017	1,691,466
FNMA POOL 572609	6% 01 Apr 2031	1,060,559
FNMA POOL 604966	5.5% 01 Nov 2016	535,457
FNMA POOL 621102	5.5% 01 Jan 2017	1,619,390
FNMA POOL 631324	5.5% 01 Feb 2017	810,271
FNMA POOL 657382	5% 01 Oct 2017	2,202,375
FNMA POOL 667032	5% 01 Nov 2017	785,847
FNMA POOL 705601	5% 01 May 2018	1,568,082
FNMA POOL 713485	5% 01 Jul 2018	8,514,919
FNMA POOL 720382	4.5% 01 Jun 2018	8,798,104
FORD MTR CR CO	5.8% 12 Jan 2009	3,605,690
FORT JAMES CORP	7.75% 15 Nov 2023	498,125
GNMA POOL 561294	5.5% 15 Feb 2033	1,593,815
GENERAL ELEC CAP CORP MTN	5.875% 15 Feb 2012	1,080,824
GENERAL ELEC CAP CORP MTN	6% 15 Jun 2012	544,628
GENERAL ELEC CAP CORP MTN	5% 15 Jun 2007	614,042
GENERAL MTRS ACCEP CORP	7.25% 02 Mar 2011	884,138
GENERAL MTRS ACCEP CORP	6.875% 15 Sep 2011	2,166,349
GEORGIA PAC CORP	7.75% 15 Nov 2029	904,500
GLOBAL MARINE INC	7.125% 01 Sep 2007	2,243,789
GLOBAL MARINE INC	7% 01 Jun 2028	539,794
GOLDMAN SACHS GROUP INC	4.75% 15 Jul 2013	2,935,042
GREEN TREE FINL CORP	6.48% 01 Dec 2030	1,491,738
GREEN TREE FINL CORP	6.68% 01 Dec 2030	924,740
HALLIBURTON CO MED TRM NTS	5.625% 01 Dec 2008	260,808
HALLIBURTON CO	6% 01 Aug 2006	1,056,140
HOUSEHOLD FIN CORP	5.75% 30 Jan 2007	976,313
ISTAR FINL INC	6% 15 Dec 2010	395,988
ITT CORP NEW	7.75% 15 Nov 2025	460,350
IDEX CORP	6.875% 15 Feb 2008	2,033,470
INTERNATIONAL PAPER CO	5.85% 30 Oct 2012	2,080,350
J P MORGAN CHASE + CO	3.625% 01 May 2008	3,192,197
KINDER MORGAN INC	6.5% 01 Sep 2012	2,163,416
KROGER CO	5.5% 01 Feb 2013	2,204,912
LEHMAN BROS INC	6.5% 15 Apr 2008	2,800,462
MGM MIRAGE	6% 01 Oct 2009	1,021,250
MACMILLAN BLOEDEL LTD	6.75% 15 Feb 2006	808,705
MARTIN MARIETTA CORP	7.375% 15 Apr 2013	1,143,058
MOTOROLA INC	7.625% 15 Nov 2010	862,895
MOTOROLA INC	6.75% 01 Feb 2006	537,149
MOTOROLA INC	8% 01 Nov 2011	1,176,831
PENNEY J C INC	7.6% 01 Apr 2007	382,813
PETR0LEOS MEXICANOS 144A	8.625% 01 Dec 2023	3,018,125
PETROZUATA FIN INC	7.63% 01 Apr 2009	2,535,000
PREMCOR REFNG GROUP INC	6.75% 01 Feb 2011	1,110,056
PROGRESS ENERGY INC	7.1% 01 Mar 2011	1,135,127
PROVIDENT COS INC	6.375% 15 Jul 2005	3,281,198

PULTE HOMES INC	6.25% 15 Feb 2013	2,111,236
R B FALCON CORP	6.75% 15 Apr 2005	1,850,048
RAYTHEON CO	6.15% 01 Nov 2008	2,118,363
SIMON PPTY GROUP L P	5.45% 15 Mar 2013	2,212,153
SOUTH AFRICA REP	8.5% 23 Jun 2017	2,142,000
SPRINT CAP CORP	6.125% 15 Nov 2008	690,655
SPRINT CAP CORP	6.875% 15 Nov 2028	973,262
SPRINT CAP CORP	6.375% 01 May 2009	801,835
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	6,558,986
SUN MICROSYSTEMS INC	7.65% 15 Aug 2009	2,255,754
TELUS CORP	8% 01 Jun 2011	1,142,500
TEMPLE INLAND INC MTN BK ENT	6.75% 01 Mar 2009	2,300,810
UNION OIL CO CA	7.35% 15 Jun 2009	1,144,854
UNION PAC CORP	3.875% 15 Feb 2009	1,993,792
UNION PAC RES GROUP INC	6.5% 15 May 2005	795,497
UNION PAC RES GROUP INC	6.75% 15 May 2008	1,690,503
UNITED MEXICAN STS	8.375% 14 Jan 2011	592,500
VERIZON GLOBAL FDG CORP	4% 15 Jan 2008	1,532,782
VERIZON NEW ENG INC	4.75% 01 Oct 2013	1,654,619
WELLS FARGO + CO NEW	3.5% 04 Apr 2008	3,231,055
WESTVACO CORP	7.1% 15 Nov 2009	844,762
WOOLWORTH CORP	8.5% 15 Jan 2022	1,276,500
CREDIT SUISSE FIRST BOSTON MTG	6.5% 25 Feb 2032	10,163,472
CREDIT SUISSE FIRST BOSTON MTG	5.5% 25 Apr 2033	4,942,256
CREDIT SUISSE FIRST BOSTON	5.75% 25 Apr 2033	11,121,508
FED HM LN PC POOL C65529	6.5% 01 Apr 2032	5,397,234
FED HM LN PC POOL E01479	3.5% 01 Sep 2018	18,586,705
FEDERAL HOME LN MTG CORP	6.5% 15 Feb 2026	14,826,509
FEDERAL HOME LN MTG CORP MULTI	6% 15 Aug 2026	578,679
FEDERAL HOME LN MTG CORP	6.25% 15 Sep 2026	526,077
FEDERAL HOME LN MTG CORP	6% 15 Jul 2023	7,296,083
FEDERAL HOME LN MTG CORP MLTCL	6% 15 Dec 2028	5,796,896
FEDERAL HOME LN MTG CORP	6.25% 15 Dec 2026	1,145,445
FEDERAL HOME LN MTG CORP	6.5% 15 Jun 2028	15,799,212
FEDERAL HOME LN MTG CORP	6% 15 Jul 2027	4,280,501
FEDERAL NATL MTG ASSN GTD	6.5% 25 Jul 2029	9,845,860
FEDERAL NATL MTG ASSN GTD	6.5% 25 Sep 2029	20,224,294
FNMA POOL 251890	6.5% 01 Aug 2018	1,262,317
FNMA POOL 254634	5.5% 01 Feb 2023	15,511,959
FNMA POOL 429715	6.5% 01 Apr 2018	1,481,094
FNMA POOL 457274	1% 01 Oct 2028	406,504
FNMA POOL 499479	6.5% 01 Jun 2029	1,300,225
FNMA POOL 526993	1% 01 Nov 2028	2,318,872
FNMA POOL 555811	4% 01 Oct 2018	23,991,738
FNMA POOL 559810	1% 01 Aug 2040	1,944,414
FEDERAL NATL MTG ASSN	6% 25 Sep 2031	16,686,324
FEDERAL NATL MTG ASSN	7% 25 Feb 2031	10,315,868
FEDERAL HOME LN MTG CORP	5.5% 15 Nov 2032	11,526,057
FEDERAL HOME LN MTG CORP	4% 15 Sep 2015	19,977,330
FEDERAL HOME LN MTG CORP	7.32% 15 Nov 2033	6,413,758
GNMA POOL 604548	4.5% 15 Aug 2033	18,960,541
GNMA POOL 576495	6.5% 15 Feb 2032	251,587

GNMA POOL 467128	6.5% 15 Aug 2028	1,007,894
GNMA POOL 480060	6.5% 15 Aug 2028	1,173,566
GNMA POOL 482574	6.5% 15 May 2029	1,469,213
GNMA POOL 486873	6.5% 15 Jan 2029	3,156,774
GNMA POOL 780617	6.5% 15 Jun 2009	3,093,203
GNMA POOL 781285	6.5% 15 May 2031	2,589,895
GNMA II POOL 080594	1% 20 Apr 2032	7,507,376
GOVERNMENT NATL MTG ASSN	6% 16 Jun 2032	9,756,673
GOVT NATL MTG ASSN GTD REMIC	5.85% 16 Sep 2026	3,970,065
MASTR ASSET SECURITIZATION TR	6.25% 25 Oct 2032	1,377,945
MASTR ASSET SECURITIZATION TR	5.5% 25 Jul 2033	12,537,300
RESIDENTIAL FDG MTG SECS I INC	6.5% 25 Aug 2013	437,473
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	64,929,219
STRUCTURED ASSET SECS CORP	6.75% 25 Mar 2029	714,322
STRUCTURED ASSET SECS CORP	6% 25 Apr 2033	15,563,693
UNITED STATES TREAS BDS	6.125% 15 Aug 2029	24,935,625
WAMU MTG	6.75% 25 Dec 2031	3,727,758
ANZ DELAWARE INC	1.07% 05 Feb 2004	6,538,514
ALCAN ALUMINUM CORP	1.43% 08 Dec 2004	3,391,106
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	30,510,936
CRED DEF SWAP B	1% 06 Mar 2004	(3,535)
BEAR STEARNS ARM TR	6.067% 25 Oct 2032	60,782
BEAR STEARNS ARM TR	4.948% 25 Jan 2034	8,742,691
BEAR STEARNS ALT A TR	1% 25 Oct 2033	13,665,251
BOISE CASCADE CORP MTN BK ENT	7.315% 15 Jun 2009	1,053,100
BRAZIL FEDERATIVE REP	12% 15 Apr 2010	847,000
CIT GROUP INC	2.66% 31 Jan 2005	3,243,152
CWMBS INC	6% 25 Oct 2033	4,135,622
CWMBS INC	1% 25 Aug 2033	7,426,300
COLUMBIA HCA HEALTHCARE CORP	7% 01 Jul 2007	182,113
COLUMBIA/HCA HEALTHCARE CORP	8.05% 25 Aug 2006	5,568,750
DG FUNDING TRUST FRN	TR PFD SECS 144A	3,816,000
DANSKE CORP DISC 3/A3 SER A	1.09% 03 Mar 2004	1,595,592
EURODOLLAR FUTURES		(355,741)
FED HM LN PC POOL C61507	7% 01 Dec 2031	1,991,848
FEDERAL HOME LN MTG CORP MTN	2.875% 03 Nov 2006	91,011,703
FEDERAL HOME LN MTG CORP	2.75% 15 Aug 2006	47,779,807
FEDERAL NATL MTG ASSN DISC NTS	1.03% 31 Mar 2004	2,494,836
FEDERAL NATL MTG ASSN DISC NTS	0.01% 05 Apr 2004	10,073,740
FNMA POOL 544860	5.25% 01 Sep 2034	1,784,533
FNMA POOL 606734	1% 01 Oct 2031	659,377
FNMA POOL 649592	7.5% 01 Jun 2032	1,274,785
FNMA POOL 653361	7.5% 01 Aug 2032	661,079
FNMA POOL 655756	7.5% 01 Aug 2032	3,813,328
FNMA POOL 659956	7.5% 01 Sep 2032	2,107,385
FNMA POOL 661277	7.5% 01 Sep 2032	5,462,469
FNMA POOL 661281	7.5% 01 Sep 2032	929,891
FNMA POOL 661951	7.5% 01 Oct 2032	1,601,312
FNMA POOL 663263	7.5% 01 Sep 2032	520,335
FNMA POOL 664890	7.5% 01 Oct 2032	3,915,741
FNMA POOL 666478	7.5% 01 Oct 2032	829,402
FEDERAL NATL MTG ASSN	1.52% 25 Jun 2032	3,472,325

FEDERAL NATL MTG ASSN	6.5% 25 Mar 2032	26,769,875
FNMA POOL 709060	5% 01 Jun 2018	241,411
FIRST FRANKLIN MTG LOAN TR	1% 25 Mar 2034	9,620,317
FORD MTR CR	1% 08 Mar 2004	6,150,343
GNMA POOL 357994	7.5% 15 Sep 2023	53,082
GNMA POOL 361507	7.5% 15 Nov 2023	10,786
GNMA POOL 364752	7.5% 15 Nov 2023	5,025
GNMA POOL 341870	7.5% 15 Apr 2023	31,312
GENERAL MTRS ACCEP CORP	2.41% 20 Oct 2005	13,567,599
GOLDEN ST TOB SECURITIZATION	5% 01 Jun 2021	1,491,300
HARRAHS OPER INC	7.125% 01 Jun 2007	2,319,351
BRAZIL (FEDERATIVE REPUBLIC)	8% 15 Apr 2014	6,154,587
HOME OWNERSHIP	SER 144A PFD	4,020,000
IRS 3ML USD	1% 16 Jun 2009	(46,248)
INDYMAC MBS INC	4.25% 25 May 2033	4,124,275
IRS 3ML USD	1% 16 Jun 2009	(19,877)
IRS 3ML USD	1% 16 Jun 2024	1,925,315
IRS USD	4% 17 Dec 2005	664,465
LENFEST COMMUNICATIONS INC	8.375% 01 Nov 2005	3,313,858
MBNA AMER BK NATL ASSN MT	1% 12 May 2004	1,499,169
GERMANY FED REP	4.5% 04 Jul 2009	9,845,630
GERMANY (FED REP OF)	6.25% 04 Jan 2030	7,812,420
MERRILL LYNCH MTG INVS INC	1% 25 Mar 2028	849,116
MEX CRED DEF / 1.25 MLP	1.25% 22 Jan 2005	20,554
MIRAGE RESORTS INC	7.25% 15 Oct 2006	3,273,750
MIRAGE RESORTS INC	6.75% 01 Aug 2007	3,789,360
OHIO POWER CO	6.73% 01 Nov 2004	1,247,810
PANAMA REP	9.625% 08 Feb 2011	4,908,750
FRANCE (GOVT)	5.75% 25 Oct 2032	7,214,529
PIMCO FDS PAC INVT MGMT SER	SHORT TERM PORTFOLIO INSTL CL	281,356,780
PIMCO FDS PAC INVT MGMT SER	MTG PORTFOLIO INSTL CL	164,277,196
PIMCO FDS PAC INVT MGMT SER	EMERGING MKTS PORTFOLIO	10,847,014
PIMCO FDS PAC INVT MGMT SER	INTL PORTFOLIO INSTL CL	38,076,362
RMF COMMERCIAL MTG	6.872% 15 Jan 2019	5,323,000
REGAL TRUST IV	3.446% 29 Sep 2031	4,182,072
ROYAL BANK OF SCOTLAND	1.085% 12 Feb 2004	19,943,339
SMALL BUSINESS ADMIN	8.5% 01 Jan 2015	3,303,322
SMALL BUSINESS ADMIN	8.15% 01 Feb 2015	781,214
SMALL BUSINESS ADMIN PARTN CTF	6.64% 01 Feb 2011	9,436,593
SPRINT CAP CORP	6% 15 Jan 2007	2,123,399
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	11,163,991
STRUCTURED ASSET MTG INVTS INC	1% 19 Jun 2033	6,292,891
STRUCTURED ASSET SECS CORP	7.5% 25 Jul 2016	1,470,222
SWAP OPTION 3MO LIBOR P030695	SEP 6.5 PUT	(223,769)
SWAP OPTION 3MO LIBOR P030703	SEP 4.5 CALL	(277,446)
TELUS CORP	8% 01 Jun 2011	234,213
SWAP OPTION 3MO LIBOR P015944	JAN 5.5 CALL	(64,240)
SWAP OPTION 3MO LIBOR P015951	JAN 7 PUT	(5,194)
SWAP OPTION 3MO LIBOR P030992	OCT 4.0 CALL	(80,141)
SWAP OPTION 3MO LIBOR P030984	OCT 6.0 PUT	(165,639)
UBS FIN DEL LLC	1.075% 13 Feb 2004	17,938,725
UNITED AIRLS PASS THRU TRS	1% 02 Mar 2004	2,087,772

UNITED STATES TREAS BILLS	0.92% 04 Mar 2004	419,396
UNITED STATES TREAS BILLS	0.86% 11 Mar 2004	1,188,061
UNITED STATES TREAS BILLS	0.01% 18 Mar 2004	2,490,523
UNITED STATES TREAS BILLS	1.02% 29 Apr 2004	29,214,046
UNITED STATES TREAS NTS	3.375% 15 Jan 2007	24,030,742
UNITED STATES TREAS NTS	3.625% 15 Jan 2008	12,668,333
UNITED STATES TREAS NTS	3.5% 15 Jan 2011	595,684
WAMU MTG	1% 27 Feb 2034	3,977,079
WORLDCOM INC GA	6.4% 15 Aug 2005	368,500
IRS EUR SWP016066	5% 17 Jun 2012	(81,328)
INTEREST RATE SWAP GBP	5% 15 Mar 2032	(452,959)
IRS GBP	5% 15 Mar 2032	(220,789)
IRS EUR	4% 15 Mar 2007	514,280
IRS GBP 6ML	1% 20 Mar 2018	16,554
IRS GBP 6ML	1% 05 Sep 2007	(782,538)
IRS EUR	4% 17 Sep 2009	(83,769)
IRS EUR	3.5% 15 Sep 2005	33,769
IRS EUR	4% 15 Mar 2007	357,860
SWAP OPTION 3 MO LIBOR JPM	OCT 3.8 CALL	(48,978)
SWAP OPTION 3MTH LIBOR	OCT 6 PUT	(45,810)
EURO CURRENCY		1,406,034
POUND STERLING		2
US DOLLAR	(1,994,491)
ABFS MTG LN TR	7% 15 Mar 2005	508,449
ABFS MTG LN TR	4% 15 Dec 2033	509,379
ABFS MTG LN TR	4% 15 Sep 2005	719,331
ACA CDS LTD	2.742% 15 Jul 2008	678,906
AESOP FDG II LLC	6.14% 20 May 2006	18,554,574
AES CORP	9.375% 15 Sep 2010	353,059
AGCO CORP DEL	9.5% 01 May 2008	112,141
AESCORP	8.375% 15 Aug 2007	331,088
AES CORP	9.5% 01 Jun 2009	475,615
AES CORP	8.875% 15 Feb 2011	174,600
AES CORPORATION	8.75% 15 Jun 2008	211,118
AES CORP	10% 15 Jul 2005	160,712
AES CORP	8.75% 15 May 2013	1,722,068
AOL TIME WARNER INC	6.125% 15 Apr 2006	2,690,117
AT+T WIRELESS SVCS INC	6.875% 18 Apr 2005	3,596,782
ABITIBI CONSOLIDATED INC	8.5% 01 Aug 2029	17,829
ABITIBI CONSOLIDATED INC	8.55% 01 Aug 2010	46,568
ACE SEC CORP HOME RQUITY LN TR	1% 25 Apr 2031	472,499
ACE SECS CORP HOME EQUITY LN	6.75% 25 Apr 2031	194,403
ALLIED WASTE NORTH AMER INC	8.875% 01 Apr 2008	301,240
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	20,322,204
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	26,416,406
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	607,969
FNMA TBA JAN 15 SINGLE FAM	6% 01 Dec 2099	8,914,375
FNMA TBA JAN 30 SINGLE FAM	7% 01 Dec 2099	20,751,500
GNMA I TBA JAN 30 SINGLE FAM	5% 15 Dec 2099	4,310,238
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	711,922
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	3,429,938
GNMA I TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	3,371,500

GNMA I TBA JAN 30 SINGLE FAM	7% 01 Dec 2099	5,751,843
AMERICAN ELEC PWR INC	6.125% 15 May 2006	430,141
AMERICAN HONDA FIN CORP MTN	1% 15 Aug 2006	2,566,589
AMERICAN HONDA FIN CORP MTN	1% 11 Sep 2006	2,969,641
AMERICAN HONDA FIN CORP MTN	3.85% 06 Nov 2008	1,407,197
FHLMC TBA JAN 15 GOLD SINGLE	5.5% 01 Dec 2099	103,609
FHLMC TBA JAN 15 GOLD SINGLE	6.5% 01 Dec 2099	3,066,750
AMERICREDIT AUTOMOBILE REC TR	6.35% 06 Aug 2006	2,215,071
AMERICREDIT AUTOMOBILE RECEIVA	4.23% 06 Oct 2006	3,849,875
AMERIQUEST MTG SECS INC	0% 25 May 2004	163,669
AMERIQUEST MTG SECS INC	1% 25 Feb 2033	7,209,341
AMERIQUEST MTG SECS INC	1% 25 Nov 2005	617,700
AMERIQUEST MTG SECS INC	0% 25 Feb 2006	777,000
AMERISOURCEBERGEN CORP	8.125% 01 Sep 2008	233,946
AMRESCO RESIDENTIAL SECURITES	1.48875% 25 Sep 2027	837,753
ANADARKO PETE CORP	5.375% 01 Mar 2007	1,800,562
APACHE CORP	6.25% 15 Apr 2012	434,647
APPALACHIAN PWR CO	4.8% 15 Jun 2005	3,456,337
ASSET BACKED SECS CORP HM EQ	5% 15 Jan 2033	445,584
ASSET BACKED SECS CORP	4% 15 Apr 2033	628,619
ASSET SECURITIZATION CORP	1% 14 Feb 2029	3,693,613
ASSET BACKED FDG CORP	2.858% 25 Sep 2004	4,898,372
ASSOCIATES AUTOMOBILE REC TR	7.51% 15 May 2005	1,873,052
ASSOCIATES AUTOMOBILE REC TR	7.83% 15 Aug 2007	3,048,642
AVIS GROUP HLDGS INC	11% 01 May 2009	128,562
BANC AMER FDG CORP	6% 20 May 2033	4,163,163
BANC AMER ALTERNATIVE LN TR	4.5% 25 Dec 2018	10,214,011
BANK ONE CORP SR NTS	1% 15 Sep 2006	3,164,396
BANK ONE CORP	6.5% 01 Feb 2006	2,276,407
BANK ONE ISSUANCE TR	3.76% 15 Dec 2005	2,025,312
BANK ONE ISSUANCE TR	4.54% 15 Sep 2010	3,559,786
BANK ONE ISSUANCE TR	1.5325% 15 Apr 2008	1,203,563
BANKAMERICA CORP	6.75% 15 Sep 2005	1,808,834
BAY VIEW 2003 LJ 1 OWNER TR	1.45% 25 Apr 2012	202,198
BAY VIEW 2002 LJ 1 OWNER TR	2.5% 25 May 2011	370,833
BAYVIEW FINL ASSET TR	10% 25 Jan 2004	35,221
BAYVIEW FINL ASSET TR	1% 25 Jul 2004	183,982
BAYVIEW FINL ASSET TR	14% 25 Oct 2004	130,481
BAYVIEW FINL ASSET TR	5.5% 25 Jun 2005	628,089
BAYVIEW FINL ASSET TR	0% 25 Aug 2005	933,035
BEAR STEARNS ASSET BACKED SECS	5% 25 Aug 2005	501,065
BEAR STEARNS ASSET BACKED SECS	4% 25 Mar 2006	294,380
BEAR STEARNS COS INC	1% 19 Jun 2006	3,876,470
BEAZER HOMES USA INC	8.625% 15 May 2011	99,000
BOEING CAP CORP	4.88% 20 Aug 2004	561,194
BRAZIL FEDERATIVE REP	14.5% 15 Oct 2009	830,025
BRAZIL FERERATIVE REP	11% 17 Aug 2040	904,050
BRAZIL FERERATIVE REP	8.875% 15 Apr 2024	107,360
BRAZIL FEDERATIVE REP	12% 15 Apr 2010	471,900
BULGARIA REP	8.25% 15 Jan 2015	1,475,005
C BASS TR	3% 25 May 2034	487,414
CIT GROUP INC MT SR NTS	5.625% 17 May 2004	1,270,036

CSC HLDGS INC	7.875% 15 Feb 2018	98,230
CSC HLDGS INC	7.625% 01 Apr 2011	17,680
CSX CORP	7.25% 01 May 2004	3,567,001
CWABS INC	1% 25 Feb 2033	5,627,999
CALPINE CORP	7.75% 15 Apr 2009	5,425
CALPINE CORP	8.625% 15 Aug 2010	6,240
CALPINE CORP	8.5% 15 Feb 2011	428,220
CASCADES INC	7.25% 15 Feb 2013	324,940
CATERPILLAR FINL SVCS	1.67% 06 Jun 2005	2,004,994
CENDANT MTG CORP	1.66875% 25 Nov 2033	2,228,621
CENTEX HOME EQUITY LN TR	4.5755% 25 Jun 2006	445,191
CHASE CR CARD OWNER TR	2.0625% 16 Jul 2007	4,559,866
CHASE FDG LN ACQUISITION TR	6.344% 25 Dec 2025	2,746,600
CHASE FDG LN ACQUISITION TR	1.35875% 25 Jul 2030	1,387,774
CHASE FDG MTG LN	1.48% 25 Oct 2032	9,347,992
CHESAPEAKE ENERGY CORP	9% 15 Aug 2012	161,000
CINCINNATI BELL INC NEW	7.25% 15 Jul 2013	336,000
CITIBANK CR CARD ISSUANCE TR	6.65% 15 May 2008	5,683,423
CITIBANK CR CARD ISSUANCE TR	1% 15 Dec 2009	2,005,626
CLEAR CHANNEL COMMUNICATIONS	3.125% 01 Feb 2007	3,023,089
COASTAL CORP	6.7% 15 Feb 2027	602,063
COLOMBIA REP	11.75% 25 Feb 2020	734,135
COLOMBIA REP	10.5% 09 Jul 2010	485,900
COLUMBIA HCA HEALTHCARE CORP	6.91% 15 Jun 2005	83,800
COLUMBIA/HCA HEALTHCARE CORP	7.25% 20 May 2008	132,798
COMCAST CABLE COMMUNICATIONS	6.375% 30 Jan 2006	2,477,766
COMMONWEALTH EDISON CO	3.7% 01 Feb 2008	3,455,684
CONOCO INC	6.35% 15 Apr 2009	3,364,003
CONOCOPHILLIPS	3.625% 15 Oct 2007	3,833,380
CONOCO FDG CO	5.45% 15 Oct 2006	2,504,985
CONSECO FIN SECURITIZATION	1.5825% 15 Oct 2030	344,135
CONSECO FIN SECURITIZATIONS CO	1% 15 Feb 2031	598,107
CONSECO FINANCE SEC CORP	1.5325% 15 Oct 2031	871,582
CONSECO FIN SECURITIZATIONS CO	1.4125% 15 Oct 2027	602,528
CONSECO FIN SECURITIZATIONS CO	2.5% 01 Jan 2032	640,650
CONSECO FIN SECURITIZATIONS	7.25% 15 Jul 2004	155,205
CONSECO FIN SECURITIZATIONS	8.5% 25 Mar 2033	1,626,168
CONSECO FIN SECURITIZATIONS	7.5% 15 Oct 2005	315,016
CONSECO FIN HOME EQUITY LN TR	7.25% 15 May 2033	258,633
CONSTELLATION BRANDS INC	8% 15 Feb 2008	74,370
CONTINENTAL CABLEVISION INC	8.3% 15 May 2006	1,121,693
COX ENTERPRISES INC	4.375% 01 May 2008	1,537,022
CREDIT SUISSE FIRST BOSTON MTG	5.5% 25 Jul 2032	1,062
CREDIT SUISSE FB USA INC	5.875% 01 Aug 2006	4,240,136
D R HORTON INC	8.5% 15 Apr 2012	11,338
D R HORTON INC	5.875% 01 Jul 2013	111,180
DTE ENERGY CO	7.05% 01 Jun 2011	695,294
DAIMLER CHRYSLER NORTH AMER	7.4% 20 Jan 2005	6,624,484
DAIMLER CHRYSLER NA HLDG CORP	7.3% 15 Jan 2012	1,401,573
DAIMLER BENZ NORTH AMER CORP	7.375% 15 Sep 2006	497,508
DEUTSCHE ALT A SECS INC	0.745% 25 Sep 2033	313,044
DEUTSCHE MTG + ASSET REC CORP	6.538% 15 Jun 2031	7,759,346

DEUTSCHE TELEKOM INTL FIN BV	1% 15 Jun 2005	3,254,360
DEUTSCHE TELEKOM INTL	0.01% 15 Jun 2010	668,199
DIAGEO CAP PLC	6.125% 15 Aug 2005	3,528,186
DIMON INC	7.75% 01 Jun 2013	154,500
DOMINION RES INC	7.625% 15 Jul 2005	3,779,446
DOW CHEM CO	5.25% 14 May 2004	6,085,762
DRIVETIME AUTO OWNER TR	2.2% 17 Dec 2007	2,941,408
DUKE ENERGY CORP	1% 08 Dec 2005	3,198,912
EASTMAN KODAK COYRS 1+2	2.15% 15 Sep 2004	3,688,675
ECHOSTAR DBS CORP	9.125% 15 Jan 2009	12,293
ECHOSTAR DBS CORP	0.000001% 01 Oct 2008	253,024
EIRCOM FDG	8.25% 15 Aug 2013	221,500
EL PASO ENERGY CORP DEL	6.75% 15 May 2009	2,679,000
ENTERCOM RADIO LLC / ENTERCOM	7.625% 01 Mar 2014	235,950
EQUITY ONE MTG PASS THROUGH TR	0.99% 25 Oct 2032	157,266
FMC CORP	10.25% 01 Nov 2009	91,260
FEDERAL NATL MTG ASSN DISC NTS	0.01% 24 Mar 2004	1,317,495
FEDERAL NATL MTG ASSN	4.75% 25 Oct 2004	123,630
FEDERAL HOME LN MTG CORP	5.5% 25 Apr 2005	166,932
FEDEX CORP	6.625% 12 Feb 2004	1,307,225
FIRST HORIZON MTG PASSTHRU TR	1.51875% 25 Dec 2032	1,266,252
FIRST UN CORP	7.05% 01 Aug 2005	5,392,590
FIRST UN CORP	7% 15 Mar 2006	2,197,652
FIRSTENEGY CORP	5.5% 15 Nov 2006	6,885,512
FLEET HOME EQUITY LN TR	1% 20 May 2031	2,385,686
FORD CR AUTO OWNER TR	2.68% 15 Feb 2006	5,302,500
FORD MTR CR CO	5.8% 12 Jan 2009	2,027,428
FORD MTR CR CO	7.375% 28 Oct 2009	2,197,087
FORD MTR CR CO	6.875% 01 Feb 2006	9,633,032
GRP / AG REAL ESTATE TR	5.97% 25 Nov 2032	2,074,117
GEMSTONE INV LTD	7.71% 31 Oct 2004	1,191,800
GENERAL ELEC CAP CORP MTN	1% 03 Feb 2006	5,403,622
GENERAL ELEC CAP CORP MTN	3.5% 01 May 2008	1,057,058
GENERAL MTRS ACCEP CORP	6.75% 15 Jan 2006	6,087,138
GENERAL MTRS ACCEP CORP	6.125% 15 Sep 2006	1,072,460
GEORGIA PAC CORP	8.875% 15 May 2031	325,215
GEORGIA PAC CORP	8.125% 15 May 2011	128,325
GILLETTE CO	3.75% 01 Dec 2004	2,561,142
GOLDMAN SACHS GROUP INC	7.625% 17 Aug 2005	2,179,882
GOLDMAN SACHS GROUP L P	7.25% 01 Oct 2005	5,443,396
GRANT PRIDECO INC	9% 15 Dec 2009	34,294
GREEN TREE FINL CORP	1.4625% 15 Jul 2030	804,706
GREEN TREE RECREATIONAL EQUIP	6.7% 15 Feb 2014	1,823,359
HCA HEALTHCARE CO	7.125% 01 Jun 2006	270,625
HCA INC	6.3% 01 Oct 2012	74,340
HMH PPTYS INC	7.875% 01 Aug 2008	290,160
HMH PPTYS INC	8.45% 01 Dec 2008	12,510
HARRAHS OPER INC	7.875% 15 Dec 2005	197,698
BRAZIL (FEDERATIVE REPUBLIC)	1% 15 Apr 2009	141,201
BRAZIL (FED REP)	8% 15 Apr 2014	265,492
BRAZIL (FEDERATIVE REPUBLIC)	8% 15 Apr 2014	1,442,104
BRAZIL(FED REP OF)	1% 15 Apr 2012	278,225

BRAZIL(FED REP OF)	2.0625% 15 Apr 2012	398,200
RUSSIAN FEDERATION	8.25% 31 Mar 2010	78,554
RUSSIAN FEDERATION	5% 31 Mar 2030	997,100
HELLER FINL INC	6% 19 Mar 2004	2,353,931
HILTON HOTELS CORP	7.625% 15 May 2008	255,013
HOME EQUITY MTG LN ASST BKD TR	5% 25 Apr 2004	22,175
HOUSEHOLD AUTOMOTIVE TR	2.84% 19 Mar 2007	7,065,625
HOUSEHOLD FIN CORP	7.65% 15 May 2007	998,174
HOUSEHOLD FIN CORP	7.875% 01 Mar 2007	3,164,142
HOUSEHOLD FIN CORP	6.5% 24 Jan 2006	1,901,852
HOUSEHOLD HOME EQUITY LN TR	1% 20 Dec 2031	2,450,893
IMC GLOBAL INC	10.875% 01 Jun 2008	9,855
IMC GLOBAL INC	11.25% 01 Jun 2011	135,915
IMC GLOBAL INC	10.875% 01 Aug 2013	88,100
IMC GLOBAL INC	11.25% 01 Jun 2011	55,250
ITT CORP NEV	6.75% 15 Nov 2005	23,100
IMPAC CMB TR	4.357% 25 Jul 2031	1,126,219
IMPAC CMB TR	0% 25 Aug 2032	400,835
IMPAC CMB TRUST	1.48875% 25 Jul 2032	1,566,228
IMPAC CMB TR	1% 25 Feb 2033	7,304,662
IMPAC CMB TR	1% 25 Jan 2006	20,000
IMPAC SECD ASSETS CORP	0% 25 Aug 2005	443,516
IRWIN HOME EQUITY LN TR	10% 25 Sep 2005	1,181,454
IRWIN WHOLE LN HOME EQUITY TR	1% 25 Oct 2027	668,294
JP MORGAN CHASE CO	4.5% 15 Nov 2010	3,639,835
KANSAS CITY SOUTHN RY CO	9.5% 01 Oct 2008	70,718
KELLOGG CO	6% 01 Apr 2006	3,610,903
KOREA DEV BK	7.125% 22 Apr 2004	7,364,529
KRAFT FOODS INC	4.625% 01 Nov 2006	3,646,309
KRAFT FOODS INC	1.62625% 26 Nov 2004	3,995,533
LAMAR MEDIA CORP	7.25% 01 Jan 2013	93,634
PERU (REP)	1% 07 Mar 2017	62,300
PERU (REP OF)	5% 07 Mar 2017	817,065
LEHMAN BROS HLDGS INC	8.25% 15 Jun 2007	3,204,418
LEHMAN BROS HLDG	7% 01 Feb 2008	1,821,124
LEHMAN BROS HLDGS INC	4% 22 Jan 2008	215,260
LIBERTY MEDIA CORP NEW	1% 17 Sep 2006	3,273,192
MGM GRAND INC	9.75% 01 Jun 2007	200,200
MGM MIRAGE FORMERLY GRAND INC	8.5% 15 Sep 2010	41,085
MMCA AUTO OWNER TR	2.55% 15 Feb 2007	4,337,768
MMCA AUTO OWNER TR	3.05% 16 Nov 2009	8,671,889
MANOR CARE INC	7.5% 15 Jun 2006	131,400
MANOR CARE INC	8% 01 Mar 2008	79,450
MEADWESTVACO CORP	2.75% 01 Dec 2005	2,284,309
MERRILL LYNCH MTG INVS INC	2.899% 25 Oct 2028	4,486,578
MERRILL LYNCH MTG INVS INC	2.883% 25 Jan 2029	3,612,847
MERRILL LYNCH MTG INVS INC	1.71875% 25 Nov 2009	2,132,445
MERRILL LYNCH MTG INVS INC	6.7% 25 Jul 2004	199,687
MESA 2002 1 GLOBAL ISSUANCE CO	5% 18 Aug 2004	155,548
MESA 2003 1 GLOBAL ISSUANCE CO	0.01% 18 Jun 2033	5,119,745
MESA 2003 1 GLOBAL ISSUANCE CO	1% 18 Dec 2005	603,051
MEXICO UNITED MEXICAN STS	11.5% 15 May 2026	2,658,113

MILLENIUM AMER INC	7% 15 Nov 2006	225,775
MIRAGE RESORTS INC	7.25% 15 Oct 2006	108,034
MITCHELL ENERGY + DEV CORP	6.75% 15 Feb 2004	371,868
MOHEGAN TRIBAL GAMING AUTH	8.125% 01 Jan 2006	43,100
MOHEGAN TRIBAL GAMING AUTH	8% 01 Apr 2012	64,725
MOHEGAN TRIBAL GAMING AUTH	6.375% 15 Jul 2009	156,634
MORGAN J P COML MTG FIN CORP	6.533% 15 Jan 2030	7,232,446
MORGAN JP COML MTG FIN CORP	1.6125% 15 Apr 2010	1,992,511
MORGAN STANLEY CAP I INC	7.63% 15 Dec 2006	8,666,967
MORGAN STANLEY CAP I INC	7.22% 15 Jul 2029	9,034,124
NATIONAL CITY CORP	3.2% 01 Apr 2008	3,448,898
NATIONAL RURAL UTILS COOP FIN	6.125% 15 May 2005	2,114,030
NATIONSBANK CORP	7.75% 15 Aug 2004	5,196,111
NEW YORK TEL CO	6% 15 Apr 2008	1,979,560
NEXTEL COMMUNICATIONS INC	7.375% 01 Aug 2015	74,900
NORAMPAC INC	6.75% 01 Jun 2013	139,095
NORTEK INC	8.875% 01 Aug 2008	289,120
OMI TR	6% 15 Aug 2010	1,383,526
OIL INS LTD	1% 15 Aug 2033	1,384,735
OMNICARE INC	8.125% 15 Mar 2011	175,600
OPTION ONE MTG SECS CORP	1% 26 Jan 2010	4,710,221
ORION PWR HLDGS INC	12% 01 May 2010	402,165
PDVSA FIN LTD	6.65% 15 Feb 2006	1,682,525
PANAMSAT CORP NEW	6.375% 15 Jan 2008	73,574
PANAMSAT CORP NEW	8.5% 01 Feb 2012	85,118
PANAMA REP	10.75% 15 May 2020	546,000
PANAMA REP	9.625% 08 Feb 2011	300,300
PANAMA (REPUBLIC OF)	9.375% 23 Jul 2012	330,600
PANHANDLE EASTN PIPE LINE CO	4.8% 15 Aug 2008	583,538
PARAGON HOTEL FIN CO LDC	2.6625% 15 Nov 2013	202,600
PARK PL ENTMT CORP	9.375% 15 Feb 2007	116,220
PARK PL ENTMT CORP	8.875% 15 Sep 2008	56,063
PARK PL ENTMT CORP	7% 15 Apr 2013	15,994
PARKER + PARSLEY PETE CO DEL	8.875% 15 Apr 2005	100,815
PARKER + PARSLEY PETE CO DE	8.25% 15 Aug 2007	56,563
PEABODY ENERGY CORP	6.875% 15 Mar 2013	243,026
PEMEX FIN LTD	9.14% 15 Aug 2004	643,198
PEMEX PROJ FDG MASTER TR MEDIU	2.77875% 07 Jan 2005	1,848,887
PENNZOIL CO	10.25% 01 Nov 2005	2,566,780
PERMANENT FING NO 1 PLC	4.2% 10 Jun 2005	8,694,338
PERU REP	9.125% 21 Feb 2012	78,050
PERU REP	9.875% 06 Feb 2015	128,150
PERU REP	8.75% 21 Nov 2033	170,000
PETROLEOS MEXICANOS	6.5% 01 Feb 2005	2,779,700
PHILIP MORRIS COS INC	7.125% 01 Oct 2004	2,213,141
PHILIP MORRIS COS INC	6.375% 01 Feb 2006	5,247,118
PHILIPPINES REP	9.875% 15 Jan 2019	371,070
PHILIPPINES REP	10.625% 16 Mar 2025	256,084
PIONEER NAT RES CO	7.5% 15 Apr 2012	155,278
PROGRESS ENERGY INC	6.75% 01 Mar 2006	3,988,030
PROGRESS ENERGY INC	6.05% 15 Apr 2007	3,461,410
PROVIDIAN MASTER TR	1.3325% 15 Apr 2009	9,972,410

RAYTHEON CO	1.64125% 10 Jun 2005	3,399,082
RESIDENTIAL ASSET MTG PRODS	1.43875% 25 Aug 2032	3,749,572
RESIDENTIAL ASSET MTG PRODS	1% 25 Aug 2032	2,302,544
RESIDENTIAL ASSET MTG PRODS	4.5% 25 Dec 2005	665,806
RESIDENTIAL FDG MTG SECS II IN	11% 25 Jul 2004	322,397
RESIDENTIAL FDG MTG SECS II IN	11% 25 Sep 2004	215,369
RESIDENTIAL FDG MTG SECS II IN	11% 25 Dec 2004	169,825
RESIDENTIAL FDG MTG SECS II	1.85% 25 Sep 2005	205,789
RESIDENTIAL FDG MTG SECS II IN	11% 25 Dec 2005	224,765
RESIDENTIAL ASSET SEC MTG PASS	2.0669% 25 Jun 2031	1,407,869
RESIDENTIAL ASSET SEC MTG PASS	1.48875% 25 Nov 2032	9,917,730
RESIDENTIAL ASSET SEC MTG PASS	4% 25 May 2005	583,358
RESIDENTIAL ASSET SEC MTG PASS	3.5% 25 Feb 2006	386,706
REYNOLDS R J TOB HLDGS INC	7.75% 15 May 2006	4,189,500
REYNOLDS R J TOB HLDGS INC	6.5% 01 Jun 2007	3,019,900
ROYAL KPN NV	8% 01 Oct 2010	3,887,071
SLM CORP MEDIUM TERM NTS BOOK	1% 13 Jan 2006	4,104,198
SP POWERASSESTS LTD GLOBAL	3.8% 22 Oct 2008	3,484,684
SPX CORP	7.5% 01 Jan 2013	95,700
SPX CORP	6.25% 15 Jun 2011	2,055
SAFEWAY INC	1.63125% 01 Nov 2005	1,280,035
SALOMON BROS MTG SECS VII INC	1% 25 Apr 2029	405,137
SANTA FE SNYDER CORP	8.05% 15 Jun 2004	1,023,889
SARA LEE CORP	1.95% 15 Jun 2006	3,362,335
SAXON ASSET SECS TR	5.25% 25 May 2005	188,437
SEARS CR ACCOUNT MASTER TR II	6.75% 16 Sep 2009	7,043,300
SHAW COMMUNICATIONS INC	8.25% 11 Apr 2010	9,060
SHAW COMMUNICATIONS INC	7.25% 06 Apr 2011	151,375
SHAW COMMUNICATIONS INC	7.2% 15 Dec 2011	112,450
SMITHFIELD FOODS INC	8% 15 Oct 2009	126,140
SONAT INC	6.75% 01 Oct 2007	920,000
SOUTHWEST AIRLINES CO	5.1% 01 May 2006	2,683,139
SPECIALTY UNDERWRITING + RES	0.65% 25 Jun 2034	92,195
SPRINT CAP CORP	6% 15 Jan 2007	4,777,647
SPRINT CAP CORP	7.9% 15 Mar 2005	2,124,543
STARWOOD HOTELS + RESORTS	7.375% 01 May 2007	226,800
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	192,996,632
STRATEGIC HOTEL CAP LLC FIFTEE	0.404645% 15 Mar 2009	66,164
STRATEGIC HOTEL CAP LLC	1.634286% 15 Mar 2009	349,592
TXU CORP	6.375% 15 Jun 2006	2,717,775
TARGET CORP	7.5% 15 Feb 2005	5,327,069
TARGET CRED DEF SWAP	0.15% 20 Jul 2004	3,590,000
TARGET CRED DEF SWAP	1% 20 Jul 2004	(3,590,000)
TEEKAY SHIPPING CORP	8.875% 15 Jul 2011	274,138
TELECOM ITALIA CAP	4% 15 Nov 2008	3,127,978
TORRENS TRUST	1.4225% 15 Jul 2031	1,637,578
TRICON GLOBAL RESTAURANTS INC	8.5% 15 Apr 2006	66,750
TURNER BROADCASTING SYS INC	7.4% 01 Feb 2004	1,507,467
TYCO INTL GROUP S A	7% 15 Jun 2028	1,144,330
TYCO INTL GROUP S A	6.875% 15 Jan 2029	1,451,370
TYCO INTL GROUP SA	5.875% 01 Nov 2004	2,395,400
TYCO INTL GROUP S A	6.75% 15 Feb 2011	87,200

TYCO INTL GROUP S A	5.8% 01 Aug 2006	1,855,000
TYCO INTL GROUP S A	6.375% 15 Oct 2011	777,450
UNILEVER CAPITAL CORP	6.875% 01 Nov 2005	5,635,524
UNION PAC RES GROUP INC	7% 15 Oct 2006	2,215,351
UNITED MEXICAN STS	8.375% 14 Jan 2011	1,149,450
U S BANCORP	3.125% 15 Mar 2008	6,676,392
UNITED STATES TREAS BDS	3.875% 15 Apr 2029	3,917,514
UNITED STATES TREAS BDS	3.375% 15 Apr 2032	5,597,317
UNITED STATES TREAS NTS	3.375% 15 Jan 2007	21,230,528
UNITED STATES TREAS NTS	3.625% 15 Jan 2008	56,209,391
UNITED STATES TREAS NTS	3% 15 Jul 2012	29,351,341
QWEST CORPORATION	5.625% 15 Nov 2008	1,377,250
VENTAS RLTY LTD PARTNERSHIP	8.75% 01 May 2009	132,249
VENTAS RLTY LTD PARTNERSHIP	9% 01 May 2012	44,955
VERIZON GLOBAL FDG CORP	6.75% 01 Dec 2005	2,166,103
VERIZON WIRELESS CAP LLC	1.24% 23 May 2005	1,937,672
VIACOM INC	5.625% 15 Aug 2012	3,518,553
VINTAGE PETE INC	8.25% 01 May 2012	389,130
VIRGINIA ELEC + PWR CO	4.75% 01 Mar 2013	2,345,135
VIVENDI UNIVERSAL SA	6.25% 15 Jul 2008	206,625
WFS FINL OWNER TR	1% 20 Dec 2005	316,533
WMX TECNOLOGIES INC	8% 30 Apr 2004	1,021,127
WMX TECHNOLOGIES INC	7% 15 Oct 2006	4,673,499
WASHINGTON MUT INC	4.375% 15 Jan 2008	3,201,793
WELLS FARGO + CO NEW	1% 12 Jun 2006	2,760,175
	1.235% 10 May 2004	5,004,175
WESTERN OIL SANDS INC	8.375% 01 May 2012	144,621
WESTLAKE CHEM CORP	8.75% 15 Jul 2011	32,850
WESTPORT RES CORP NEW	8.25% 01 Nov 2011	25,271
WESTPORT RES CORP NEW	8.25% 01 Nov 2011	35,160
WEYERHAEUSER CO	5.95% 01 Nov 2008	203,982
WEYERHAEUSER CO	6.125% 15 Mar 2007	3,479,131
WILLIAMS COS INC	9.25% 15 Mar 2004	1,958,400
WILLIAMS COS INC	8.625% 01 Jun 2010	707,285
WILLIS CORROON CORP	9% 01 Feb 2009	185,850
WORLD FINL NETWORK CR CARD MAS	1.5325% 15 May 2012	2,266,875
XTO ENERGY INC	7.5% 15 Apr 2012	134,619
BMW FINANCE NV	4.15% 07 Dec 2005	4,132,128
KOREA ASSET FUNDING	1% 10 Feb 2009	1,292,251
SWAPTION	SEP 100 PUT(SWAPTION CHASE187)	(235,906)
U S TREAS NOTES 10YR FUTURES		(399,518)
EURO CURRENCY		(3,959)
POUND STERLING		815,277
SWEDISH KRONA		(3,173)
US DOLLAR		500,000
US DOLLAR		220,000
US DOLLAR		1,339,906
AES CORP	10% 12 Dec 2005	355,211
TIME WARNER INC	6.875% 01 May 2012	1,911,333
AOL TIME WARNER INC	7.7% 01 May 2032	4,561,227
AT+T WIRELESS	8.125% 01 May 2012	487,341
ABITIBI CONSOLIDATED INC	8.5% 01 Aug 2029	163,605

ABITIBI CONSOLIDATED INC	8.55% 01 Aug 2010	170,748
ACE SEC CORP HOME RQUITY LN TR	1% 25 Apr 2031	1,218,911
ALLIED WASTE NORTH AMER INC	8.875% 01 Apr 2008	561,503
ALLIED WASTE NORTH AMER INC	8.5% 01 Dec 2008	55,500
FNMA TBA JAN 15 SINGLE FAM	5% 01 Dec 2099	12,850,032
FNMA TBA JAN 15 SINGLE FAM	6% 01 Dec 2099	52,332,625
FNMA TBA JAN 30 SINGLE FAM	7% 01 Dec 2099	40,232,500
GNMA I TBA JAN 30 SINGLE FAM	5% 15 Dec 2099	113,938,922
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	68,754,656
ALTRIA GROUP INC	7% 04 Nov 2013	1,302,631
CRED DEF SWAP	5.25% 01 May 2007	2,956,121
CRED DEF	1% 01 May 2007	(3,010,000)
AMERICAN EXPRESS CR ACCOUNT	5.95% 15 Dec 2006	1,052,790
FHLMC TBA JAN 15 GOLD SINGLE	5.5% 01 Dec 2099	14,090,876
FHLMC TBA JAN 30 GOLD SINGLE	7.5% 01 Dec 2099	20,437,000
AMERISOURCEBERGEN CORP	8.125% 01 Sep 2008	343,713
ANADARKO FIN CO	6.75% 01 May 2011	1,656,296
ANDERSON EXPL LTD	6.75% 15 Mar 2011	827,328
APACHE CORP	6.25% 15 Apr 2012	1,092,190
ASSET SECURITIZATION CORP	6.92% 14 Feb 2029	5,370,514
ASSET BACKED FDG CORP	1.40875% 25 Dec 2032	3,408,396
BANK OF AMERICA	7.125% 15 Sep 2006	681,572
BANK OF AMERICA	6.25% 15 Apr 2012	1,555,031
BANK ONE CORP	4.125% 01 Sep 2007	3,466,562
COCA COLA COMPANY (THE)	5.75% 30 Apr 2009	1,226,595
BAYVIEW FINL MTG LN TR	1.56875% 28 Aug 2034	7,651,498
BAYVIEW FINL ASSET TR	1.46875% 25 Feb 2032	4,312,402
BAYVIEW FINL ASSET TR	1.365% 25 Apr 2032	11,664,415
BAYVIEW FINL ASSET TR	1% 25 Jan 2033	7,035,530
BEAR STEARNS COML MTG SECS INC	1.77% 03 Dec 2013	4,856,500
BOEING CAP CORP	7.1% 27 Sep 2005	810,128
BRAZIL FEDERATIVE REP	14.5% 15 Oct 2009	105,400
BRAZIL FERERATIVE REP	11% 17 Aug 2040	1,730,925
BRAZIL FEDERATIVE REP	12% 15 Apr 2010	2,504,700
BRISTOL MYERS SQUIBB CO	5.75% 01 Oct 2011	2,367,876
BRITISH TELECOMMUNICATIONS PLC	8.125% 15 Dec 2010	833,897
BULGARIA REP	8.25% 15 Jan 2015	3,914,978
CDC MTG CAP TR	1.42875% 25 Jan 2033	4,819,919
CIT GROUP INC NEW	5.75% 25 Sep 2007	2,051,221
CSC HLDGS INC	7.875% 15 Dec 2007	10,425
CSC HLDGS INC	7.875% 15 Feb 2018	270,655
CSC HLDGS INC	7.625% 15 Jul 2018	56,925
CSC HLDGS INC	7.625% 01 Apr 2011	63,440
CRVD FIN LTD	1% 15 Oct 2007	1,325,815
CWABS INC	1.33875% 25 May 2029	79,793
CWABS INC	1% 25 Oct 2031	1,415,232
CWABS INC	0.045% 25 Jan 2032	1,270,574
CWABS INC	1.47% 15 Nov 2028	5,236,750
CALIFORNIA INFR + ECONOMIC DEV	6.48% 26 Dec 2009	866,183
CALPINE CORP	8.25% 15 Aug 2005	478,750
CALPINE CORP	8.5% 15 Feb 2011	526,500
CALPINE CORP	8.75% 15 Jul 2013	1,687,800

CANANDAIGUA BRANDS INC	8.5% 01 Mar 2009	449,378
CAPITAL AUTO RECEIVABLES ASSET	1% 15 Jun 2005	9,180,000
CASCADES INC	7.25% 15 Feb 2013	453,650
CENTEX HOME EQUITY LN TR	1% 25 Dec 2032	6,047,607
CHESAPEAKE ENERGY CORP	8.125% 01 Apr 2011	109,395
CHESAPEAKE ENERGY CORP	9% 15 Aug 2012	23,000
CHEVRONTEXACO CAP CO	3.5% 17 Sep 2007	834,879
CHILE REP	6.875% 28 Apr 2009	169,495
CINCINNATI BELL INC NEW	7.25% 15 Jul 2013	672,000
CITIGROUP INC	7.25% 01 Oct 2010	1,158,073
CITIGROUP INC	6% 21 Feb 2012	1,517,762
CITIGROUP INC	5% 06 Mar 2007	2,675,270
CITIGROUP INC	3.5% 01 Feb 2008	983,362
CITIBANK CR CARD ISSUANCE TR	1% 09 Feb 2009	1,747,813
COASTAL CORP	7.5% 15 Aug 2006	582,000
COLOMBIA REP	11.75% 25 Feb 2020	1,925,600
COLOMBIA REP	10.5% 09 Jul 2010	576,300
COLUMBIA HCA HEALTHCARE CORP	6.91% 15 Jun 2005	157,125
COLUMBIA/HCA HEALTHCARE CORP	7.25% 20 May 2008	817,638
COMCAST CABLE COMMUNICATIONS	6.75% 30 Jan 2011	479,569
COMCAST CORP	6.5% 15 Jan 2015	1,117,388
COMED TRANSITIONAL FDG TR	5.44% 25 Mar 2007	548,893
COMMONWEALTH EDISON CO	6.15% 15 Mar 2012	2,642,363
CONOCO INC	6.95% 15 Apr 2029	2,387,397
CONOCOPHILLIPS	4.75% 15 Oct 2012	1,133,234
CONOCOPHILLIPS	5.9% 15 Oct 2032	9,883
CONOCO FDG CO	6.35% 15 Oct 2011	2,151,667
CONOCO FDG CO	7.25% 15 Oct 2031	702,632
CONSECO FIN SECURITIZATIONS	7.73% 01 May 2032	2,140,408
CONSECO FIN SECURITIZATIONS CO	7.47% 01 Feb 2032	1,702,935
CONSECO FIN SECURITIZATIONS	7.27% 01 Sep 2032	3,073,303
CONSECO FIN SECURITIZATIONS	6.99% 01 Jul 2032	3,340,042
CONSECO FIN SECURITIZATIONS CO	2.5% 01 Jan 2032	1,912,388
CONSTELLATION BRANDS INC	8% 15 Feb 2008	120,990
CONTINENTAL AIRLS	6.703% 15 Dec 2022	647,560
COX COMMUNICATIONS INC	7.125% 01 Oct 2012	242,597
COX COMMUNICATIONS INC NEW	4.625% 01 Jun 2013	553,672
COX COMMUNICATIONS INC NEW	5.5% 01 Oct 2015	148,586
CREDIT SUISSE FIRST BOSTON USA	4.625% 15 Jan 2008	2,026,251
D R HORTON INC	5.875% 01 Jul 2013	14,280
DAIMLERCHRYSLER NORTH AMER	4.05% 04 Jun 2008	1,483,513
DAIMLER CHRYSLER AUTO TR	7.63% 08 Jun 2005	384,568
DAIMLERCHRYSLER MASTER OWNER T	1% 16 May 2005	2,550,798
DEERE JOHN CAP CORP	6% 15 Feb 2009	626,641
DELTA AIR LINES INC DEL TRS	7.111% 18 Sep 2011	2,055,000
DELTA AIR LINES INC DEL PASS T	6.718% 02 Jan 2023	1,971,188
DELTA AIR LINES INC DEL	6.417% 02 Jul 2012	3,045,000
DEUTSCHE MTG + ASSET REC CORP	6.538% 15 Jun 2031	3,723,610
DEUTSCHE TELEKOM INTL FIN B V	5.25% 22 Jul 2013	1,883,115
DEVON ENERGY CORP	7.95% 15 Apr 2032	1,750,224
DEVON FING CORP U L C	6.875% 30 Sep 2011	348,442
DOMINION RES INC DEL	5.7% 17 Sep 2012	1,789,734

DOMINION RES INC VA NEW	4.125% 15 Feb 2008	768,248
DOW CHEM CO	7.375% 01 Nov 2029	457,071
DUKE ENERGY CO	5.625% 30 Nov 2012	522,614
DYNEGY HLDGS INC	8.75% 15 Feb 2012	2,615,475
EMAC OWNER TRUST	6.42% 15 Jan 2025	390,957
EASTMAN KODAK CO	7.25% 15 Nov 2013	393,009
ECHOSTAR DBS CORP	9.125% 15 Jan 2009	333,015
ECHOSTAR DBS CORP	1% 01 Oct 2008	219,704
EIRCOM FDG	8.25% 15 Aug 2013	431,925
EL PASO CORP	0.01% 28 Feb 2021	174,800
EL PASO ENERGY	7.8% 01 Aug 2031	1,889,550
EL PASO ENERGY CORP MTN	7.75% 15 Jan 2032	701,100
EL PASO NAT GAS CO	8.375% 15 Jun 2032	1,511,450
EL PASO ENERGY CORP DEL	6.75% 15 May 2009	282,000
EMBARCADERO AIRCRAFT SEC TR	1% 15 Aug 2025	1,890,182
EMERSON ELEC CO	7.875% 01 Jun 2005	330,487
FFCA SECD LENDING CORP	6.37% 18 Oct 2008	2,224,652
FFCA SECD LENDING CORP	1.7244% 18 Nov 2011	174,874
FFCA SECD LENDING CORP	1% 18 Sep 2027	943,196
FMC CORP	10.25% 01 Nov 2009	224,640
FED HM LN PC POOL C00860	7% 01 Sep 2029	72,012
FEDERAL HOME LN MTG DISC NTS	1.05% 11 Mar 2004	9,185,389
FEDERAL HOME LN BKS	4.5% 16 Sep 2013	1,231,655
FEDERAL HOME LN MTG CORP	6.75% 15 Sep 2029	1,151
FEDERAL HOME LN MTG CORP	4.875% 15 Mar 2007	5,220,817
FEDERAL NATL MTG ASSN DISC NTS	5.36% 26 Feb 1996	8,846,710
FEDERAL NATL MTG ASSN DISC NTS	0.01% 24 Mar 2004	6,028,539
FEDERAL NATL MTG ASSN	6.21% 06 Aug 2038	184,132
FEDERAL NATL MTG ASSN	6.125% 15 Mar 2012	11,470,853
FNMA POOL 313046	9% 01 Aug 2026	111,066
FNMA POOL 535460	8% 01 Sep 2015	159,165
FNMA POOL 542564	8% 01 Aug 2015	59,375
FNMA POOL 555350	5.5% 01 Mar 2018	5,184,903
FNMA POOL 631364	5.5% 01 Feb 2017	107,548
FINANCING CORP PRINC FICO STRP	0% 05 Apr 2019	152,666
FINANCING CORP PRINC FICO STRP	0% 26 Sep 2019	2,118,856
FIRSTENERGY CORP	6.45% 15 Nov 2011	684,866
FIRST ENERGY CORP	7.375% 15 Nov 2031	3,986,025
FLEET HOME EQUITY LN TR	1.33% 20 May 2031	2,823,061
FORD MTR CR CO	5.75% 23 Feb 2004	246,314
FORD MTR CR CO	7.375% 28 Oct 2009	219,709
FORD MTR CR CO	7.875% 15 Jun 2010	235,442
FORD MTR CR CO	6.875% 01 Feb 2006	1,389,894
FORD MTR CR CO	7.375% 01 Feb 2011	1,145,045
FORD MTR CR CO	7.25% 25 Oct 2011	7,007,246
FORD MTR CR CO	1.97% 17 Aug 2004	2,500,000
FRESENIUS MED CARE CAP TR II	GTD TR PFD SECS 7.875	203,300
FRESENIUS MED CARE CAP TR IV	7.875% 15 Jun 2011	529,200
GMAC COML MTG SEC INC	6.869% 15 Jul 2029	105,069
GMAC COML MTG SEC INC	6.7% 15 May 2030	145,439
GNMA II POOL 003474	6% 20 Nov 2033	633,329
GNMA POOL 486470	6.5% 15 Aug 2028	95,782

GNMA POOL 486516	6.5% 15 Sep 2028	147,899
GNMA POOL 488303	7.5% 15 Dec 2028	20,412
GNMA POOL 780851	7.5% 15 Dec 2027	111,932
GNMA POOL 781001	7.5% 15 Mar 2029	165,129
GENERAL ELEC CO	5% 01 Feb 2013	1,066,949
GENERAL ELEC CAP CORP	8.75% 21 May 2007	700,325
GENERAL ELEC CAP CORP	8.625% 15 Jun 2008	655,912
GENERAL ELEC CAP CORP	7.875% 01 Dec 2006	217,506
GENERAL ELEC CAP CORP MTN	6.8% 01 Nov 2005	2,491,432
GENERAL ELEC CAP CORP MTN	6% 15 Jun 2012	947,652
GENERAL ELEC CAP CORP MTN	5.45% 15 Jan 2013	2,013,821
GENERAL MTRS ACCEP CORP	7.25% 02 Mar 2011	1,773,801
GENERAL MTRS NOVA SCOTIA FIN	6.85% 15 Oct 2008	4,185,953
GEORGIA PAC CORP	9.5% 01 Dec 2011	187,000
GEORGIA PAC CORP	7.7% 15 Jun 2015	114,400
GEORGIA PAC CORP	7.75% 15 Nov 2029	77,385
GEORGIA PAC CORP	8.875% 15 May 2031	31,755
GEORGIA PAC CORP	8.125% 15 May 2011	17,400
GEORGIA PAC CORP	8.875% 01 Feb 2010	177,100
GOLDMAN SACHS GROUP INC	6.875% 15 Jan 2011	799,528
GOVERNMENT NATL MTG ASSN	1% 20 Aug 2031	702,761
HCA HEALTHCARE CO	7.125% 01 Jun 2006	552,075
HMH PPTYS INC	7.875% 01 Aug 2008	411,840
HMH PPTYS INC	8.45% 01 Dec 2008	123,015
HSBC CAP FDG DLR 2 L P	1% 22 Jul 2049	849,375
HARRAHS OPER INC	7.875% 15 Dec 2005	386,705
BRAZIL (FEDERATIVE REPUBLIC)	1% 15 Apr 2009	546,386
BRAZIL (FED REP)	1% 15 Apr 2014	482,713
BRAZIL (FEDERATIVE REPUBLIC)	8% 15 Apr 2014	2,051,529
BRAZIL(FED REP OF)	1% 15 Apr 2012	1,436,000
BRAZIL(FED REP OF)	1% 15 Apr 2012	1,502,300
RUSSIAN FEDERATION	8.25% 31 Mar 2010	291,772
RUSSIAN FEDERATION	5% 31 Mar 2030	3,911,700
HILTON HOTELS CORP	7.625% 15 May 2008	665,250
HOLMES FING NO 4 PLC	1% 15 Jul 2004	5,265,750
HOUSEHOLD FIN CORP	7.2% 15 Jul 2006	902,318
HOUSEHOLD FIN CORP	8% 15 Jul 2010	1,596,266
HOUSEHOLD FIN CORP	6.75% 15 May 2011	1,621,793
HOUSEHOLD FIN CORP	7% 15 May 2012	1,386,658
HOUSEHOLD FIN CORP	6.375% 27 Nov 2012	385,559
HOUSEHOLD HOME EQUITY LN TR	1% 22 Dec 2031	2,472,796
HOUSEHOLD HOME EQUITY LN TR	1.69875% 20 Oct 2032	1,004,990
JOHNSON + JOHNSON	8.25% 09 Nov 2004	1,241,858
HYDRO QUEBEC	7.5% 01 Apr 2016	2,388,032
HYDRO QUEBEC	6.3% 11 May 2011	2,490,872
IMC GLOBAL INC	10.875% 01 Jun 2008	94,170
IMC GLOBAL INC	11.25% 01 Jun 2011	428,740
ITT CORP NEV	6.75% 15 Nov 2005	536,550
IRS USD	5.4765% 08 Dec 2033	(10,637,025)
IRS 3ML USD	1.18% 08 Dec 2033	10,499,055
IRS 3ML USD	1.18% 08 Dec 2013	15,101,208
IMPAC CMB TR	1.39875% 25 Jul 2031	1,355,217

IMPAC CMB TR	1.78% 25 Mar 2033	7,245,554
IMPAC CMB TR	1.44875% 25 Jan 2033	8,576,614
IMPAC CMB TRUST	1% 25 Dec 2033	9,437,876
IRS USD	4.78714% 08 Dec 2013	(15,294,035)
INTERNATIONAL PAPER CO	5.5% 15 Jan 2014	420,983
IRWIN WHOLE LN HOME EQUITY TR	1% 25 Oct 2027	5,352,254
GERMANY (FEDERAL REPUBLIC OF)	5.5% 04 Jan 2031	7,739,255
JP MORGAN CHASE + CO	6.625% 15 Mar 2012	2,723,883
J P MORGAN CHASE + CO	5.75% 02 Jan 2013	744,484
KANSAS CITY SOUTHN RY CO	9.5% 01 Oct 2008	717,278
KELLOGG CO	6.6% 01 Apr 2011	3,261,431
KOREA DEV BK	4.25% 13 Nov 2007	264,501
KRAFT FOODS INC	2.08% 26 Feb 2004	2,510,000
LAMAR MEDIA CORP	7.25% 01 Jan 2013	230,318
LB UBS COML MTG TR	0.98462% 15 Mar 2036	673,356
PERU (REP)	4% 07 Mar 2017	142,400
PERU (REP OF)	5% 07 Mar 2017	2,372,965
LEHMAN BROS HLDGS INC	6.625% 01 Apr 2004	1,459,381
LEHMAN BROS HLDGS INC	8.25% 15 Jun 2007	304,069
LEHMAN BROS HLDG	7% 01 Feb 2008	455,281
LEHMAN BROS HLDGS INC	4% 22 Jan 2008	256,262
LEHMAN BROS COMML MTG TR	1.35% 19 Nov 2012	1,466,924
LEHMAN BROTHERS	1.36% 16 Aug 2013	6,815,353
LIBERTY MEDIA CORP	8.25% 01 Feb 2030	11,990
LIBERTY MEDIA CORP	3.75% 15 Feb 2030	45,763
LIBERTY MEDIA CORP NEW	5.7% 15 May 2013	275,351
LIBERTY MEDIA CORP NEW	1% 17 Sep 2006	4,540,726
LOCKHEED MARTIN CORP	7.65% 01 May 2016	759,325
LOEWS CORP	7% 15 Oct 2023	760,873
MGM MIRAGE	8.375% 01 Feb 2011	553,700
GERMANY FED REP	3.75% 04 Jan 2009	25,335,570
MANDALAY RESORT GROUP	9.5% 01 Aug 2008	289,063
MANOR CARE INC	7.5% 15 Jun 2006	813,585
MEADWESTVACO CORP	6.85% 01 Apr 2012	1,285,666
MERRILL LYNCH MTG INVS INC	6.31% 15 Nov 2026	792,800
MERRILL LYNCH + CO INC	3.7% 21 Apr 2008	3,526,893
MERRILL LYNCH + CO INC	3.375% 14 Sep 2007	372,360
MESA 2002 1 GLOABL ISSUANCE CO	1% 18 Feb 2033	1,526,858
MEXICO UNITED MEXICAN STS	11.5% 15 May 2026	8,739,000
SPINTAB AB	5.75% 15 Jun 2005	3,594,916
MILLENIUM AMER INC	7% 15 Nov 2006	174,463
MILLENNIUM AMER INC	9.25% 15 Jun 2008	97,875
MIRAGE RESORTS INC	7.25% 15 Oct 2006	109,125
MOHEGAN TRIBAL GAMING AUTH	8.125% 01 Jan 2006	161,625
MOHEGAN TRIBAL GAMING	8.375% 01 Jul 2011	479,600
MORGAN STANLEY DEAN WITTER	7.75% 15 Jun 2005	1,082,925
NABISCO INC	7.55% 15 Jun 2015	3,834,392
NEWS AMER HLDGS INC	7.75% 20 Jan 2024	1,957,948
NEWS AMER INC	6.75% 09 Jan 2038	2,880,905
NEXTEL COMMUNICATIONS INC	7.375% 01 Aug 2015	331,700
NORFOLK SOUTHN CORP	8.375% 15 May 2005	141,062
NORTHROP GRUMMAN CORP	7.125% 15 Feb 2011	693,202

OMNICARE INC	8.125% 15 Mar 2011	355,590
ONCOR ELEC DELIVERY CO	6.375% 15 Jan 2015	478,500
ORION PWR HLDGS INC	12% 01 May 2010	776,385
PDVSA FIN LTD	9.95% 15 Feb 2020	601,400
PANAMSAT CORP NEW	6.375% 15 Jan 2008	61,139
PANAMSAT CORP NEW	8.5% 01 Feb 2012	262,991
PANAMA REP	10.75% 15 May 2020	1,419,600
PANAMA REP	9.625% 08 Feb 2011	735,735
PANAMA (REPUBLIC OF)	9.375% 23 Jul 2012	798,000
PARK PL ENTMT CORP	9.375% 15 Feb 2007	210,090
PARK PL ENTMT CORP	7% 15 Apr 2013	171,666
PARKER + PARSLEY PETE CO DEL	8.875% 15 Apr 2005	99,743
PARKER + PARSLEY PETE CO DE	8.25% 15 Aug 2007	271,500
PEABODY ENERGY CORP	6.875% 15 Mar 2013	557,156
PECO ENERGY TRANSITION TR	1% 01 Mar 2006	34,997
PEGASUS AVIATION LEASE SECS II	8.37% 25 Mar 2030	896,372
PEMEX FIN LTD	9.03% 15 Feb 2011	574,747
PEPSICO INC	4.5% 15 Sep 2004	3,166,381
PERU REP	9.125% 21 Feb 2012	211,850
PERU REP	9.875% 06 Feb 2015	256,300
PERU REP	8.75% 21 Nov 2033	490,000
PETRONAS CAP LTD	7.875% 22 May 2022	1,390,682
PETROZUATA FIN INC	8.22% 01 Apr 2017	1,131,600
PHILLIP MORRIS CO INC	7.75% 15 Jan 2027	3,409,373
PHILLIPS PETE CO	7% 30 Mar 2029	543,608
PHILLIPS PETE CO	8.5% 25 May 2005	420,291
PIONEER NAT RES CO	9.625% 01 Apr 2010	5,090
KOREA DEPOSIT INS	2.5% 11 Dec 2005	1,741,268
GERMANY (FED REP)	5% 04 Jan 2012	14,495,089
QUEBEC PROV CDA	6.125% 22 Jan 2011	2,214,645
QUEBEC PROV CDA MTN	7.22% 22 Jul 2036	376,930
RAYTHEON CO	6.75% 15 Aug 2007	773,229
RESIDENTIAL ASSET SEC MTG PASS	2.0669% 25 Jun 2031	2,055,489
RESIDENTIAL REINS 2002 LTD	6.32563% 01 Jun 2005	706,279
RESOLUTION FDG CORP	8.125% 15 Oct 2019	587,120
REYNOLDS R J TOB HLDGS INC	7.75% 15 May 2006	1,942,500
REYNOLDS R J TOB HLDGS INC	7.875% 15 May 2009	1,021,650
SPX CORP	7.5% 01 Jan 2013	235,988
SARA LEE CORP	6.25% 15 Sep 2011	1,382,371
SCHULER HOMES	9.375% 15 Jul 2009	270,000
SER 2000 2G MEDALLION TR	1% 18 Dec 2031	969,318
SHAW COMMUNICATIONS INC	8.25% 11 Apr 2010	9,060
SHAW COMMUNICATIONS INC	7.25% 06 Apr 2011	281,125
SHAW COMMUNICATIONS INC	7.2% 15 Dec 2011	242,200
SMITHFIELD FOODS INC	8% 15 Oct 2009	249,100
SMITHFIELD FOODS INC	7.75% 15 May 2013	283,195
SONAT INC	7.625% 15 Jul 2011	2,401,200
SOUTHERN NAT GAS CO	8% 01 Mar 2032	398,525
SPRINT CAP CORP	7.625% 30 Jan 2011	44,803
SPRINT CAP CORP	6% 15 Jan 2007	509,616
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	185,949,561
STRUCTURED ASSET SECS CORP	1% 01 Jan 2032	1,360,120

STRUCTURED ASSET SECS CORP	1% 25 Aug 2032	5,403,312
STUDENT LN MARKETING ASSN GBAL	5.25% 15 Mar 2006	1,065,694
SUMITOMO MITSUI BK CORP	8% 15 Jun 2012	2,013,752
SYSTEMS 2001 A T LLC	6.664% 15 Sep 2013	2,961,251
TCI COMMUNICATIONS INC	7.875% 15 Feb 2026	1,496,939
TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	137,572
TARGET CORP	5.875% 01 Mar 2012	2,343,344
TARGET CRED DEF SWAP	0.15% 20 Jul 2004	3,650,000
TARGET CRED DEF SWAP	1% 20 Jul 2004	(3,650,000)
TEEKAY SHIPPING CORP	8.875% 15 Jul 2011	551,688
TELE COMMUNICATIONS INC	9.8% 01 Feb 2012	1,218,771
TELE COMMUNICATIONS INC	7.25% 01 Aug 2005	428,874
TELECOM ITALIA CAP	5.25% 15 Nov 2013	1,009,575
TENET HEALTHCARE CORP	6.375% 01 Dec 2011	991,670
TENET HEALTHCARE CORP	7.375% 01 Feb 2013	3,662,750
TENNESSEE VALLEY AUTH	7.125% 01 May 2030	2,374,768
TIME WARNER ENTMT CO L P	8.375% 15 Jul 2033	63,224
TORRENS TRUST	1% 15 Jul 2031	289,725
TOYOTA AUTO RECEIVABLES OWNER	6.8% 15 Apr 2007	595,543
TRICON GLOBAL RESTAURANTS INC	8.5% 15 Apr 2006	101,238
TXU ENERGY CO LLC	7% 15 Mar 2013	532,886
TYCO INTL GROUP	6.375% 15 Jun 2005	216,275
TYCO INTL GROUP S A	7% 15 Jun 2028	1,605,900
TYCO INTL GROUP S A	6.125% 15 Jan 2009	181,050
TYCO INTL GROUP S A	100% 15 Jan 2029	3,555,200
TYCO INTL GROUP SA	5.875% 01 Nov 2004	134,225
TYCO INTL GROUP S A	6.125% 01 Nov 2008	256,800
TYCO INTL GROUP S A	6.75% 15 Feb 2011	119,900
TYCO INTL GROUP S A	6.375% 15 Oct 2011	6,326,100
US AWYS PASS THRU TRS	8.36% 20 Jan 2019	854,307
UNILEVER CAPITAL	7.125% 01 Nov 2010	664,134
UNITED MEXICAN STS	8.375% 14 Jan 2011	5,853,900
UNITED STATES TRES BD STRP PRN	0% 15 Nov 2021	8,105,084
UNITED STATES TREAS BD	0.01% 15 Nov 2027	86,373
UNITED STATES TREAS BD	0% 15 Aug 2028	676,857
UNITED STATES TREAS BDS	9.875% 15 Nov 2015	298,375
UNITED STATES TREAS BDS	3.625% 15 Apr 2028	23,415,563
UNITED STATES TREAS BDS	3.875% 15 Apr 2029	41,235,842
UNITED STATES TREAS BDS	0.7% 09 Jan 2004	37,568,147
UNITED STATES TREAS BDS	3.375% 15 Apr 2032	3,165,379
UNITED STATES TREAS NTS	1.625% 30 Apr 2005	70,208
UNITED STATES TREAS NTS	1.875% 15 Jul 2013	3,667,946
UNITED STATES TREAS NTS	4.25% 15 Aug 2013	505,789
UNITED STATES TREAS NTS	3.125% 15 Oct 2008	1,257,638
UNITED STATES TREAS NTS	3.375% 15 Nov 2008	11,248,932
UNITED STATES TREAS NTS	4.25% 15 Nov 2013	26,938,939
UNITED STATES TREAS NTS	1.875% 30 Nov 2005	731,369
UNITED STATES TRES SC STRP INT	0% 15 Feb 2010	1,194,188
VENTAS RLTY LTD PARTNERSHIP	8.75% 01 May 2009	324,860
VENTAS RLTY LTD PARTNERSHIP	9% 01 May 2012	66,600
VERIZON GLOBAL FDG CORP	4.375% 01 Jun 2013	261,078
VIACOM INC	7.625% 15 Jan 2016	272,191

VIACOM INC	7.875% 30 Jul 2030	768,293
VIACOM INC	6.4% 30 Jan 2006	542,189
VINTAGE PETE INC	8.25% 01 May 2012	701,960
VIVENDI UNIVERSAL SA	6.25% 15 Jul 2008	424,125
VODAFONE AIRTOUCH PLC	7.625% 15 Feb 2005	426,272
VODAFONE AIRTOUCH PLC	7.875% 15 Feb 2030	2,337,243
WAMU MTG PASS THROUGH CTFS	5.75% 25 Jan 2033	1,586,923
WFS FINL OWNER TR	1% 20 Dec 2005	379,840
WASTE MGMT INC DEL	7.375% 01 Aug 2010	1,783,692
WASTE MGMT INC DEL	6.375% 15 Nov 2012	4,066,510
WELLS FARGO + CO NEW	5% 15 Nov 2014	1,872,461
WELLS FARGO FINL INC	5.875% 15 Aug 2008	1,027,151
WESTERN OIL SANDS INC	8.375% 01 May 2012	275,578
WESTPORT RES CORP NEW	8.25% 01 Nov 2011	138,443
WESTPORT RES CORP NEW	8.25% 01 Nov 2011	75,814
WEYERHAEUSER CO	6.75% 15 Mar 2012	1,470,954
WILLIAMS COS INC	7.625% 15 Jul 2019	876,375
WILLIAMS COS INC	7.75% 15 Jun 2031	1,611,225
WILLIAMS COS INC	8.75% 15 Mar 2032	2,306,250
WILLIAMS COS INC	8.625% 01 Jun 2010	778,239
XL CAP FIN EUROPE PLC	6.5% 15 Jan 2012	364,991
XTO ENERGY INC	7.5% 15 Apr 2012	257,925
XTO ENERGY INC	6.25% 15 Apr 2013	747,109
CMBS ERISA INDEX	AUG 549 PUT	(71,000)
CMBS INDEX OPTION	AUG 423 CALL	319,289
SWAPTION	SEP 100 PUT(SWAPTION CHASE187)	(79,296)
U S TREAS NOTES 10YR FUTURES	MAR 114 CALL	(339,844)
U S TREAS NOTES 10YR FUTURES	MAR 116 CALL	(54,922)
U S TREAS BONDS	MAR 102 PUT	(78,625)
U S TREAS NOTES 10YR FUTURES		(2,207,368)
U S TREAS BONDS FUTURES	MAR 112 CALL	(170,625)
U S TREAS BOND FTRS	MAR 105 PUT	(164,313)
U S TREAS BONDS FUTURES	MAR 104 PUT	(86,625)
U S TREAS BONDS	MAR 106 PUT	(135,938)
CANADIAN DOLLAR		140
EURO CURRENCY		228,651
POUND STERLING		856,099
NEW ZEALAND DOLLAR		42
SWEDISH KRONA		662

US DOLLAR	(355,490)
US DOLLAR	1,502,979
US DOLLAR	300,000